Exhibit 2.1

Execution Version

PURCHASE AGREEMENT AND PLAN OF MERGER

by and among

DESKTOP METAL, INC.,

a Delaware corporation,

EnvisionTEC Merger Sub, Inc.,

a Delaware corporation,

EnvisionTEC US LLC,

a Delaware limited liability company,

ENVISIONTEC, INC.,

a Michigan corporation,

GULF FILTRATION SYSTEMS INC.,

a Michigan corporation,

3DBOTICS, INC.,

a Michigan corporation,

and

ALI EL-SIBLANI

Dated as of January 15, 2021

Article III Representations and Warranties WITH RESPECT TO THE Seller		39
3.1	Organization and Standing	39
3.2	Authority; Non-Contravention	39
3.3	Title to Shares	39
3.4	Litigation	40
3.5	Brokers and Transaction Fees	40
3.6	Investment Representations	40
3.7	No Other Representations or Warranties	40

Article IV Representations and Warranties of Acquirer		41
4.1	Organization and Standing	41
4.2	Authority; Non-contravention	41
4.3	Issuance of Shares; Capitalization	42
4.4	Sufficient Funds	43
4.5	Brokers and Transaction Fees	43
4.6	SEC Reports; Financial Statements	43
4.7	No Other Representations or Warranties	44

Article V Conduct Prior to the Closing		44
5.1	Conduct of the Business of the Acquired Companies Prior to the Closing	44
5.2	Restrictions on Conduct of the Business of the Acquired Companies	44
5.3	Notices of Certain Events	48
5.4	Restrictions on Acquired Company Shares	49

Article VI Additional Agreements		49
6.1	Pre-Closing No Solicitation	49
6.2	[Reserved]	50
6.3	[Reserved]	50
6.4	Confidentiality; Public Disclosure	50
6.5	Reasonable Best Efforts; Regulatory Approvals	51
6.6	Third-Party Consents; Notices	54
6.7	Appointment to Board of Directors	54
6.8	Access to Information	54
6.9	[Reserved]	55
6.10	Employees	55
6.11	[Termination of Certain Employee Benefit Plans	57
6.12	Labor Consultation	57
6.13	Tax Matters	57
6.14	Directors' and Officer's Indemnification	62
6.15	Book-Entry; Legends	63
6.16	R&W Insurance Policy	63
6.17	Required Financial Statements	64

Article VII Conditions to the Transactions		65
7.1	Conditions to Obligations of Each Party to Effect the Transactions	65
7.2	Additional Conditions to Obligations of the Seller	66
7.3	Additional Conditions to the Obligations of Acquirer	67

Article VIII Termination		68
8.1	Termination	68
8.2	Effect of Termination	70

Article IX Escrow FundS; Indemnification		70
9.1	Escrow Funds	70
9.2	Indemnification	71
9.3	Damages Threshold; Other Limitations	72
9.4	Period for Claims	73
9.5	Claims	74
9.6	[Reserved]	74
9.7	Third-Party Claims	74
9.8	Treatment of Indemnification Payments	74

Article X General Provisions		75
10.1	Survival of Representations, Warranties and Covenants	75
10.2	Notices	75
10.3	Interpretation	77
10.4	Amendment	78
10.5	Extension; Waiver	79
10.6	Counterparts	79
10.7	Entire Agreement; Parties in Interest	79
10.8	Assignment	80
10.9	Severability	80
10.10	Remedies Cumulative; Specific Performance	80
10.11	Waiver and Release of Claims	81
10.12	Governing Law; Jurisdiction	82
10.13	Rules of Construction	83
10.14	WAIVER OF JURY TRIAL	83
10.15	Provision Respecting Legal Representation	83

Exhibit A Definitions

Exhibit B Form of Employment Agreement

Exhibit C Form of Joinder to Registration Rights Agreement

Exhibit D Form of Escrow Agreement

Exhibit E German Transfer Deed

Exhibit F Methodologies

Exhibit G Inventions Agreements

EXHIBIT H Vesting Schedule

Annex A-1 Acquirer Knowledge Parties

Purchase Agreement and Plan of Merger

This Purchase Agreement and Plan of Merger (this “Agreement”) is made and entered into as of January 14, 2021 (the “Agreement Date”), by and among Desktop Metal, Inc., a Delaware corporation (“Acquirer”), EnvisionTEC Merger Sub, Inc., a Delaware corporation (“Merger Sub I”), EnvisionTEC US LLC, a Delaware limited liability company (“Merger Sub II”), Envisiontec, Inc., a Michigan corporation (“envisionTEC”), Gulf Filtration Systems, Inc., a Michigan corporation (“Gulf”), 3dbotics, Inc., a Michigan corporation (“3dbotics”, and together with envisionTEC, Gulf and Envisiontec GmbH, a limited liability company organized under the laws of Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Gelsenkirchen under HRB 7173 (“envisionTEC Germany”), the “Acquired Companies” and each an “Acquired Company”), and Ali El-Siblani (the “Seller” and, together with the Acquirer, sometimes referred to herein individually as a “Party” and collectively as the “Parties”). Certain other capitalized terms used herein are defined in Exhibit A. For the avoidance of doubt, envisionTEC Germany is not a party to this Agreement and, in particular, shall not give any undertakings or assume any obligations or liabilities. Therefore, wherever in this Agreement the Acquired Companies give an own undertaking or assume a liability or similar, the definition of “Acquired Companies” shall be construed as excluding envisionTEC Germany; in every other respect, in particular, without limitation, where warranties and representations are given regarding the Acquired Companies such definition shall be construed as including envisionTEC Germany.

Recitals

A.	Upon consummation of the German Minority Interest Repurchase, the Seller will hold the legal and beneficial title to all of the issued and outstanding shares of capital stock of the Acquired Companies.

B.	Subject to the terms and conditions set forth in this Agreement, Acquirer desires to purchase from the Seller, and the Seller desires to sell to Acquirer, all of the shares of capital stock in Gulf, 3dbotics, and envisionTEC Germany, free from any Encumbrances (the “Share Purchase”).

C.	Subject to the terms and conditions set forth in this Agreement, immediately following the Share Purchase and substantially simultaneously with the Share Purchase, the Parties desire to merge Merger Sub I with and into envisionTEC, with envisionTEC as the surviving company (the “First Merger”).

D.	Subject to the terms and conditions set forth in this Agreement, immediately following the First Merger, the Parties desire to merge envisionTEC with and into Merger Sub II with Merger Sub II as the surviving company (the “Second Merger”, and together with the First Merger, the “Mergers”).

E.	For U.S. federal income Tax purposes, Acquirer, Merger Sub I, Merger Sub II, and envisionTEC intend that the Mergers, taken together, will be treated as a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder, and this Agreement is intended to be, and is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code (the “Intended Tax Treatment”).

F.	The Acquired Companies, the Seller and Acquirer desire to make certain representations, warranties, covenants and other agreements in connection with the Share Purchase and the Mergers as set forth herein.

G.	The board of directors of envisionTEC has carefully considered the terms of this Agreement and unanimously determined that this Agreement (as it relates to envisionTEC) and the transactions relating to envisionTEC contemplated by this Agreement (including, but not limited to, the Mergers) are in the best interests of, and are advisable to, envisionTEC.

H.	The Seller, the Acquired Companies and Acquirer have obtained the requisite corporate and other approvals to enter into this Agreement.

I.	The Acquired Companies are a party to this Agreement for the purpose of making the representations and warranties, and agreeing to the covenants, undertakings, agreements and other obligations, of the Acquired Companies set out herein.

Now, Therefore, in consideration of the representations, warranties, covenants, undertakings, agreements and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Purchase AND Sale AND MERGERs

1.1            Agreement to Sell and Purchase. On the terms, and subject to the conditions of, this Agreement, (a) the Seller shall sell and transfer to Acquirer at the Closing all of the all of the issued and outstanding shares of capital stock in Gulf and 3dbotics, and (b) the Seller sells and shall transfer to Acquirer at Closing all of the envisionTEC Germany Shares (except for the German Minority Interest, which will be sold and transferred to envisionTEC Germany before Closing in accordance with Section 7.3(g)) and Acquirer agrees to purchase from the Seller at the Closing, all of the issued and outstanding shares of capital stock in Gulf and 3dbotics free and clear of all Encumbrances.

1.2            Mergers. On the terms, and subject to the conditions of, this Agreement, at the Closing, (a) Merger Sub I shall be merged with and into envisionTEC, whereupon the separate existence of Merger Sub I shall cease and envisionTEC shall continue as the surviving corporation; and (b) envisionTEC shall be merged with and into Merger Sub II, whereupon the separate existence of envisionTEC shall cease and Merger Sub II shall continue as the surviving limited liability company. Merger Sub II, as the surviving limited liability company in the Mergers, is hereinafter sometimes referred to as “Surviving Company”.

1.3            Withholding. Acquirer and any Affiliate of Acquirer (each, a “Payor”) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to, or on behalf of, the Seller or any other Person such amounts as the Payor determines are required to be deducted or withheld therefrom, or in connection therewith under the Code or any provision of state, local or foreign Tax law or under any other Applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

1.4            Closing. Upon the terms and subject to the conditions set forth herein, the closing of the transactions contemplated by this Agreement (including, but not limited to, the Share Purchase and the Mergers) and the documents referenced herein (collectively, the “Transactions”), including the completion of the Share Purchase and the Mergers (the “Closing”) shall take place (i) remotely by the electronic exchange of documents and signatures (or their electronic counterparts), and closing deliverables (provided, however, that the German Transfer Deed (as defined below) shall be executed by or on behalf of the Acquirer and the Seller before a German notary public in accordance with Section 1.9(a)(iii) below) on the fifth (5th) Business Day following the day on which the last to be satisfied or waived of each of the conditions set forth in Article VII shall have been satisfied or waived in accordance with this Agreement (other than those conditions that by their terms are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or (ii) in such other manner or on such other date as Seller and Acquirer shall otherwise agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.

1.5            Effect of Merger. At the Closing, the effect of the Mergers shall be as provided in this Agreement and the applicable provisions of the Act. Without limiting the generality of the foregoing, and subject thereto, from and after the Closing, all of the assets, property, rights, privileges, powers and franchises of envisionTEC shall vest in Surviving Company, and all debts, liabilities and duties of envisionTEC shall become the debts, liabilities and duties of Surviving Company.

1.6            Certificate of Formation. The certificate of formation of Merger Sub II in effect at the Closing shall be the certificate of formation of Surviving Company until amended in accordance with applicable Law.

1.7            Organizational Documents. The limited liability company agreement of Merger Sub II, in effect at the Closing, shall be the limited liability company agreement of Surviving Company until amended in accordance with applicable Law.

1.8            Managers and Officers. Subject to Section 1.2, from and after the Closing, until successors are duly elected or appointed in accordance with applicable Law, the members of the board of directors and officers of envisionTEC at the Closing shall be the members of the board of managers and officers of Surviving Company.

1.9          Payment of Consideration.

(a)           Cash Payments and Acquirer Stock Issuance.

(i)            At the Closing, Acquirer shall pay to Seller by wire transfer of immediately available funds an amount in cash (rounded down to the nearest cent), without interest, equal to the Closing Cash Consideration less the sum of (A) the Adjustment Escrow Amount withheld pursuant to Section 1.9(b)(i), (B) the Retention Escrow Amount withheld pursuant to Section 1.9(b)(ii), (C) the Specified Matters Indemnity Escrow Amount withheld pursuant to Section 1.9(b)(iii), and less the Seller Transaction Expenses paid by Acquirer pursuant to Section 1.9(d), in each case, calculated as set forth in the Spreadsheet, to the bank accounts designated by the Seller in the Spreadsheet at least two (2) Business Days prior to the Closing (the “Seller Bank Accounts”); provided, however, that Seller shall have the right, exercisable by delivering written notice to the Acquirer at least two (2) Business Days prior to the Closing, to direct that a portion of the Closing Cash Consideration otherwise payable to Seller pursuant to this Section 1.9(a)(i) be paid to such individuals and in such amounts as specified in the Spreadsheet by wire transfer of immediately available funds to the bank accounts of such individuals set forth in such notice (the “Designee Bank Accounts”). Receipt of such sum in the Seller Bank Accounts (or the Designee Bank Accounts to the extent so directed by Seller in such notice) shall be a good and valid discharge by Acquirer of its obligation to make such payment. The amount of Closing Cash Consideration (i) designated as Closing Share Purchase Cash Consideration in the Spreadsheet shall be deemed to be paid in respect of the Share Purchase and (ii) designated as Closing Merger Cash Consideration in the Spreadsheet shall be deemed to be paid in respect of the Mergers, which designations shall be in such amounts as required so that the total Closing Consideration allocated to each of the Share Purchase and the Mergers reflects a ratio mutually agreed by the parties prior to the Closing.

(ii)            At the Closing, and in respect of the First Merger, Acquirer will cause to be issued to the Seller the Closing Stock Consideration calculated as set forth in the Spreadsheet; provided, however, that Seller shall have the right, exercisable by delivering written notice to the Acquirer at least two (2) Business Days prior to the Closing to direct that a portion of the Closing Stock Consideration otherwise payable to Seller pursuant to this Section 1.9(a)(ii) be paid (and issued) in accordance with 2020 Incentive Award Plan (as amended from time to time) to such individuals and in such share amounts as specified in the notice. Such portion of Closing Stock Consideration delivered to such individuals shall be free from restrictions (other than transfer restrictions imposed by applicable securities laws) and the restrictions set forth in the vesting schedule attached hereto as Exhibit H.

(iii)            At the Closing, the Seller shall deliver to Acquirer (A) stock transfer forms duly executed by the Seller transferring the Acquired US Company Shares (other than the shares of envisionTEC) held by the Seller to, and into the name of, Acquirer, together with share certificates in respect of the Acquired US Company Shares, and (B) a deed of transfer duly notarized (beurkundet) before a German notary public reasonably acceptable to the Acquirer and executed by or on behalf of the Seller and the Acquirer substantially in the form attached hereto as Exhibit E (the “German Transfer Deed”) transferring in rem (dinglich übertragen) the envisionTEC Germany Shares (except for the German Minority Interest, which will have already been transferred to envisionTEC Germany before Closing in accordance with Section 7.3(g)) to, and into the name of, Acquirer, and including an irrevocable power of attorney, executed by the Seller in favor of Acquirer, in respect of the rights attaching to the envisionTEC Germany Shares (except for the German Minority Interest) which power of attorney shall be effective for the period of time between the fulfilment and/or waiver of the Condition Precedent (as defined in Exhibit E) and the time at which the new shareholder list of envisionTec Germany has been published by the competent commercial register (Handelsregister), and (C) a written confirmation (PDF via e-mail is sufficient) signed by the Seller substantially in the form attached hereto as Annex 1.2 to Exhibit E, that all conditions for the Share Transfer (as defined in Exhibit E) under this Agreement have been satisfied. Notwithstanding anything in this Agreement to the contrary, it is acknowledged and agreed that Acquirer shall be responsible for the costs of preparing, notarizing and otherwise completing the German Transfer Deed.

(b)            Escrow Funds. At the Closing, Acquirer shall deposit with the Escrow Agent the (i) Adjustment Escrow Amount, (ii)  Retention Escrow Amount and (iii) the Specified Matters Indemnity Escrow Amount.

(c)            [Reserved].

(d)            Seller Transaction Expenses. At the Closing, Acquirer shall cause to be paid to the parties indicated on the Spreadsheet all Seller Transaction Expenses that are indicated as outstanding on the Spreadsheet.

1.10          Closing Consideration Adjustment.

(a)            Estimated Closing Consideration. The Seller has prepared and delivered to the Acquirer (at least three (3) Business Days prior to the Closing Date) an estimated balance sheet for the Acquired Companies as of the Closing Date, along with the Spreadsheet containing, among other things, Seller’s good faith estimate of the Closing Consideration and the components thereof (the “Estimated Closing Consideration”). The Spreadsheet shall be accompanied by invoices from each Person to whom any Seller Transaction Expenses are owed, indicating the total amount of such Seller Transaction Expenses. During the period between the date of delivery of the Spreadsheet to Acquirer and the Closing Date, Seller shall promptly provide to Acquirer such other supporting documentation, information and calculations as are reasonably necessary for Acquirer to review the information and calculations set forth in the Spreadsheet.

(b)           Post-Closing Adjustment.

(i)            Within ninety (90) days after the Closing Date, Acquirer shall prepare and deliver to the Seller a statement (the “Closing Statement”) setting forth its good faith calculation of the Closing Consideration and the components thereof (including, for the avoidance of doubt, the respective amounts of the Closing Share Purchase Cash Consideration and Closing Merger Cash Consideration), which statement shall include a balance sheet of the Acquired Companies as of the Closing Date (without giving effect to the transactions contemplated herein) (the “Closing Balance Sheet”), and a calculation of the amount difference (which may be positive or negative) between the Estimated Closing Consideration and the Final Closing Consideration (the “Post-Closing Adjustment”). The Closing Statement and Closing Balance Sheet shall be prepared in accordance with (x) the principles, policies and procedures used in preparing the Estimated Closing Statement or otherwise as set forth on Exhibit F and (y) to the extent not set forth on Exhibit F, in accordance with GAAP (applied consistently with the Acquired Companies’ past practices). To the extent there are receivables aged greater than one hundred fifty (150) days as of the Closing that are excluded from the Closing Working Capital (each an “Aged Receivable”), and any such Aged Receivables are collected during the ninety (90)-day period following the Closing Date, Closing Working Capital shall be increased by the amount of such Aged Receivables collected during such period. To the extent any Aged Receivables are collected by Acquirer or any of its Subsidiaries (including any of the Acquired Companies or any of their respective Subsidiaries) following such ninety (90)-day period and prior to the first (1st) anniversary of the Closing Date, the amounts so collected shall be promptly (and in no event later than five (5) Business Days following receipt) paid by Acquirer to Seller. Further, to the extent either or both of the PPP Loans have not been forgiven in full as of the Closing Date, the outstanding principal amount of any outstanding PPP Loan shall be included as a current liability in the Closing Working Capital. If one or both of the PPP Loans is forgiven (in whole or in part) during the ninety (90)-day period following the Closing Date, the principal amount of the PPP Loan(s) so forgiven shall be not be considered a current liability for purposes of the Closing Working Capital, with the effect that the Closing Working Capital shall be increased by the amount so forgiven; provided, that, the portion of any PPP Loan considered forgiven shall be net of any Tax costs (including in respect of disallowed deductions under Revenue Ruling 2020-27 or any other similar Applicable Law) resulting from the forgiveness. If any portion of one or both of the PPP Loans is forgiven following such ninety (90)-day period and prior to the second (2nd) anniversary of the Closing Date, Acquirer shall promptly (and in no event later than five (5) Business Days after the date of such forgiveness) pay to Seller the amount so forgiven: provided, that, the portion of any PPP Loan considered forgiven shall be net of any Tax costs (including in respect of disallowed deductions under Revenue Ruling 2020-27 or any other similar Applicable Law) resulting from the forgiveness. From and after the Closing, Acquirer shall, and shall cause its Subsidiaries (including the Acquired Companies and their respective Subsidiaries) to (A) comply with the terms of the PPP Loans and all Applicable Laws relating thereto, and (B) use all commercially reasonable efforts, in coordination with Seller, to collect all outstanding Aged Receivables and to procure the forgiveness of the PPP Loans in accordance with Applicable Law. The parties agree that the purpose of preparing the Closing Statement and determining Closing Working Capital and the related Closing Cash Consideration adjustment contemplated by this Section 1.10 is to measure changes in Closing Working Capital against the Target Net Working Capital, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Statement. The assets or liabilities of the Acquired Companies and their respective Subsidiaries in the Closing Statement, and the components of the Closing Consideration in the Closing Statement, shall, in each case, be calculated as of immediately prior to the Closing.

(ii)           After receipt of the Closing Statement, the Seller shall have thirty (30) days (the “Review Period”) to review the Closing Statement. During the Review Period, the Seller and its Representatives shall have commercially reasonable access to the personnel familiar with the preparation of the Closing Statement and the books and records of the Acquired Companies and work papers prepared by Acquirer and/or its Representatives to the extent such books, records and work papers relate to the Closing Statement, and to such other historical financial information (to the extent in Acquirer’s or an Acquired Company’s possession) relating to the Closing Statement as Seller may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections (defined below); provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Acquirer or the Acquired Companies. On, or prior to, the last day of the Review Period, the Seller may object to the Closing Statement by delivering to Acquirer a written statement setting forth the Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If the Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement and the Post-Closing Adjustment reflected in the Closing Statement shall be deemed to have been accepted by the Seller. If the Seller delivers the Statement of Objections before the expiration of the Review Period, Acquirer and the Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Statement with such changes as may be agreed in writing by Acquirer and the Seller, shall be final and binding on the parties hereto. If the Seller and Acquirer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then within ten (10) days thereafter, the Seller and Acquirer shall submit to a nationally recognized independent accounting firm mutually agreed to by Seller and Acquirer (the “Valuation Firm”) who, acting as experts and not arbitrators, shall resolve any amounts in the Statement of Objections remaining in dispute (“Disputed Amounts”).

(iii)          In connection with the resolution of the dispute: (i) the Seller and Acquirer shall furnish or cause to be furnished to the Valuation Firm the Closing Statement and supporting calculations and any Statement of Objections, and such other information and documents as each such party deems relevant, with copies of such submission and all such documents and information being promptly given to the other party; (ii) the Valuation Firm shall be permitted to submit written questions of either party and ask for additional information from either party relating to the dispute, and any responses by either party shall be provided in writing to the Valuation Firm, with copies of such responses being promptly given to the other party; (iii) no ex parte communications with the Valuation Firm shall be initiated by either party; (iv) the Valuation Firm shall consider only those matters set forth in the Closing Statement upon which Seller and Acquirer have disagreed and shall be required to resolve the matters in accordance with the terms and provisions of this Agreement; (v) the determination for each Disputed Amount by the Valuation Firm shall be equal to one of the values, or within the range between the values, to each such item in the Closing Statement and the Statement of Objections, respectively; and (vi) the Valuation Firm shall make its determination as of the Closing based on the materials it receives in accordance with this Agreement and not pursuant to any independent review (provided that, the foregoing shall not preclude the Valuation Firm from independent research as to the terms of this Agreement). The Valuation Firm may conduct a conference concerning the objections of, and disagreements between, the Seller and Acquirer, at which conference each party shall have the right to (i) present its documents, materials and other evidence (previously provided to the Valuation Firm and the other party), and (ii) have present its advisors, accountants, counsel and other representatives.

(iv)          The parties shall request that the determination by the Valuation Firm be delivered in a detailed written report to the parties within sixty (60) days of the engagement of the Valuation Firm, which report shall set forth the resolution of the Disputed Amounts and shall contain a final Closing Statement. Such report shall be final and binding upon the parties. The fees and expenses of the Valuation Firm incurred in connection with the resolution of the Disputed Amounts by the Valuation Firm shall be borne by the Seller (on behalf of the Seller), on the one hand, and by Acquirer, on the other hand, based upon the percentage of the aggregate disputed amounts that is resolved in favor of Acquirer and the Seller, respectively, as determined by the Valuation Firm. Acquirer and Seller shall reasonably cooperate with the Valuation Firm with the intent to fairly and in good faith resolve all disputes relating to the Closing Statement as promptly as reasonably practicable.

(v)           Within five (5) business days after the Closing Consideration, including each of the components thereof, is finally determined in accordance with this Section 1.10(b) (the “Final Closing Consideration”):

(1)            if the Post-Closing Adjustment is a positive number, then (A) Acquirer shall pay to the Seller an amount equal to the Post-Closing Adjustment in cash, and (B) Acquirer and the Seller shall deliver joint written instructions to the Escrow Agent to pay to the Seller the full amount of the Adjustment Escrow Funds (including interest thereon), and the Escrow Agent shall distribute such amount as an adjustment to the Closing Cash Consideration to the Seller; and

(2)            if the Post-Closing Adjustment is a negative number, Acquirer and the Seller shall (A) deliver joint written instructions to the Escrow Agent to pay to Acquirer an amount equal to the lesser of (I) the absolute value of the Post-Closing Adjustment (the “Acquirer Adjustment Amount”), and (II) the amount of the Adjustment Escrow Funds (including interest thereon); and (B) if the Acquirer Adjustment Amount is less than the Adjustment Escrow Funds (including interest thereon), Acquirer and Seller shall deliver joint written instructions to the Escrow Agent to, after payment to Acquirer of the Acquirer Adjustment Amount, pay to Seller any remaining Adjustment Escrow Funds (including interest thereon).

(3)            Any payments made pursuant to this Section 1.10 shall be made by wire transfer of immediately available funds to the account(s) designated by Acquirer or Seller, as applicable, net of any applicable withholding Tax.

(4)            Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, payment to Acquirer or Seller of any amounts contemplated by Section 1.10(b)(v) shall be the sole and exclusive remedy of Acquirer, Seller or the Acquired Companies and their Subsidiaries and their respective Affiliates, officers, directors, employees, agents and representatives (or any of them) (each an “Acquirer Related Party”), pursuant to this Agreement or otherwise, relating to or arising out of any Post-Closing Adjustment that is a negative number or positive number, including the calculation of Closing Working Capital or Closing Cash Consideration (or any components thereof), any inaccuracies in the Spreadsheet or the Acquired Companies Closing Financial Certificate , or any amount of Cash Shortfall that is not deducted from the Closing Cash Consideration.

(c)            Adjustments for Tax Purposes. Any payments made pursuant to this Section 1.10 shall be treated as an adjustment to the Closing Cash Consideration for Tax purposes, unless otherwise required by Law.

1.11            Transfer Taxes.

(a)            All transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including all applicable real estate transfer Taxes and any penalties and interest but excluding VAT) incurred or chargeable in connection with this Agreement (“Transfer Taxes”) shall be paid by Acquirer when due, and Acquirer shall timely file, or caused to be timely filed, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

(b)            The parties assume that the transactions contemplated pursuant to Section 0 are either not subject to VAT or are exempt from VAT. In relation to such transactions, Seller shall not waive any applicable exemption from VAT. If and to the extent that, contrary to the assumption of the parties, VAT is or becomes chargeable on any such transaction, the parties agree that any VAT shall be borne by the Seller, and that the Closing Consideration and any other consideration payable under this Agreement are gross amounts and include any amount in respect of VAT.

1.12            Officers and Directors of the Acquired Companies. The Seller and the Acquired Companies shall take all actions necessary so that a resignation letter reasonably satisfactory to Acquirer shall be executed by each director and the secretary of the Acquired Companies and, if requested by Acquirer at least two (2) Business Days prior to the Closing Date, by each specified director, officer or secretary of a Subsidiary of the Acquired Companies.

1.13            Taking of Necessary Action; Further Action. Prior to the Closing, subject to the terms and conditions of this Agreement, the parties hereto, as applicable, shall sign and deliver any documents and instruments and take any further action that is necessary or desirable to effect the Closing, and to carry out the purposes of this Agreement and to vest Acquirer with full right, title and interest in and to the Acquired Company Shares free from any Encumbrances (other than Encumbrances arising out of applicable securities Laws).

1.14            Rights Not Transferable. The rights of the Seller under this Agreement are personal to the Seller and shall not be transferable for any reason, except as contemplated by Sections 1.9(a)(i) and 1.9(a)(ii) above. Any attempted transfer of such right by any holder thereof (other than as permitted by the immediately preceding sentence) shall be null and void.

Article II
REPRESENTATIONS AND Warranties WITH RESPECT TO THE ACQUIRED COMPANIES

Subject to matters disclosed in the disclosure schedule delivered by the Seller to Acquirer concurrently with the execution of this Agreement (the “Seller Disclosure Schedule”), the Acquired Companies represent and warrant to Acquirer as of the Agreement Date and as of the Closing Date as follows:

2.1            Organization, Standing, Power and Subsidiaries.

(a)            The Acquired Companies and each of their Subsidiaries is validly incorporated, validly existing and duly registered under the laws of its jurisdiction of incorporation, including, without limitation, envisionTEC Germany being duly registered in the commercial register (Handelsregister) as set out in the definition of envisionTEC Germany below. Each of the Acquired Companies and their respective Subsidiaries has full power to conduct the Business conducted by it and is duly licensed or qualified to do business in each jurisdiction in which their business is carried on as of the Agreement Date, except where the failure to be so duly licensed or qualified or licensed, individually or in the aggregate, does not have, and would not reasonably be expected to have, an Acquired Companies Material Adverse Effect. There are no currently effective powers of attorney executed by or on behalf of the Acquired Companies or their Subsidiaries (except, in the case of a Subsidiary, in favor of the Acquired Companies or another Subsidiary).

(b)            Schedule 2.1(b) of the Seller Disclosure Schedule sets forth a true, correct, and complete list of each Subsidiary of the Acquired Companies, any other entity in which the Acquired Companies or their Subsidiaries hold Equity Interests, a description of such Equity Interests and each such entity’s jurisdiction of organization (together with the Acquired Companies, the “Acquired Companies Group Entities”). Each Acquired Company is the legal and beneficial owner of all the issued and outstanding shares and other Equity Interests of each Subsidiary of such Acquired Company, free and clear of all Encumbrances, and all such Equity Interests are duly authorized, validly issued, fully paid or properly credited as fully paid and are not subject to any additional contributions or payments, pre-emptive rights or rights of first refusal created by statute, the certificate of incorporation and bylaws or other equivalent organizational or governing documents, as applicable, of such Subsidiary or pursuant to any Contract to which such Subsidiary is a party or by which it is bound.

(c)            envisionTEC Germany is the legal and beneficial owner of the German Treasury Shares, which are free and clear of all Encumbrances, duly authorized, validly issued, fully paid and are not subject to any additional contributions or payments, pre-emptive rights or rights of first refusal created by statute, the certificate of incorporation and bylaws or other equivalent organizational or governing documents, as applicable, of envisionTEC Germany or pursuant to any Contract to which envisionTEC Germany is a party or by which it is bound.

(d)            Since January 1, 2018, none of the Acquired Companies, nor any of their respective Subsidiaries or respective shareholders, has ever approved or commenced any proceeding or made any election contemplating the dissolution or liquidation of any Acquired Company or Subsidiary thereof or the winding-up or cessation of the business or affairs of any Acquired Company or Subsidiary thereof.

(e)            The Acquired Companies have not conducted any material business under, or otherwise used for any material purpose or in any jurisdiction, any name other than its corporate name as set forth in this Agreement, it being understood that envisionTEC conducts business in Canada under the names Envisiontec Inc. and Enterprise Envisiontec.

2.2            Capital Structure.

(a)            The Acquired Company Shares with respect to each Acquired Company that are set forth on Schedule 2.2(a)(i) of the Seller Disclosure Schedule constitute all of the issued and outstanding shares of capital stock of such Acquired Company. None of the Acquired Companies is party to any commitment or Contracts to issue any other Acquired Company Shares. None of the Acquired Companies, nor any of their respective Subsidiaries, holds any treasury shares, except for the German Treasury Shares. The German Treasury Shares, with the serial numbers (laufende Nummern) and nominal amounts as specified below, are (or will be upon consummation of the German Minority Interest Repurchase) held by envisionTEC Germany and constitute (or will constitute as of such consummation) all of the treasury shares held by envisionTEC Germany. Upon consummation of the German Minority Interest Repurchase, the Seller will own, beneficially and of record, all of the Acquired Company Shares. All Acquired Company Shares are duly authorized, validly issued and fully paid. All Acquired Company Shares (i) were issued in compliance with Applicable Law and were not issued in violation of any preemptive or similar rights, and (ii) were issued in compliance with the Organizational Documents and any applicable Contracts to which any of the Acquired Companies or any of their respective Subsidiaries is a party, and as of the Closing will be free and clear of any Encumbrances or “put” or “call” rights created by applicable Law or any applicable Contracts to which any of the Acquired Companies or any of their Subsidiaries is a party. There are no issued, reserved for issuance, promised and ungranted or outstanding options, warrants, stock appreciation rights, restricted share units, phantom stock, equity-based compensation, calls, subscriptions or other rights to acquire from any of the Acquired Companies or any of their respective Subsidiaries or other obligations of any of the Acquired Companies or any of their respective Subsidiaries to issue any Equity Interests to any Person.

(b)            Except in connection with the German Minority Interest Repurchase or otherwise in connection with the repurchase, redemption or reacquisition of German Treasury Shares, since September 30, 2020, none of the Acquired Companies has repurchased, redeemed or otherwise reacquired any Equity Interests.

(c)            Without limiting the generality of the other representations and warranties and undertakings contained in this Agreement, the additional representations and warranties contained in this paragraph apply to envisionTEC Germany, it being understood and agreed among the parties hereto that, notwithstanding anything to the contrary in this Section 2.2(c), the German Minority Interest Repurchase shall be consummated after the Agreement Date and at or prior to Closing in accordance with Section 7.3(f): all capital increases and capital reductions by envisionTEC Germany were carried out in accordance with the applicable provisions of German law and envisionTEC Germany’s articles of association. Where applicable, the legal requirements regarding “economic re-establishment” (wirtschaftliche Neugründung) have been complied with by envisionTEC Germany. The German Treasury Shares are not subject to any rights or claims of any Person other than envisionTEC Germany; in particular, they are not subject to claims based on violations of Section 33 of the German Limited Liability Companies Act (GmbHG). All facts that can be entered in, and all documents that can be submitted to, the commercial register (Handelsregister) of envisionTEC Germany have been filed or submitted in a complete, accurate and timely manner and, where applicable, duly registered. There are no resolutions or other facts which must be or could be registered in the commercial register. Except in connection with the German Minority Interest Repurchase or the German Minority Interest, (i) envisionTEC Germany has not entered into any agreements regarding silent partnerships (stille Beteiligungen), domination or profit and loss transfer agreements (Ergebnisabführungsverträge), other affiliation agreements (Unternehmensverträge) within the meaning of Section 291 et seq. of the German Stock Corporation Act (AktG) or comparable agreements such as management of operations agreements (Betriebsführungsverträge); (ii) envisionTEC Germany is under no obligation to enter into any such agreements; and (iii) there are no sub-participations or profit-participating loans or other rights relating to profits or any trust agreements or voting rights commitments with respect to envisionTEC Germany or the envisionTEC Germany Shares.

2.3            Authority; Non-Contravention.

(a)            Each of the Acquired Companies has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents, and to complete the Transactions. The execution and delivery by each of the Acquired Companies of this Agreement and the Transaction Documents to which it is a party, and the completion of the Transactions, have been duly authorized by all necessary corporate actions. Each Transaction Document has been (or will be at Closing) duly executed and delivered by each of the Acquired Companies that is contemplated to be a party thereto and, assuming the due execution and delivery of such Transaction Document by the other parties thereto, constitutes (or will constitute when executed and delivered) a valid and binding obligation of such Acquired Companies enforceable against it in accordance with its terms subject to (i) the effect, if any, of applicable bankruptcy, insolvency, reorganization, moratoruim and other similar Laws relating to or affecting the rights of creditors generally, and (ii) general equitable principles (the “Enforceability Exceptions”). The Board of envisionTEC (the “Board”), by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the members of such Board, a copy of which has been provided to Acquirer, has approved this Agreement (as it relates to the Mergers) and the Mergers and determined that this Agreement (as it relates to the Mergers) and the Mergers, upon the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of envisionTEC. The shareholders of envisionTEC Germany has duly approved the sale and transfer of the envisionTEC Germany Shares in accordance with this Agreement by shareholders’ resolution of Seller, a copy of which has been provided to Acquirer,.

(b)            The execution and delivery by each Acquired Company of this Agreement, and the Transaction Documents to which it is or is contemplated to be a party, do not, and the completion of the Transactions will not: (i) result in the creation of any Encumbrance on any of the assets of any of the Acquired Companies or any of their respective Subsidiaries or any of the Acquired Company Shares; (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Organizational Documents of any of the Acquired Companies or any of their respective Subsidiaries, in each case as amended to date, or any resolution adopted by the Seller or the Board of the relevant Acquired Company (except for any consents, waivers or approvals that have been obtained and delivered to Acquirer on or prior to the date hereof), or (B) assuming the receipt of the Third-Party Consents set forth on Schedule 3.2(c)(ii) of the Seller Disclosure Schedule, any Contract to which any of the Acquired Companies or any of their respective Subsidiaries is a party; or (iii) assuming the making of the Required Seller Regulatory Filings (as defined below) and the receipt of all Required Seller Regulatory Approvals, contravene, conflict with or result in a violation of, or give any Governmental Entity the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, Applicable Law or any Order to which any of the Acquired Companies or any of their respective Subsidiaries or any of the assets owned or used by the Acquired Companies or any of their Subsidiaries, is subject, except in the case of clauses (ii)(B) or (iii), for any such contravention, conflict, violation, default, right of challenge, termination, cancellation or acceleration of any obligation or loss of any benefit under, or remedy or relief that, individually or in the aggregate, does not have, and would not reasonably be expected to have, an Acquired Companies Material Adverse Effect.

(c)            No consent, clearance, approval, Order or authorization of (each a “Regulatory Approval”) or registration, declaration or filing with, or notice to (each a “Regulatory Filing”), any Governmental Entity, and no consent, clearance, approval, or authorization of (each a “Third-Party Consent”), or notice to (each a “Third-Party Notice”), any other Person, is required to be obtained or made by any of the Acquired Companies or any of their respective Subsidiaries in connection with the execution and delivery by it of this Agreement or any Transaction Document or the completion by it of the Transactions (including, any filings and notifications as may be required to be made by any of the Acquired Companies in connection with the Share Purchase and the Mergers), except for (i) such Regulatory Filings as set forth on Schedule 3.2(c)(i) of the Seller Disclosure Schedule (the “Required Seller Regulatory Filings”) and the Regulatory Approvals set forth on Schedule 3.2(c)(i) of the Seller Disclosure Schedule (the “Required Seller Regulatory Approvals”), (ii) the Third-Party Notices and Third-Party Consents as set forth on Schedule 3.2(c)(ii) of the Seller Disclosure Schedule, and (iii) such consents, clearances, approvals, Orders, authorizations, registrations, declarations, filings and notices the failure of which to make or obtain, individually or in the aggregate, does not have, and would not reasonably be expected to have, an Acquired Companies Material Adverse Effect.

(d)            The execution and delivery of this Agreement by each Acquired Company do not, and the completion of the Transactions will not, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any authorization from a Governmental Entity that is held by such Acquired Company or any of its Subsidiaries, except for any such contravention or violation of, or conflict with, or any such revocation, withdrawal, suspension, cancellation, termination or modification, in each case that, individually or in the aggregate, does not have, and would not reasonably be expected to have, an Acquired Companies Material Adverse Effect.

(e)            The Acquired Companies and each of their Subsidiaries, the Board and the Seller have taken all actions such that the restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested shareholder” or other similar anti-takeover statute or regulation, and any anti-takeover provision in the Organizational Documents of the Acquired Companies or any of their Subsidiaries will not be applicable to Acquirer, the Acquired Companies, or any of their Subsidiaries, or to the execution, delivery or performance of the transactions contemplated by this Agreement or other Contract, including the completion of the Share Purchase or any of the other transactions contemplated by this Agreement or by such other documents.

2.4            Financial Statements; No Undisclosed Liabilities; Absence of Changes.

(a)            Seller has delivered to Acquirer (i) the audited combined financial statements of envisionTEC Group for the fiscal years 2017, 2018 and 2019, and the unaudited combined financial statements of envisionTEC Group for the three (3) month period ended September 30, 2020 (including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the “Collective Financial Statements”), and (ii) the audited financial statements of envisionTEC Germany for the fiscal years 2017, 2018 and 2019, and the unaudited financial statements of envisionTEC Germany for the nine (9)-month period ended September 30, 2020 (including, in each case, balance sheets, profit and loss statements, notes (Anhänge) and business reports (Lagebrichte) (collectively, the “German Financial Statements,” and together with the Collective Financial Statements, the “Financial Statements”)), which are included as Schedule 2.4(a) of the Seller Disclosure Schedule. The Collective Financial Statements (A) are derived from and in accordance with the books and records of the Acquired Companies and their Subsidiaries, and (B) fairly present, in all material respects, the combined financial condition of the Acquired Companies and their Subsidiaries at the dates therein indicated and the combined results of operations and cash flows of the Acquired Companies and their Subsidiaries for the periods therein specified (subject, in the case of unaudited financial statements, to notes and normal year-end audit adjustments that are not individually or in the aggregate material in amount) in each case, in accordance with GAAP applied on a consistent basis throughout the periods involved, except as such departures from GAAP may be noted therein or in the notes thereto.

(b)            The German Financial Statements have been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods involved, except as such departures from GAAP may be noted therein or in the notes thereto, and fairly present, in all material respects, the assets and liabilities, financial condition and results of operations (Vermögens-, Finanz- und Ertragslage) of envisionTEC Germany as of, and for the end of the respective fiscal year as indicated in the relevant German Financial Statement.

(c)            Neither the Acquired Companies nor any of their Subsidiaries has any Liabilities of any nature required to be disclosed by GAAP in the Financial Statements other than (i) Liabilities disclosed, reflected, reserved against or otherwise provided for in the balance sheets included in the Financial Statements as of September 30, 2020 (such date, the “Acquired Companies Balance Sheet Date” and such balance sheets, the “Acquired Companies Balance Sheets”), (ii) Liabilities incurred in the ordinary course of business consistent with past practice since the Acquired Companies Balance Sheet Date, (iii) Liabilities incurred by the Acquired Companies and their Subsidiaries in connection with the preparation, negotiation and execution of this Agreement or otherwise arising out of this Agreement or the Transactions, and (iv) Liabilities set forth on Schedule 2.4(c) of the Seller Disclosure Schedule. Except for Liabilities reflected in the Financial Statements, neither the Acquired Companies nor any of their Subsidiaries has any Liability of any nature to any Third Party, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Acquired Companies and their Subsidiaries. Without limiting the generality of the foregoing, neither the Acquired Companies nor any of their Subsidiaries currently guarantees any debt or other obligation of any other Person.

(d)            Schedule 2.4(d) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all Acquired Companies Debt.

(e)            Schedule 2.4(e) of the Seller Disclosure Schedule sets forth the names and locations of all banks and other financial institutions at which any of the Acquired Companies or any of their respective Subsidiaries maintain an account (whether checking, savings or otherwise), lock box or safe deposit box and the relevant account numbers for each such account.

(f)            [Reserved]

(g)            At the Closing, all of the material Books and Records will be in the possession of the Acquired Companies and their Subsidiaries. Seller has made available to Acquirer true, complete and correct copies of (i) the Organizational Documents, (iii) minute books since January 1, 2018 containing records of all material proceedings, consents, actions by written consent and meetings of the board of directors of each Acquired Company (or the equivalent body of each of their Subsidiaries) or of the stockholders of any such entity, and (iv) the Acquired Companies’ register of shareholders and other records reflecting all share issuances and transfers and all share option and warrant grants and agreements of the Acquired Companies and each of their Subsidiaries. The books, records and accounts of the Acquired Companies and their Subsidiaries (A) are true and correct in all material respects, and (B) have been maintained in accordance with reasonable business practices for companies of the size and type of the Acquired Companies and their Subsidiaries.

(h)            Absence of Changes. Except as set forth in Schedule 2.4(h) of the Seller Disclosure Schedule, between the Acquired Companies Balance Sheet Date and the Agreement Date: (i) the Acquired Companies and their Subsidiaries have conducted the Business in the ordinary course consistent with past practice; (ii) there has been no purchase by any of the Acquired Companies of any material Intellectual Property (other than non-exclusive licenses to Generally Available Software granted to the Acquired Companies and their Subsidiaries in the ordinary course of business) by any Acquired Company or any of its Subsidiaries, (iii) there has been no sale, assignment, transfer, license, lease, abandonment or other disposition of any material Intellectual Property by any of the Acquired Companies or any of its Subsidiaries (other than non-exclusive licenses granted in the ordinary course of business in connection with the sale of the Acquired Companies Products on forms of customer or distribution agreements made available to Acquirer); (iv) there has not occurred any change, event or circumstance with respect to the Acquired Companies and their Subsidiaries that has had, or would reasonably be expected to have, an Acquired Companies Material Adverse Effect; and (v) except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, an Acquired Companies Material Adverse Effect, neither the Acquired Companies nor any of their Subsidiaries has done, caused or permitted any action to be taken by the Acquired Companies or any of their Subsidiaries that would constitute a breach of Sections 5.2(a), (b), (c), (e), (f), (g), (h), (i), (j), (k), (r), (s), (t), (u) or (x) if such action were taken by the Acquired Companies or any of their Subsidiaries, as applicable, without the written consent of Acquirer, between the Agreement Date and the earlier of the termination of this Agreement and the Closing.

2.5            Litigation. Except as set forth in Schedule 2.5 of the Seller Disclosure Schedule, there is no Legal Proceeding pending, or, to the Knowledge of Seller, threatened since January 1, 2020 in writing, against any of the Acquired Companies or any of their respective Subsidiaries (or any of their respective directors, officers or employees in their capacities as such) before any Governmental Entity, except for any such Legal Proceedings that, individually or in the aggregate, do not have, and would not reasonably be expected to have, an Acquired Companies Material Adverse Effect. There is no material Order pending against any of the Acquired Companies, or any of their respective Subsidiaries, or any of their respective assets. To the Knowledge of the Seller, there is no reasonable basis for any Person to assert a claim against the Acquired Companies or any of their Subsidiaries or any of the Acquired Companies’ or their Subsidiaries’ respective directors, officers or employees (in their capacities as such) based upon: (i) the Acquired Companies entering into this Agreement, including a claim that such director, officer or employee breached a fiduciary duty in connection therewith; (ii) any confidentiality or similar agreement entered into by the Acquired Companies; or (iii) any claim that the Acquired Companies has agreed to sell or dispose of any of its equity or assets to any party other than Acquirer, whether by way of merger, consolidation, sale of assets or otherwise. Except as set forth in Schedule 2.5 of the Seller Disclosure Schedule, none of the Acquired Companies nor any of their respective Subsidiaries has any Legal Proceeding pending against any other Person, except for Legal Proceedings that, individually or in the aggregate, are not, and would not reasonably be expected to be, material to the Acquired Companies and their Subsidiaries, taken as a whole.

2.6            Compliance with Laws; Governmental Permits.

(a)            Since January 1, 2018, the Acquired Companies and their Subsidiaries have complied in all material respects with Applicable Law, except for such failures to comply that, individually or in the aggregate, do not have, and would not reasonably be expected to have, an Acquired Companies Material Adverse Effect.

(b)            Each of the Acquired Companies and their respective Subsidiaries has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, certification or other authorization of a Governmental Entity that is required to own, lease or operate its properties and assets and to conduct its business, as currently conducted (all of the foregoing consents, licenses, permits, grants, certifications and other authorizations, collectively, the “Acquired Companies Authorizations”), in each case, except for any failure to obtain such Acquired Companies Authorizations, individually or in the aggregate, that do not have, and would not reasonably be expected to have, an Acquired Companies Material Adverse Effect. Each Acquired Companies Authorization is valid and in full force and effect, and has not been, nor do any circumstances exist which can reasonably be expected to result in it being, suspended, revoked, cancelled or adversely modified (and no threat of any such suspension, revocation, cancellation or modification has been received by any Acquired Company or any of its Subsidiaries), except, in each case, for any such failure to be valid and in full force and effect, or any suspension, revocation, cancellation or modification or modification that, individually or in the aggregate, does not have, and would not reasonably be expected to have, an Acquired Companies Material Adverse Effect.

(c)            Except for any non-compliance that, individually or in the aggregate, does not have, and would not reasonably be expected to have, an Acquired Companies Material Adverse Effect, (i) each Acquired Company and each of its respective Subsidiaries has complied with all of the terms of the Acquired Companies Authorizations applicable to it, and (ii) no Acquired Company has received any written notice of any alleged non-compliance with any of its Acquired Companies Authorizations.

2.7            Title to, Condition and Sufficiency of Assets; Real Property.

(a)            Schedule 2.7(a) of the Seller Disclosure Schedule identifies each parcel of real property leased by the Acquired Companies or any of their Subsidiaries with an annual rent payment of at least $100,000 (the “Leased Real Property”). None of the Acquired Companies, nor any of their Subsidiaries, currently owns any real property. Each of the Acquired Companies has a valid leasehold interest in the Leased Real Property purported to be leased by it. Each of the Acquired Companies has the right to quiet enjoyment of the Leased Real Property purported to leased by it as tenant for the full term of the lease thereof to the extent provided in each such lease. In particular, envisionTEC Germany has validly exercised its option rights under both of the Gladbeck Leases in accordance with the provisions under the Gladbeck Leases: in particular, the notice periods, so that the current term of both of the Gladbeck Leases expires on December 31, 2023. Each lease for Leased Real Property to which any Acquired Company is a party (each a “Lease”) is a legal, valid, binding and enforceable obligation of the relevant Acquired Company, and to the Knowledge of Seller, of the other party thereto, subject in each case to the Enforceability Exceptions, and is in full force and effect, in each case except for any failures to be legal, valid, binding and enforceable, or to be in full force and effect that, individually or in the aggregate, do not have, and would not reasonably be expected to have, an Acquired Companies Material Adverse Effect. No Acquired Company that is a party to any Lease is in default under any such Lease and to the Knowledge of Seller, no condition exists which (with notice or lapse of time or both) would constitute a default by such Acquired Company thereunder, in each case, other than such defaults that, individually or in the aggregate, do not have, and would not reasonably be expected to have, an Acquired Companies Material Adverse Effect. None of the Acquired Companies, nor any of their respective Subsidiaries, has subleased or otherwise granted any Person the right to use or occupy any material portion of any Leased Real Property.

(b)            The assets owned by, leased or licensed to, or provided by another Person pursuant to a Material Contract with any of, the Acquired Companies and their Subsidiaries (i) constitute all of the assets that are necessary for the Acquired Companies and their Subsidiaries to conduct the Business as currently conducted, and (ii) constitute all of the material assets used in the conduct of the Business, in each case except as would not, individually or in the aggregate, reasonably be expected to have an Acquired Companies Material Adverse Effect.

2.8            Intellectual Property.

(a)            Status. The Acquired Companies and their Subsidiaries have all right, title and interest in and to, and exclusive ownership of, all Acquired Companies Registered Intellectual Property and all other Intellectual Property owned or purported to be owned by the Acquired Companies and their Subsidiaries (collectively, the “Acquired Companies-Owned Intellectual Property”), in each case free and clear of any Encumbrances.

(b)            Acquired Companies Registered Intellectual Property. Schedule 2.8(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of all: (i) patents, utility models, registered trademarks and service marks, registered copyrights, registered domain names and pending applications for any of the foregoing, in each case owned or purported to be owned by the Acquired Companies and their Subsidiaries (the “Acquired Companies Registered Intellectual Property”); and (ii) all material unregistered trademarks owned or purported to be owned by the Acquired Companies and their Subsidiaries, and specifies, where applicable, the jurisdictions in which any Acquired Companies Registered Intellectual Property has been registered or in which an application for such registration has been filed, including the respective registration or application numbers and the names of all owners of record title. All Acquired Companies Registered Intellectual Property is currently in compliance with all formal legal requirements (including, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability, and renewal applications) to maintain such Acquired Companies Registered Intellectual Property in full force and effect. Except as set forth in Schedule 2.8(b)(ii) of the Seller Disclosure Schedule, (A) all Acquired Companies Owned Intellectual Property is valid (or in the case of applications, applied for) subsisting and enforceable, and in the last six (6) years, neither the Acquired Companies nor any of their Subsidiaries has received any notice or claim challenging the validity or enforceability of any Acquired Companies Registered Intellectual Property or indicating an intention on the part of any Person to bring a claim that any of the Acquired Companies Registered Intellectual Property is invalid or unenforceable, (B) no Acquired Companies Registered Intellectual Property has ever been found invalid, unpatentable or unenforceable for any reason, except for claims rejected or refused in connection with the prosecution of any Acquired Companies Registered Intellectual Property, and (C)  no Acquired Companies Registered Intellectual Property at any time has been cancelled, abandoned, allowed to lapse or not renewed.

(c)            No Assistance. Except as set forth in Schedule 2.8(c) of the Seller Disclosure Schedule, no (i) funding, facilities or personnel of any Governmental Entity or any university, college, other educational institution, military, multi-national, bi-national or international organization or research center (any such entity an “R&D Sponsor”) was applied for or received, or used or otherwise involved, directly or indirectly, in the conception, reduction to practice, development, research, creation or exploitation, in whole or in part, of any Acquired Companies-Owned Intellectual Property, (ii)  no employee of any Acquired Company or any of its Subsidiaries who was involved in, or contributed to, the creation or development of any Acquired Companies-Owned Intellectual Property has performed services for any R&D Sponsor while such employee was also performing services for the Acquired Companies and their Subsidiaries, and (iii) no R&D Sponsor has any claim of right to, ownership of or other Encumbrance on any Acquired Companies-Owned Intellectual Property.

(d)            Invention Assignment. Except as set forth in Schedule 2.8(d) of the Seller Disclosure Schedule, (i) all Persons who created, invented or developed any of the Acquired Companies-Owned Intellectual Property have assigned in writing to an Acquired Company or one of its Subsidiaries all of such Person’s rights, title and interest therein that do not vest in the Acquired Companies or their Subsidiaries by operation of Law (with the exception of inventions, in respect of which the Acquired Companies have secured assignments of inventions from each inventor employee), and (ii)  no current or former shareholder, officer, director or employee of the Acquired Companies or their Subsidiaries: (A) has any claim, right (whether or not currently exercisable), or ownership interest in any Acquired Companies Intellectual Property; (B) has been named as an inventor on any patent owned by, or pending patent application by, any of the Acquired Companies or their Subsidiaries thereof for any device, process, design or invention of any kind now used by the Acquired Companies or their Subsidiaries in the furtherance of their respective businesses, except for inventions that have been assigned to the Acquired Companies or their Subsidiaries. The Acquired Companies and their Subsidiaries have at all times, in all material respects, complied with Applicable Laws relating to remuneration or compensation due to all (a) current and former consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property for the Acquired Companies or any of their Subsidiaries and (b) named inventors of patents and patent applications owned or purported to be owned by the Acquired Companies or any of their Subsidiaries (any Person described in clause (i) or (ii), an “Author”). No employee of any of the Acquired Companies or any of its Subsidiaries is (I) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for such Acquired Company or Subsidiary, concerning Intellectual Property or confidentiality due to his or her activities as an employee of the Company or any of its Subsidiaries or, (II) to the Knowledge of Seller, in breach of any Contract with any former employer or other Person concerning Intellectual Property or confidentiality due to his or her activities as an employee of any of the Acquired Companies or any of its Subsidiaries.

(e)            Confidential Information. The Acquired Companies and their Subsidiaries have taken all appropriate steps to protect and preserve the confidentiality of all trade secrets of the Acquired Companies and their Subsidiaries or provided by any Third Party to the Acquired Companies or any of their Subsidiaries (“Trade Secrets”). All current and former employees and contractors of the Acquired Companies and their Subsidiaries, and any Person having access to Trade Secrets have executed a written agreement with the Acquired Companies regarding the protection of such Trade Secrets. In the last three (3) years, there has been no material breach by any of the Acquired Companies or any of their respective Subsidiaries of any confidentiality obligations relating to Trade Secrets.

(f)            Non-Infringement. Except as set forth in Schedule 2.8(f) of the Seller Disclosure Schedule, to the Knowledge of Seller, no Third Party has, or is currently, infringing, misappropriating or violating any Acquired Companies-Owned Intellectual Property. No Acquired Company or any of their Subsidiaries has delivered to any Third Party written notice of a claim for any such actual, alleged, or suspected unauthorized use, unauthorized disclosure, infringement, misappropriation or other violation of any Acquired Companies-Owned Intellectual Property. Except as described in Schedule 2.8(f) of the Seller Disclosure Schedule, there are no past, current or pending Legal Proceedings involving allegations of infringement or misappropriation (i) by any Third Party of any Acquired Companies-Owned Intellectual Property, or (ii) by any Acquired Company or any of its Subsidiaries of Intellectual Property owned by any Third Party. The operation and conduct of the Business by the Acquired Companies and their Subsidiaries as each is currently conducted and, to the Knowledge of Seller, as currently proposed to be conducted and the Acquired Companies Products do not infringe, misappropriate or violate and have not in the last six (6) years infringed, misappropriated or violated any Third-Party Intellectual Property. Except as described in Schedule 2.8(f) of the Seller Disclosure Schedule, in the past (6) years, none of the Acquired Companies nor any of their Subsidiaries has received a written notice alleging that such Acquired Company or Subsidiary has infringed or violated any Third-Party Intellectual Property. With respect to any third-party Software used by any of Acquired Companies or any of their Subsidiaries, the Acquired Companies and their Subsidiaries, in accordance with each applicable third party’s Software licensing requirements, obtained the appropriate number of licenses to use such Software in the operation of the business as currently conducted and as currently proposed to be conducted. None of the Acquired Companies nor any of their Subsidiaries has any obligation to compensate any Person for the use of any Intellectual Property. Except as set forth in Schedule 2.8(f) of the Seller Disclosure Schedule, there are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (i) restrict the rights of the Acquired Companies or their Subsidiaries to use or assert any Acquired Companies-Owned Intellectual Property in any manner; (ii) restrict the business of the Acquired Companies or any of their Subsidiaries within the fields of 3D printing or additive manufacturing; or (iii) permit third parties to use the Acquired Companies-Owned Intellectual Property.

(g)            Company Software. Except as set forth in Schedule 2.8(g) of the Seller Disclosure, no Acquired Companies Source Code has been provided, licensed or otherwise made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of one of the Acquired Companies or any of their Subsidiaries (and the Acquired Companies and their Subsidiaries) have no obligation (whether present, contingent, or otherwise) to provide, license or otherwise make available such Acquired Companies Source Code to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any Source Code for any Acquired Companies Product or Acquired Companies-Owned Intellectual Property to any other Person who is not, as of the date of this Agreement, an employee of the Acquired Companies or their Subsidiaries.

(h)            Non-Contravention. Except as disclosed in Schedule 2.8(h) of the Seller Disclosure Schedule, neither the execution and performance by Seller of this Agreement, nor the consummation by Seller of the Transactions and the assignment to Acquirer by operation of law or otherwise of any Contracts to which the Acquired Companies or any of their Subsidiaries is a party or by which any of their respective assets are bound, will result in: (i) Acquirer or any of its Affiliates granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, Acquirer or any of its Affiliates; (ii) Acquirer or any of its Affiliates, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses; (iii) Acquirer or any of its Affiliates being obligated to pay any royalties or other material amounts to any Third Party in excess of those payable by any of them, respectively, in the absence of this Agreement or the Transactions; or (iv) in any termination of, or other material adverse impact on, any Acquired Companies Intellectual Property.

(i)            Open Source Software. Except as set forth on Schedule 2.8(i) of the Seller Disclosure Schedule, the Acquired Companies and their Subsidiaries have not (i) incorporated Open Source Materials into, or combined or linked Open Source Materials with, any Acquired Companies-Owned Intellectual Property or Acquired Companies Products; (ii) distributed Open Source Materials in conjunction with any Acquired Companies-Owned Intellectual Property or Acquired Companies Products; or (iii) used Open Source Materials, in such a way that, with respect to clauses (i) or (ii), creates, or purports to create, any obligations for the Acquired Companies or any of their Subsidiaries with respect to any Acquired Companies-Owned Intellectual Property or grants, or purports to grant, to any Third Party any rights or immunities under any Acquired Companies-Owned Intellectual Property (including using any Open Source Materials with respect to the foregoing clause (i), (ii) or (iii) that require, as a condition of use, modification and/or distribution of such Open Source Materials that other Software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge). Each of the Acquired Companies and their respective Subsidiaries are in material compliance with the terms and conditions of all licenses for the Open Source Materials.

(j)            Standards Bodies. Except as described in Schedule 2.8(j) of the Seller Disclosure Schedule, (i) neither the Acquired Companies nor any of their respective Subsidiaries is nor has ever been a member of, a contributor to, or in any way affiliated with, any industry standards organization, body or similar organization, and (ii) neither the Acquired Companies nor any of their Subsidiaries, nor any Acquired Companies-Owned Intellectual Property is subject to any licensing, assignment, contribution, disclosure or other requirements or restrictions of any such industry standards organization, body, working group or similar organization.

(k)           All Acquired Company Products: (i) comply in all material respects with all Applicable Laws and industry standards; and (ii) materially conform to all applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), representations and claims in packaging, labeling, advertising, and marketing materials, and applicable specifications, user manuals, training materials, and other published documentation. None of the Acquired Companies Products contains any bug, defect or error that materially adversely affects, or could reasonably be expected to materially adversely affect, the functionality or performance of such Acquired Companies Products.

(l)            Malicious Code. The Acquired Companies Products do not contain any “virus”, “worm”, “time bomb”, “key-lock”, “vulnerability”, “back door”, “drop dead device”, “Trojan horse”, “spyware”, or “adware” (as such terms are commonly understood in the Software industry) or any other code designed or intended to have any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”), and the Acquired Companies and their Subsidiaries implement industry standard measures designed to prevent the introduction of Malicious Code into Company Products.

(m)            Information Technology. Except as would not, individually or in the aggregate, reasonably be expected to have an Acquired Companies Material Adverse Effect: (i) the ICT Infrastructure currently used in the Business constitutes all the information and communications technology and other systems infrastructure reasonably necessary to carry on the Business as conducted in the twelve (12) months prior to the Agreement Date; (ii) the Acquired Companies’ and their Subsidiaries’ ICT Infrastructure, are functional and properly maintained and are free from (or designed to prevent the insertion of) material defects and bugs, and substantially conform to the applicable specifications, documentation and samples thereof, have not materially malfunctioned or failed within the past three (3) years and do not contain any Malicious Code; (iii) the Acquired Companies and their Subsidiaries have in place commercially reasonable measures, consistent with current industry standards, to protect the integrity, security, redundancy and backup of the ICT Infrastructure (and all information and transactions stored or contained therein) against unauthorized use or access and against the introduction of Malicious Code; (iv) the Acquired Companies and their Subsidiaries have not experienced any security breaches or other unauthorized access to or use of the ICT Infrastructure or any information or data stored or contained therein; and (v) the Acquired Companies and their Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster recovery procedures, as well as a commercially reasonable business continuity plan.

2.9           Public Grants.

(a)           Schedule 2.9(a) contains a true and complete list of all public grants which have been awarded to the Acquired Companies and their Subsidiaries, in particular, without limitation to envisionTEC Germany (collectively “Public Grants”), specifying the nature and maximum amount of such Public Grants.

(b)           The Acquired Companies and their Subsidiaries have applied for and obtained the Public Grants in compliance in all material respects with all applicable legal requirements and other conditions of such Public Grants. The Public Grants are currently being used and have been used in the past in a manner that complies, in all material respects, with all applicable legal requirements and other conditions of such Public Grants.

(c)           The recovery of the Public Grants has neither been claimed nor, to the Knowledge of Seller, threatened in writing against the Acquired Companies or their Subsidiaries.

2.10         Data Privacy and Security.

(a)           The data, privacy and security practices of Acquired Companies’ and their Subsidiaries’ and their Processing of Personal Data (if any) have complied, and do comply, in all material respects with all applicable Privacy Commitments. To the Knowledge of the Seller, the execution, delivery and performance of this Agreement and the transactions contemplated herein will not cause, constitute or result in a material breach or violation of any applicable Privacy Commitments of the Acquired Companies and their Subsidiaries and, following the Closing Date, the Acquired Companies and their Subsidiaries will continue to be permitted to Process all Personal Data held by the Acquired Companies or their Subsidiaries on terms substantially similar to those in effect as of the date of this Agreement and to the same extent the Acquired Companies and their Subsidiaries would have been able to had the Transactions not occurred.

(b)           The Acquired Companies and their Subsidiaries maintain reasonable technical, physical and organizational measures and safeguards to prevent the unlawful Processing of Personal Data and unauthorized access, accidental loss or destruction of or damage to Personal Data in their respective possession or control, which measures are in material compliance with all applicable data security requirements under the Privacy Laws).

(c)           The Acquired Companies and their Subsidiaries have at all times presented a privacy policy which complies, in all material respects, with Privacy Laws to data subjects prior to the collection of any Personal Data, and, to the Knowledge of Seller, no such privacy policy is or has been inaccurate, misleading or deceptive.

(d)           The Acquired Companies or their Subsidiaries do not sell, rent or otherwise make available to any Person any Personal Data, except in a manner that complies in all material respects with the applicable Privacy Commitments. To the Knowledge of the Seller, none of the Acquired Companies nor any of their respective Subsidiaries have transferred or permitted the transfer of Personal Data originating in the EEA or UK outside the EEA or UK, except where such transfers have materially complied with the requirements of Privacy Laws and the Acquired Companies’ or their Subsidiaries’ Privacy Policies.

(e)           Neither the Acquired Companies nor any of their Subsidiaries has received any notice of any Legal Proceeding, Order, regulatory opinion, audit result or other allegation from a Governmental Entity or any other Person in the last six (6) years: (i) alleging or confirming non-compliance with a relevant requirement of any Privacy Commitments by any Acquired Company or any of its Subsidiaries; or (ii) giving notice of any Governmental Entity’s investigation, requisition of information from, or intention to enter the premises of, the Acquired Companies or any of their Subsidiaries in connection with any of the foregoing.

(f)            No Breach. During the last six (6) years, to the Knowledge of Seller, no material security incident, including, but not limited to, malware, ransomware, virus, compromise of credentials, denial-of-service attack, unauthorized intrusion, violation of any data security policy, breach or unauthorized access, disclosure or comparable event which resulted in an accidental or unlawful destruction, loss alteration, transmission, storage or processing in relation to ICT Infrastructure, Acquired Companies Data or Personal Data in the Acquired Companies’ or any of their Subsidiaries’ possession, custody or control has occurred. To the Knowledge of the Seller, the Acquired Companies and their Subsidiaries have made all notifications to customers or individuals required to be made by the Acquired Companies or their Subsidiaries under any applicable Privacy Laws arising out of, or relating to, any event of unauthorized access to, or disclosure or acquisition of, any Personal Data in the possession, custody or control of any of the Acquired Companies or any of their respective Subsidiaries by any Person of which the Seller has Knowledge.

2.11         Taxes. Except in each case as relates to the Specified Indemnified Taxes:

(a)           The Acquired Companies and each of their Subsidiaries (i) has duly and timely filed or caused to be filed with the appropriate Tax Authority all Tax Returns required to be filed by such entity, and (ii) has timely paid all Taxes due and owing (whether or not shown on any Tax Return), and has no Liability for Taxes in excess of the amounts so paid. All such Tax Returns are true, complete and accurate in all material respects, and have been prepared in compliance with Applicable Law. There are no Encumbrances for Taxes upon any property or assets of the Acquired Companies or any of their Subsidiaries, other than statutory Encumbrances for Taxes not yet due and payable.

(b)           The Acquired Companies have delivered to Acquirer true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of the Acquired Companies and any of their Subsidiaries since January 1, 2018.

(c)           The unpaid Taxes of the Acquired Companies and their Subsidiaries did not, as of the Acquired Companies Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Acquired Companies Balance Sheet (rather than in any notes thereto). Neither the Acquired Companies, nor any of their Subsidiaries, has any Liability for unpaid Taxes accruing after the Acquired Companies Balance Sheet Date, except for Taxes arising in the ordinary course of business consistent with past practice following the Acquired Companies Balance Sheet Date.

(d)           No deficiencies for Taxes, with respect to the Acquired Companies or any of their Subsidiaries, have been claimed, proposed or assessed by any Tax Authority. There is (i) no past, pending or threatened audit, assessment, Tax controversy or other actions for, or associated with, any Liability in respect of Taxes of the Acquired Companies or any of their Subsidiaries, and (ii) no agreement to or otherwise any extension of time for filing any income or other Tax Return with respect to the Acquired Companies or any of their Subsidiaries. With respect to each Tax year that remains open under the applicable statutes of limitations, neither the Acquired Companies nor any of their Subsidiaries (nor any predecessor of the Acquired Companies or any of their Subsidiaries), has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. No claim has ever been made by any Governmental Entity in a jurisdiction where the Acquired Companies or any of their Subsidiaries does not file a Tax Return that the Acquired Companies or any of their Subsidiaries is or may be subject to taxation by that jurisdiction that would be covered by, or the subject of, such Tax Return.

(e)           The Acquired Companies and each of their Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholders of the Acquired Companies (or any of their Subsidiaries) or any other Person. The Acquired Companies and each of their Subsidiaries are in compliance with, and their records contain all information and documents necessary to comply with, all applicable information reporting and withholding requirements under all Applicable Law.

(f)            The Acquired Companies and each of their Subsidiaries is duly registered for the purposes of VAT and has complied in all respects with all requirements concerning VAT. The Acquired Companies have (and each of their Subsidiaries has) (i) not made any exempt transactions and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it; (ii) collected and timely remitted to the relevant Tax Authority all output VAT which it is required to collect and remit under any Applicable Law; and (iii) not received a refund for input VAT to which it is not entitled under any Applicable Law.

(g)           All documents which (i) are required to be stamped or are subject to a stamp, registration, transfer or similar Tax and are in the possession of the Acquired Companies or their Subsidiaries, or (ii) are necessary to establish the title of the Acquired Companies or any of their Subsidiaries to any asset or to enforce any rights and in respect of which any stamp duty, registration, transfer or similar Tax is payable (whether as a condition to validity, registrability, transferability or otherwise), have been duly stamped, or such stamp, registration, transfer or similar Tax has been paid in respect of such documents.

(h)           Neither the Acquired Companies nor any of their Subsidiaries has been a party to a transaction that is, or is substantially similar to, a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(i)            During the Tax years that remain open under the applicable statutes of limitations, neither the Acquired Companies nor any of their Subsidiaries has been party to or bound by any Tax sharing, Tax indemnity, Tax allocation agreement or similar Contract (other than such an agreement entered into in the Ordinary Course of Business and the principal subject of which is not Taxes), and neither the Acquired Companies nor any of their Subsidiaries has any Liability or potential Liability to another party under any such agreement.

(j)            Neither the Acquired Companies nor any of their Subsidiaries nor, in each case, any predecessor thereof is or has been a member of a consolidated, combined, unitary or aggregate group filing a consolidated federal income Tax Return or any similar group for federal, state, local or foreign Tax purposes. Neither the Acquired Companies nor any of their Subsidiaries has any liability for Taxes of any Person (other than Taxes of the Acquired Companies or their Subsidiaries) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract (other than Contracts entered into in the ordinary course of business not relating primarily to Taxes), or (iv) otherwise.

(k)           Neither the Acquired Companies nor any of their Subsidiaries has entered into any agreement or arrangement with a Tax Authority (being an agreement or arrangement not based on a strict application of law) or benefits from any preferential Tax regime or has been granted any concession by a Tax Authority (other than a formal published extra statutory concession available generally to taxpayers) concerning in any way whatsoever its liability to Tax.

(l)            The Acquired Companies for itself and for each of their Subsidiaries has provided to Acquirer all documentation relating to, and is in full compliance with, all terms and conditions of, any applicable Tax exemption, Tax holidays, Tax incentives or other Tax reduction agreement or order.

(m)          Each Acquired Company and its Subsidiaries are in compliance in all respects with all applicable transfer pricing laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of such Acquired Company and its Subsidiaries. The prices for any property or services (or for the use of any property) provided by or to each Acquired Company or any of its Subsidiaries are arm’s-length prices for purposes of the relevant transfer pricing Laws, including Treasury Regulations promulgated under Section 482 of the Code. All documentation related to the provision of any property or services by or to the Acquired Companies or any of their Subsidiaries required by relevant transfer pricing laws, has been timely prepared or obtained and, if necessary, retained.

(n)           Each of envisionTEC, Gulf and 3dbotics has been, at all times since the earlier of its formation or January 1, 2007, a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code and under all corresponding provisions of applicable state and local Tax laws, to the extent they recognize S corporation status. None of envisionTEC, Gulf and 3dbotics has, during the past five (5) years, (i) acquired assets from another corporation in a transaction in which the acquirer’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor, or (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary. envisionTEC Germany is classified as a corporation for U.S. federal income tax purposes under Treasury Regulations Section 301.7701-3. Schedule 2.11(n) of the Seller Disclosure Schedule sets forth the United States federal income tax classification of each Subsidiary of the Acquired Companies.

(o)           Neither the Acquired Companies nor any of their Subsidiaries (i) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, (ii) owns any United States real property, nor (iii) has ever filed or been the subject of an election pursuant to Section 897(i) of the Code.

(p)           None of the Acquired Companies nor any of their Subsidiaries or predecessors, by merger or consolidation, has been a party to any transaction that qualified or was intended to qualify under Section 355 of the Code.

(q)           Neither the Acquired Companies nor any of their Subsidiaries has participated in, or is participating in, an international boycott within the meaning of Section 999 of the Code.

(r)            No power of attorney with respect to any Taxes of the Acquired Companies or any of their Subsidiaries, has been executed or filed with any Tax Authority that remains outstanding.

(s)           Neither the Acquired Companies nor any of their Subsidiaries is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract that is treated as a partnership for Tax purposes.

(t)            Neither the Acquired Companies nor any of their Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income for or otherwise be liable for Tax in any period (or any portion thereof) ending after the Closing Date as a result of any income or gain attributable to any period (or portion thereof) ending on or prior to the Closing Date, installment sale or other transaction on or prior to the Closing Date, any accounting method change or agreement with any Tax Authority filed or made on or prior to the Closing Date, any prepaid amount received on or prior to the Closing, any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law) or any election under or with respect to Section 965 of the Code.

(u)           Neither the Acquired Companies nor any of their Subsidiaries (i) has either agreed or is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise, or (ii) has made any of the foregoing elections, or is required to apply any of the foregoing rules, under any comparable state or local Tax provision.

(v)           None of the outstanding indebtedness of the Acquired Companies constitutes indebtedness with respect to which any interest deductions may be disallowed under Section 163(l) of the Code (or similar provision of state, provincial, local or non-United States Law).

(w)          With respect to Tax years that remain open under the applicable statutes of limitations, neither the Acquired Companies nor any of their Subsidiaries has engaged in any “extraordinary disposition” or “extraordinary reduction” as such terms are defined in Treasury Regulations Section 1.245A-5, nor is a successor to any “extraordinary disposition account” pursuant to Treasury Regulations Section 1.245A-5.

(x)           Neither the Acquired Companies nor any of their Subsidiaries is, or has been treated as, an “expatriated entity” or “surrogate foreign corporation” under Section 7874 of the Code. Neither the Acquired Companies nor any of their Subsidiaries is, or has at any time been, a corporation treated as a domestic corporation pursuant to Section 7874 of the Code.

(y)           No Subsidiary of the Acquired Companies that is a foreign corporation owned within the meaning of Section 958(a) by a United States Subsidiary of the Acquired Companies shall have recognized an amount of “subpart F income” as defined in Section 952 of the Code or “global intangible low taxed income” as defined in Section 951A of the Code, in each case, for the Taxable year of such United States Subsidiary of the Acquired Companies that includes the Closing Date. No such Subsidiary of the Acquired Companies owns United States property within the meaning of Section 956 of the Code.

(z)           The Acquired Companies have never been a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law). No Subsidiary of the Acquired Companies that is classified as a domestic corporation for United States federal income tax purposes has owned (within the meaning of Section 958(a) of the Code or any similar provision of state, local or foreign law) an equity interest in a controlled foreign corporation. Neither the Acquired Companies nor any of their Subsidiaries (i) has been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law), or (ii) has been or has been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(aa)         The Acquired Companies and each of their Subsidiaries have (i) paid all payroll or employment Taxes and made all required deposits of such Taxes when due, determined without regard to any provisions of the 2020 Tax Acts, and (ii) not applied for or received any credits of any payroll or employment Taxes as described in the 2020 Tax Acts.

(bb)         None of the Acquired Companies is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying for the Intended Tax Treatment.

2.12         Employee Benefit Plans and Employee Matters.

(a)           The Acquired Companies have provided to Acquirer a true and complete list of each employee of the Acquired Companies as of the date hereof, along with such employee’s employer, hire date, location, job title, base salary or base wage rate, and status as exempt or non-exempt, full-time, part-time, temporary or seasonal (the “Employee List”).

(b)           Other than as listed in Schedule 2.12(a) of the Seller Disclosure Schedule, all current employees of the Acquired Companies or any of their respective Subsidiaries have signed an employment agreement or offer letter substantially in one of the forms delivered or made available to Acquirer. No executive, management-level employee of any Acquired Company has informed the Seller of any plan to terminate employment with the relevant Acquired Company.

(c)           All Persons providing services to the Acquired Companies or any of their respective Subsidiaries were and are rightly classified under Applicable Law as (i) independent contractors, consultants or employees, (ii) “exempt” or “non-exempt” for all purposes (including for purposes of Acquired Companies Employee Plans), or (iii) a part-time, temporary or seasonal employee.

(d)           Schedule 2.12(d) of the Seller Disclosure Schedule contains a list of all material Acquired Companies Employee Plans. “Acquired Companies Employee Plans” means any benefit or compensation plans, policies, programs, practices, agreements or arrangements maintained, sponsored or contributed to (or required to be contributed to) by any of the Acquired Companies or any of their respective Subsidiaries covering current or former employees of any of the Acquired Companies or any of their respective Subsidiaries or pursuant to which any Acquired Company or any of its respective Subsidiaries has any direct or contingent liabilities, including (i) “employee benefit plans” (within the meaning of Section 3(3) of ERISA whether or not subject to ERISA); (ii) share option, share purchase, phantom share, share appreciation right, restricted share unit, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, life insurance or accident insurance plans, programs or arrangements; (iii) bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans (including cash incentive plans), programs or arrangements; (iv) other fringe or employee benefit plans, programs or arrangements; and (v) management, employment, individual consulting, retention, change of control, relocation, repatriation, expatriation or severance agreements.

(e)           The Seller has provided to Acquirer a true, correct and complete copy of: (i) each of the Acquired Companies Employee Plans and any amendments thereto; (ii) the most recent summary plan description for such Acquired Companies Employee Plan for which such summary plan description is required; (iii) the most recent annual filing, if any, with a Governmental Entity with respect to such Acquired Companies Employee Plan (if applicable); (iv) the most recent determination or opinion letter, if any, issued by the IRS with respect to such Acquired Companies Employee Plan; and (v) any non-routine correspondence with a Governmental Entity during the past three years relating to any Acquired Companies Employee Plans.

(f)            Any Acquired Companies Employee Plan intended to be Tax-qualified (including under Section 401(a) of the Code) has received a favorable determination, advisory or opinion letter from the Internal Revenue Service, and, to the Knowledge of Seller, there are no facts or circumstances that would be reasonably likely to result in the loss of the qualification of such plan under Section 401(a) of the Code. Each trust established in connection with any Acquired Companies Employee Plan which is intended to be exempt from taxation under Section 501(a) of the Code is so exempt, and there are no facts or circumstances that would be reasonably likely to adversely affect such exemption.

(g)           No Acquired Companies Employee Plan is, and neither the Acquired Companies nor any ERISA Affiliate thereof contributes to or is obligated to contribute to or has any liability with respect to, an “employee pension benefit plan” (as defined in Section 3(2) of ERISA), subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any multiemployer plan, as defined in Section 3(37) of ERISA).

(h)           The Acquired Companies Employee Plans have been maintained, operated, administered and funded in accordance with their terms and in compliance in all material respects with all Applicable Law. Except as would not reasonably be expected to result in any material liability to any Acquired Company, all payments, benefits, premiums and contributions related to any Acquired Companies Employee Plan have been made or paid in full on or before their due dates or, to the extent not yet due, properly accrued on the Acquired Companies’ latest financial statements in accordance with the terms of the Acquired Companies Employee Plan, Applicable Law and applicable accounting standards. No Legal Proceeding is pending nor, to the Knowledge of Seller, threatened in writing relating to the Acquired Companies Employee Plans. With respect to each Acquired Companies Employee Plan, no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred that would reasonably be expected to result in material liability to any Acquired Company. None of the Acquired Companies nor any of their respective Subsidiaries has any obligation to provide, whether under an Acquired Companies Employee Plan or otherwise, post-termination or retiree life, health or other welfare benefits to any person (other than (i) as required under Section 4980B of the Code (“COBRA”) or any similar Law, (ii) the right, as a part of a severance or termination benefit, to receive payment of or reimbursement for COBRA premiums, or (iii) any right to continued coverage through the end of the month in which a termination of employment occurs).

(i)            The Acquired Companies and each of their Subsidiaries have complied in all material respects with all Applicable Laws respecting employment or labor, including without limitation, all of such Laws related to discrimination in employment, worker classification, wages and hours overtime and overtime payments, collective bargaining, civil rights, privacy issues and occupational safety and health and immigration (collectively, “Employment Matters”), it being understood that EnvisionTEC Germany’s obligations under the German Works Constitution Act in connection with the Share Purchase will be complied with between the date hereof and the Closing Date.

(j)            Other than as listed in Schedule 2.12(j) of the Seller Disclosure Schedule, neither any of the Acquired Companies nor any of their respective Subsidiaries is or has at any time been a party to or bound by any collective bargaining agreement, works council arrangement or other similar Contract with a labor union or labor organization. There are no labor organizations representing, and, to the Knowledge of Seller, there are no labor organizations purporting to represent or seeking to represent, any Acquired Companies Employees. To the Knowledge of Seller, there are no activities or proceedings of any labor union or to organize the Acquired Companies’ and/or their Subsidiaries’ employees. There is no labor dispute, strike or work stoppage against the Acquired Companies or any of their Subsidiaries pending or, to the Knowledge of Seller, threatened, and none has occurred within the past three (3) years.

(k)           Except as required pursuant to or contemplated by this Agreement or an Offer Letter, neither the execution, delivery and performance of this Agreement, nor the completion of the Transactions, alone or together with any other event whether contingent or otherwise (including any termination of service), will: (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any current or former employee, director, independent contractor or consultant of any Acquired Company or any of its Subsidiaries; (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant of any Acquired Company or any of its Subsidiaries; (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation; (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Acquired Companies or any of their Subsidiaries to any Person, or (v) limit or restrict the right of the Acquired Companies to amend, terminate or transfer the assets of any Acquired Companies Employee Plan on or following the Closing Date.

(l)            No Acquired Companies Employee has transferred into employment with his or her employer by means of a relevant transfer pursuant to the Acquired Rights Directive pursuant to EC Directive no. 2001/23 dated March 12, 2001, as amended from time to time, or domestic legislation implementing such directive into the national Applicable Law of any country in the EEA, as amended from time to time, or any legislation that is similar or has substantially the same effect in any country outside the EEA.

(m)          There are no pending allegations against any current or former director, officer or employee of any Acquired Company or any of its Subsidiaries of sexual harassment or discrimination, and, to the Knowledge of Seller, no such allegations have been threatened in the past three (3) years and documented by any Acquired Company.

(n)           Except as disclosed in Schedule 2.12(n) of the Seller Disclosure Schedule, since January 1, 2020, neither the Acquired Companies nor any of their Subsidiaries has (i) implemented material workforce reductions, terminations, furloughs or changes to compensation, benefits or working schedules, or material changes to Acquired Companies Employee Plans as a result of the COVID-19 pandemic; or (ii) deferred Taxes or claimed any Tax credits under any Applicable Law, regulation, Order or directive issued by any Governmental Entity or public health agency in connection with the COVID-19 pandemic.

(o)           All Acquired Companies Employee Plans that are subject to the laws of any jurisdiction outside the United States (i) have obtained from the Governmental Entity having jurisdiction, with respect to such Acquired Companies Employee Plans, any determination or registration required in order to give effect to such Acquired Companies Employee Plans, and (ii) to the extent providing pension, termination indemnities, long-service awards, jubilee payments, post-termination welfare benefits or similar payments or benefits are set forth on Section 2.12(n) of the Seller Disclosure Schedules, and are fully funded or book reserved, as applicable, in accordance with GAAP.

(p)           Each Acquired Companies Employee Plan that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been documented and operated in all material respects in compliance with Section 409A of the Code.

(q)           Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise), would reasonably be expected to result in any payments or benefits that could be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law). Neither the Acquired Companies nor any of their Subsidiaries has any obligation to report, withhold, gross-up or reimburse any Person for Taxes, including any excise Taxes under Section 280G or Section 4999 of the Code.

2.13         Interested-Party Transactions. Except as set forth on Schedule 2.13 of the Seller Disclosure Schedule, none of the Seller nor any other officers or directors of any of the Acquired Companies or any of their respective Subsidiaries and, to the Knowledge of the Seller, none of the other employees of the Acquired Companies nor any of their respective Subsidiaries (collectively, the “Interested Parties”), is a party to any Contract to which any of the Acquired Companies or any of their respective Subsidiaries is a party, except for normal compensation for services as an officer, director or employee thereof. As of the date hereof, all amounts (a) payable by any of the Acquired Companies or any of their respective Subsidiaries to the Seller, and (b) payable by the Seller to any of the Acquired Companies or any of their respective Subsidiaries, are set forth on Schedule 2.13 of the Seller Disclosure Schedule. To the Knowledge of Seller, since January 1, 2018, all material transactions between the Acquired Companies and any of the Interested Parties that require approval pursuant to the Organizational Documents or Contracts to which any Acquired Company, or any of its Subsidiaries is a party have been approved in accordance with such requirements.

2.14         Insurance. The Acquired Companies and their Subsidiaries maintain the policies of insurance and bonds set forth in Schedule 2.14 of the Seller Disclosure Schedule, including all insurance policies required by Applicable Law. The policies set forth on Schedule 2.14 of the Seller Disclosure Schedule cover such losses and risks, and in such amounts as are customary in the businesses in which the Acquired Companies are engaged. The Acquired Companies have provided to Acquirer true, correct and complete copies of all such policies of insurance and related insurance bonds issued at the request or for the benefit of the Acquired Companies and their Subsidiaries. None of the Acquired Companies has received, in the current policy year of such insurance policies, written notice of any claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been timely paid, and the Acquired Companies and each of their Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. All such policies and related insurance bonds remain in full force and effect, and the Seller has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.15         Books and Records. [Reserved]

2.16         Material Contracts.

(a)           Schedules 2.16(a)(i) through (xvi) of the Seller Disclosure Schedule set forth a complete and accurate list of all Contracts to which any of the Acquired Companies or any of their Subsidiaries is a party or to which any of the Acquired Companies or any of its Subsidiaries is otherwise bound (other than Contracts between one Acquired Company or any of its Subsidiaries and one or more other Acquired Companies or any of their respective Subsidiaries) that fall into the following categories (collectively, the “Material Contracts”):

(i)            any Contract with (A) a Significant Customer or (B) a Significant Supplier;

(ii)           [Reserved]

(iii)          (A) any joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons, and (C) any Contract that involves the payment by the Acquired Companies or any of their Subsidiaries of royalties to any other Person;

(iv)          any Contract for the employment of any Acquired Companies Employee (A) providing annual base salary compensation in excess of $150,000, (B) providing for the payment of any compensation or benefits upon or in connection with the consummation of the Transaction, or (C) providing for any severance or termination payments or benefits upon a termination of the applicable Acquired Companies Employee’s employment with the Acquired Companies or any of their Subsidiaries;

(v)           any Contract with any labor union, works council or any employee organization or any collective bargaining agreement or similar Contract with employees of any of the Acquired Companies or any of their Subsidiaries;

(vi)          any Contract (A) pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of the Acquired Companies Products; (B) that materially limits or purports to materially limit the ability of the Acquired Companies or any of their Subsidiaries, or, upon the consummation of the Transactions, Acquirer or any Subsidiary of Acquirer, to compete with any Person, in any line of business, market or field, or to develop, sell, supply, manufacture, market, distribute or support any material product or service, in each case, in any geographic area or during any period of time; and (C) containing any “take or pay,” or similar provisions;

(vii)         any standstill or similar agreement containing provisions prohibiting a Third Party from purchasing Equity Interests of the Acquired Companies or their Subsidiaries, or, in each case, the assets of the Acquired Companies or their Subsidiaries or otherwise seeking to influence or exercise control over the Acquired Companies or any of their Subsidiaries;

(viii)        all Contracts under which any Intellectual Property is licensed to the Acquired Companies or any of their Subsidiaries by a third Person, other than (A) Contracts for the in-license of Generally Available Software or Open Source Materials; (B) permitted use rights to confidential information in nondisclosure agreements granting a limited right to use confidential information subject to customary protections to preserve confidentiality and proprietary rights and entered into in the ordinary course of business; and (C) employee invention assignment agreements and consulting agreements with Authors on the Acquired Companies’ or any of their Subsidiaries’ standard form of agreement, copies of which have been provided to Acquirer;

(ix)           any Contract pursuant to which any Acquired Companies Intellectual Property is licensed to a third Person by the Acquired Companies or any of their Subsidiaries, or pursuant to which the Acquired Companies or any of their Subsidiaries has agreed not to enforce any of its rights to Acquired Companies-Owned Intellectual Property against any third Person, in each case, excluding (A) Contracts for the license or sale of Acquired Companies Products to customers or distributors in the ordinary course of business; (B) permitted use rights to confidential information in a nondisclosure agreement granting a limited right to use confidential information subject to customary protections to preserve confidentiality and proprietary rights, entered into in the ordinary course of business; (C) licenses for open source software; and (D) non-exclusive licenses granted by any Acquired Company or any of its Subsidiaries to vendors, suppliers and distributors;

(x)            any Contract providing for the development of any Intellectual Property, independently or jointly, either by or for any of the Acquired Companies or any of their respective Subsidiaries (other than employee invention assignment agreements and consulting agreements with Authors on the Acquired Companies’ or any of their Subsidiaries’ standard form of agreement, copies of which have been provided to Acquirer);

(xi)           any settlement agreement with respect to any Legal Proceeding which will, after the date hereof, (A) require payments of consideration by any Acquired Company or any of its Subsidiaries in excess of $200,000, or (B) impose material non-monetary obligations on any of the Acquired Companies or any of their Subsidiaries outside the ordinary course of business;

(xii)          any trust indenture, mortgage, promissory note, loan agreement or other Contract for Acquired Companies Debt, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(xiii)         any Contract of guarantee, surety, support, indemnification (other than in the ordinary course of business), assumption or endorsement of, or any similar commitment with respect to, the Liabilities or indebtedness of any other Person;

(xiv)        any Contract for capital expenditures by or on behalf of any of the Acquired Companies or any of their respective Subsidiaries with outstanding obligations in excess of $200,000 in the aggregate;

(xv)         any Contract pursuant to which any of the Acquired Companies or any of its Subsidiaries has acquired a business or entity, or all or substantially all of the assets of a business or entity, whether by way of merger, consolidation, purchase of shares or purchase of assets, license or otherwise, or any Contract pursuant to which such Acquired Company or any of its Subsidiaries has any material ownership interest in any other Person, in each case involving outstanding payment obligations of such Acquired Company or any of its Subsidiaries in excess of $200,000;

(xvi)        any Contract pursuant to which any Acquired Company or any of its Subsidiaries has any minority ownership interest in any other Person;

(xvii)       any Contract of any Acquired Company or any of its Subsidiaries with any Governmental Entity, government prime contractor, or higher-tier government subcontractor, in each case involving outstanding obligations of such Acquired Company or any of its Subsidiaries in excess of $200,000, including any indefinite delivery/indefinite quantity contract, firm-fixed-price contract, schedule contract, blanket purchase agreement, or task or delivery order (each a “Government Contract”); and

(xviii)      any Contract not of the type (disregarding any dollar thresholds, materiality or other qualifiers, restrictions or other limitations applied to such Contract) described in clauses 2.15(a)(i)-(xviii) above, and which, during the twelve (12)-month period ended December 31, 2020 involved or would reasonably be expected to involve payments or receipts in excess of $200,000.

(b)           Except as would not, individually or in the aggregate, reasonably be expected to have an Acquired Companies Material Adverse Effect, (i) each of the Material Contracts is in full force and effect enforceable against the relevant Acquired Company or its relevant Subsidiary, and, to the Knowledge of Seller, the other party or parties thereto, subject, in each case, to the Enforceability Exceptions; (ii) there exists no default or event of default under any Material Contract, or any event, occurrence, condition or act, with respect to either the Acquired Companies or their Subsidiaries, or to the Knowledge of Seller, with respect to any other contracting party, that, with the giving of notice, the lapse of time or both, would reasonably be expected to result in a default or event of default thereunder; and (iii) none of the Acquired Companies nor any of their Subsidiaries has received any notice or other communication alleging any actual or possible violation or breach by any Acquired Company or any of its Subsidiaries of, or any default by any Acquired Company or any of its Subsidiaries under, any Material Contract. True, correct and complete copies of all Material Contracts have been provided to Acquirer.

2.17         Brokers and Transaction Fees. None of the Acquired Companies, nor their respective Subsidiaries, nor their respective officers, directors, employees or Affiliates, has employed or made any agreement, contract, arrangement or understanding with any broker, finder, financial adviser, investment banker or similar agent, except for the Acquired Companies Financial Advisor, that will result in the obligation of the Acquired Companies, any of their Subsidiaries, or Acquirer or any of its Affiliates to pay a brokerage, finder’s or other fee or commission in connection with the origin, negotiation or execution of this Agreement or in connection with the Transactions.

2.18         Anti-Corruption Law.

(a)           Except, in each case, as would not, individually or in the aggregate, reasonably be expected to have an Acquired Companies Material Adverse Effect, (i) since January 1, 2018, none of the Acquired Companies, nor any of their respective Subsidiaries, nor to the Knowledge of Seller, any of their respective directors, employees, agents or representatives (in each case, acting in their capacities as such), has, directly or indirectly through its representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other Third Party), (A) violated, any Anti-Corruption Law or (B) offered, given, promised to give or authorized the giving of money or anything of value, to any Government Official or to any other Person: (1) for the purpose of (aa) obtaining any act or decision of any Government Official in their official capacity, (bb) inducing any Government Official to do or omit to do any act in violation of their lawful duties, (cc) directing business to any person or (dd) inducing any Government Official to use his or her respective influence with a Governmental Entity to affect any act or decision of such Governmental Entity or otherwise secure any improper benefit or advantage, or (2) in a manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in, extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.

(b)           Except as would not, individually or in the aggregate, reasonably be expected to have an Acquired Companies Material Adverse Effect, since January 1, 2018, none of the Acquired Companies nor any of their respective Subsidiaries nor any of their respective directors or employees (acting in their capacities as such), has been convicted of violating any Anti-Corruption Law or subjected to any investigation or proceeding by a Governmental Entity for potential corruption, fraud or violation of any Anti-Corruption Law.

2.19         Sanctions and Export Control Laws.

(a)            Except, in each case, as would not, individually or in the aggregate, reasonably be expected to have an Acquired Companies Material Adverse Effect, each of the Acquired Companies, their respective Subsidiaries, and their respective directors, officers, employees, or persons acting on behalf thereof, is in compliance, and at all times since January 1, 2018 have been in compliance, with: (i) applicable economic or financial sanctions or trade embargoes imposed, administered, or enforced by relevant Governmental Entities, including those administered by the United States government through the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) or the United States Department of State, the United Nations Security Council, the European Union or its Member States, or the United Kingdom (“Sanctions”); (ii) applicable trade, export control, import, and anti-boycott laws and regulations imposed, administered, or enforced by the United States government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), the Export Controls Act of 2018 (22 U.S.C. § 2751 et seq.), Section 999 of the Internal Revenue Code, Title 19 of the U.S. Code, the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30) to the extent applicable to the Acquired Companies or their assets or properties; and (iii) all applicable trade, export control, import, and anti-boycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with United States law (“Export Control Laws”).

(b)            Without limiting the foregoing, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have an Acquired Companies Material Adverse Effect: (i) each of the Acquired Companies and their respective Subsidiaries has obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (A) the export, import and re-export of products, services, software and technologies, and (B) releases of technologies and software to foreign nationals located in the United States and abroad (collectively, “Export Approvals”); (ii) each of the Acquired Companies and their respective Subsidiaries is in compliance with the terms of all applicable Export Approvals; (iii) there are no pending or, to the Knowledge of Seller, threatened claims against any of the Acquired Companies or any of their respective Subsidiaries with respect to such Export Approvals; (iv) there are no actions, conditions or circumstances pertaining to any of the Acquired Companies’ or any of their respective Subsidiaries’ export transactions that would reasonably be expected to give rise to any future claims; and (v) no Export Approvals for the transfer of export licenses to Acquirer, any of its Affiliates or the Acquired Companies are required, except for such Export Approvals set forth on Schedule 2.19(b) of the Seller Disclosure Schedules, all of which can be obtained expeditiously and without material cost. The Acquired Companies do not develop encryption technology, technology with military applications or other technology whose development, commercialization or export is restricted under Applicable Law.

(c)           Except in each case as would not, individually or in the aggregate, reasonably be expected to have an Acquired Companies Material Adverse Effect, none of the Acquired Companies, nor any of their respective Subsidiaries, nor any of the respective directors, officers, employees, or person acting on behalf thereof, respectively, is: (i) located, organized, or resident in a country or territory that is the target of a comprehensive trade embargo by the United States government (presently, Cuba, Iran, North Korea, Syria, or the Crimea region of Ukraine (collectively, “Sanctioned Countries”)); (ii) the target of Sanctions, including (A) being identified on a U.S. government restricted parties list, such as OFAC’s Specially Designated Nationals and Blocked Persons List, the Department of State’s Nonproliferation Sanctions List, the Department of Commerce’s Denied Persons List and Entity List, the Consolidated List of persons, groups and entities subject to European Union financial sanctions, the United Kingdom Consolidated List of Financial Sanctions Targets, or (B) being owned fifty percent or more in the aggregate, or otherwise controlled, by one or more such persons set out in (A) (collectively, “Sanctioned Persons”); or (iii) engaged, directly or indirectly, in dealings or transactions in or with Sanctioned Countries or Sanctioned Persons.

(d)            Except, in each case, as would not, individually or in the aggregate, reasonably be expected to have an Acquired Companies Material Adverse Effect, since January 1, 2018, the Acquired Companies have not been the subject of or otherwise involved in any investigation, inquiry or enforcement proceeding, or received any written communication from a Governmental Entity, in each case regarding non-compliance with Sanctions and Export Control Laws, and the Acquired Companies have not conducted or initiated any internal investigations or filed any voluntary disclosures regarding possible violations of Sanctions and Export Control Laws.

2.20       Environmental, Health and Safety Matters. Except, in each case, as would not reasonably be expected to be material to the Business, take as a whole: (a) each of the Acquired Companies and each of their respective Subsidiaries is, and for the past three years has been, in compliance with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of its business or assets or properties; (b) there are no pending nor, to the Knowledge of Seller, threatened (in writing) Legal Proceedings by any Person alleging that the properties or assets of any of the Acquired Companies or any of their respective Subsidiaries are not, or in each case that its or their business has not been conducted, in compliance with, or that any of the Acquired Companies or any of their respective Subsidiaries has liability under, Environmental, Health and Safety Requirements; (c) none of the Acquired Companies nor any of their respective Subsidiaries has caused or, to the Knowledge of Seller, is otherwise responsible for any release, disposal or discharge of hazardous materials or wastes that would reasonably be expected to give rise to any material Liability of any of the Acquired Companies or any of their Subsidiaries with respect to Environmental, Health and Safety Requirements; (d) none of the Acquired Companies nor any of their respective Subsidiaries has assumed any Liability of any other Person under any Environmental, Health and Safety Requirements; and (e) to the Knowledge of Seller, there are no facts, circumstances or conditions that would reasonably be expected to give rise to any Liability of any of the Acquired Companies or any of their respective Subsidiaries with respect to Environmental, Health and Safety Requirements. The Seller and Acquired Companies have made available to Acquirer a copy of all material environmental assessment (including Phase I and Phase II) reports relating to the Business and properties of the Acquired Companies.

2.21       Customers. Each Third Party customer or distributor of the Acquired Companies and its Subsidiaries that accounted for more than five percent (5%) of the consolidated revenues of the Acquired Companies in the twelve months ending on the Acquired Companies Balance Sheet Date (each, a “Significant Customer”) is listed on Schedule 2.21 of the Seller Disclosure Schedule. Except as set forth on Schedule 2.21 of the Seller Disclosure Schedule, as of the Agreement Date, (a) there are no outstanding material disputes concerning any Acquired Companies Products with any Significant Customer, and (b) none of the Acquired Companies nor any of their respective Subsidiaries has received written notice from any Significant Customer that such Significant Customer shall not continue as a customer of such Acquired Company and/or Subsidiary after the Closing, or that such Significant Customer intends to terminate any existing Contract with any of the Acquired Companies and/or any of their respective Subsidiaries as a result of consummation of the Transactions.

2.22         Suppliers. Each Third Party supplier that is the sole supplier of any significant product or service to the Acquired Companies and their Subsidiaries (each, a “Significant Supplier”) is listed on Schedule 2.22 of the Seller Disclosure Schedule. As of the Agreement Date, except in each case as would not, individually or in the aggregate, reasonably be expected to have an Acquired Companies Material Adverse Effect, (a) there are no outstanding disputes concerning products and/or services provided by any Significant Supplier to the Acquired Companies and their Subsidiaries, (b) none of the Acquired Companies nor any of their respective Subsidiaries has received any written notice from any Significant Supplier that such supplier shall not continue as a supplier to such Acquired Company and/or Subsidiary after the Closing, or that such Significant Supplier intends to terminate any existing Material Contract with any of the Acquired Companies and/or any of their respective Subsidiaries as a result of the consummation of the Transactions. The Acquired Companies and their Subsidiaries currently have access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Business. As of the date hereof, Seller has not received any written notices that, individually or in the aggregate, would reasonably be expected to result in the Acquired Companies not having access to all products and services reasonably necessary to carry on the Business for the duration of the two (2) year period following the date hereof.

2.23         No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article II, none of the Acquired Companies nor any of their respective Subsidiaries nor any of their respective Representatives nor any other Person on behalf of any of the Acquired Companies nor any of their respective Subsidiaries nor any of their respective Representatives, has made or makes any express or implied representation or warranty (and there is and has been no reliance by Acquirer or any of its Subsidiaries or any of their respective Affiliates or Representatives) in any way relating to any of the Acquired Companies, any of their respective Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Acquirer or any of its Affiliates or Representatives in connection with the Transactions, including the accuracy or completeness thereof. Without limiting the foregoing, none of the Acquired Companies, nor any of their respective Subsidiaries, nor any of their respective Representatives will have, or be subject to, any liability or other obligation to Acquirer or any of its Subsidiaries or Affiliates or any of their respective Representatives resulting from or in any way relating to or arising out of Acquirer’s or any of its Subsidiaries’ or Affiliates’ or any of their respective Representatives’ use of any information, documents, projections, forecasts or other material made available to Acquirer or any of its Subsidiaries or Affiliates or any of their respective Representatives, unless and only to the extent that any such information is expressly included in a representation or warranty contained in this Article II.

Article III
Representations and Warranties WITH RESPECT TO THE Seller

Subject to matters disclosed in the Seller Disclosure Schedule, Seller represents and warrants to Acquirer as follows:

3.1          Organization and Standing. The Seller is not in violation of any of the provisions of the articles or certificate of incorporation, as applicable, or bylaws or equivalent organizational or governing documents of any Acquired Company.

3.2          Authority; Non-Contravention.

(a)            The Seller has all requisite power and authority to enter into this Agreement and to complete the Transactions. This Agreement has been duly executed and delivered by the Seller and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and legally binding obligation of the Seller enforceable against the Seller in accordance with its terms subject to the Enforceability Exceptions.

(b)            The execution, delivery and performance by the Seller of this Agreement, do not, and the completion by Seller of the Transactions will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or require any consent, approval or waiver from any Person pursuant to, or result in the creation of any Encumbrance upon the Acquired Company Shares pursuant to (i) the Organizational Documents or any Contract or Order to which the Seller is subject, or (ii) assuming the making of the Required Seller Regulatory Filings and the receipt of the Required Seller Regulatory Approvals, any Applicable Law, except where such conflict, violation or default, individually or in the aggregate, would not reasonably be expected to adversely affect Seller’s ability to complete the Share Purchase or to otherwise perform its obligations under this Agreement.

(c)            No consent, clearance, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or any other Person is required to be made or obtained by the Seller in connection with the execution and delivery by Seller of this Agreement or any Transaction Document or the completion by Seller of the Transactions, except for (i) the Required Seller Regulatory Filings and the Required Seller Regulatory Approvals, and (ii) such consents, clearances, approvals, Orders, authorizations, registrations, declarations, filings and notices that, if not obtained or made, would not reasonably be expected to adversely affect the Seller’s ability to complete the Transactions in accordance with this Agreement or any Transaction Document and Applicable Law.

3.3          Title to Shares. After giving effect to the German Minority Interest Repurchase, the Seller (a) will own, of record and beneficially, all of the Acquired Company Shares as set forth on Schedule 2.2(a)(i) of the Seller Disclosure Schedule, which will represent all of the Equity Interests of the Acquired Companies after giving effect to the German Minority Interest Repurchase, and (b) will have good and valid title to such Acquired Company Shares, free and clear of all Encumbrances and, at Closing, shall deliver to Acquirer good and valid title to such Acquired Company Shares, free and clear of all Encumbrances. The Seller is not a party to any option, warrant, purchase right, or other Contract or commitment that requires the Seller to sell, transfer, or otherwise dispose of any Acquired Company Shares (other than this Agreement). The Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any share capital of the Acquired Companies, except as set forth on the Seller Disclosure Schedule.

3.4          Litigation. There are no Legal Proceedings pending nor, to the Knowledge of the Seller, threatened in writing against the Seller that seek to restrain or enjoin the completion of the Transactions.

3.5          Brokers and Transaction Fees. Seller has not employed nor made any agreement, contract, arrangement or understanding with any broker, finder, financial adviser, investment banker or similar agent, except for the Acquired Companies Financial Advisor, that will result in the obligation of any of the Acquired Companies, any of their respective Subsidiaries, Acquirer or any of their respective Affiliates to pay a brokerage, finder’s or other fee or commission in connection with the origin, negotiation or execution of this Agreement or in connection with the Transactions.

3.6          Investment Representations.

(a)            Offering Exemption. The Seller understands that the shares of Acquirer Stock to be acquired by the Seller pursuant to this Agreement have not been registered under the Securities Act or qualified under the securities Laws of any state or other jurisdiction, and that such shares of Acquirer Stock are being offered and sold pursuant to an exemption from such registration and qualification based in part upon the representations contained herein. The Seller is an “accredited investor” as that term is defined in Rule 501(a) under the Securities Act.

(b)            Knowledge and Experience; Ability to Bear Risks. The Seller has such knowledge and experience in financial and business matters that the Seller is capable of evaluating the merits and risks of the investment in Acquirer Stock contemplated by this Agreement, and the Seller is able to bear the economic risk of this investment in the shares of Acquirer Stock (including a complete loss of the Seller’s investment or a reduction in the price of Acquirer Stock, whether at the time it is held by the Seller).

3.7          No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article III, neither the Seller nor any of its Representatives, nor any other Person on behalf of the Seller, makes any express or implied representation or warranty (and there is, and has been, no reliance by Acquirer or any of their Representatives) with respect to the Seller or its respective businesses, or with respect to any other information provided, or made available, to Acquirer or their Representatives in connection with the Transactions, including the accuracy or completeness thereof. Without limiting the foregoing, the Seller will not have, nor be subject to, any liability or other obligation to Acquirer or their Representatives resulting from Acquirer’s or its Representatives’ use of any information, documents, projections, forecasts or other material made available to Acquirer or its Representatives, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article III.

Article IV
Representations and Warranties of Acquirer

Acquirer represents and warrants to the Seller as of the Agreement Date and as of the Closing Date, as follows:

4.1          Organization and Standing. Acquirer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Acquirer is not in violation of any of the provisions of its articles or certificate of incorporation, as applicable, or bylaws or equivalent organizational or governing documents.

4.2          Authority; Non-contravention.

(a)            Acquirer has all requisite corporate power and authority to enter into this Agreement, to perform its obligations under this Agreement and the other Transaction Documents, and to complete the Transactions. The execution and delivery of this Agreement and the other Transaction Documents and the completion of the Transactions have been duly authorized by all necessary corporate action on the part of Acquirer. This Agreement has been, and each of the other Transaction Documents has been (or will be at Closing), duly executed and delivered by Acquirer and, assuming the due execution and delivery of this Agreement and the other Transaction Documents by the other parties hereto, constitutes (or will constitute when executed and delivered) the valid and binding obligation of Acquirer, enforceable against Acquirer in accordance with its terms, subject to the Enforceability Exceptions.

(b)            The execution and delivery of this Agreement and the other Transaction Documents by Acquirer do not, and the completion of the Transactions will not: (i) conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the articles or certificate of incorporation, as applicable, or bylaws or other equivalent organizational or governing documents of Acquirer, in each case as amended to date, or (B) any Contract to which Acquirer or any of its Subsidiaries is a party; or (ii) assuming the making of the required filings pursuant to the HSR Act (the “Required Acquirer Regulatory Filings” and together with the Required Seller Regulatory Filings, the “Required Regulatory Filings”) and the expiration or termination of all waiting periods, and any extensions thereof, applicable to the Transactions under the HSR Act (the “Required Acquirer Regulatory Approvals” and together with the Required Seller Regulatory Approvals, the “Required Regulatory Approvals”), contravene, conflict with or result in a violation of, or give any Governmental Entity the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Applicable Law or any Order to which the Acquirer or any of its Subsidiaries or any of their respective assets is subject, except in the case of clauses (i)(B) and (ii), for any such contravention, conflict, violation, default, right of challenge, termination, cancellation or acceleration of any obligation or loss of any benefit under, or remedy or relief that, individually or in the aggregate, does not have, and would not reasonably be expected to have, an Acquirer Material Adverse Effect.

(c)            No Regulatory Filings, Regulatory Approvals, Third-Party Notices or Third-Party Consents are required to be made or obtained by or with respect to Acquirer in connection with the execution and delivery of this Agreement or any other Transaction Document or the completion of the Transactions (including, any filings and notifications as may be required to be made by Acquirer in connection with the Share Purchase and the Mergers), except for (i) the Required Acquirer Regulatory Filings and the Required Acquirer Regulatory Approvals, (ii) as required by applicable federal and state securities laws and the rules of the NYSE in connection with the issuance and listing on the NYSE of the shares of Acquirer Stock issuable in connection with the Mergers, and (iii) such consents, clearances, approvals, Orders, authorizations, registrations, declarations, filings and notices that, if not obtained or made, individually or in the aggregate, do not have, and would not reasonably be expected to have, an Acquirer Material Adverse Effect.

4.3          Issuance of Shares; Capitalization.

(a)            The Closing Stock Consideration, when issued and delivered by Acquirer in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid and non-assessable and free and clear of any Encumbrances (other than transfer restrictions under the Registration Rights Agreement). At the Closing, Acquirer will have sufficient authorized but unissued shares of capital stock to effect the Closing Stock Consideration.

(b)            The authorized capital stock of the Acquirer consists of (i) 500,000,000 shares of common stock, par value $0.001 per share (the “Common Shares”), and (ii) 1,000,000 share of preferred stock, par value of $0.0001 (the “Preferred Shares”). As of the close of business on January 14, 2021 (the “Measurement Date”), 226,704,981 Common Shares were issued and outstanding, and no Preferred Shares were issued and outstanding. All of the outstanding Common Shares have been duly authorized and validly issued, and are fully paid and nonassessable and free of preemptive rights, were issued in accordance with applicable Law and were not issued in violation of any preemptive or other similar rights. As of the Measurement Date, there was an aggregate of 12,400,813 Common Shares reserved for, and 20,091,803 Common Shares subject to, issuance pursuant to the Acquirer Stock Plans. Except as provided in the preceding sentence and except for Common Shares that after the date hereof become reserved for issuance or subject to issuance as permitted or required under this Agreement, the Acquirer has no Common Shares reserved for, or subject to, issuance. The Acquirer has no Preferred Shares or other shares of capital stock reserved for or subject to issuance (it being understood that “other shares of capital stock” shall not include Common Shares).

(c)            Except as set forth in Section 4.3(b), as of the Agreement Date, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, rights of first refusal, rights of first offer, restricted stock units, restricted stock, “phantom” stock rights, performance units, equity-based compensation, commitments or rights of any kind that obligate the Acquirer or any of its Subsidiaries to issue or sell any shares of capital stock or other equity or voting securities of the Acquirer or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from the Acquirer or any of its Subsidiaries any equity or voting securities of the Acquirer or any of its Subsidiaries, and no securities or obligations (contingent or otherwise) evidencing such rights are authorized, issued or outstanding. The Acquirer does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Acquirer on any matter. There are no voting trusts or other agreements or understandings to which the Acquirer or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Acquirer or any of its Subsidiaries, and to the Knowledge of the Acquirer, no voting trusts or other agreements or understandings with respect to the voting or registration of the capital stock or other equity interest of the Acquirer or any of its Subsidiaries are in effect.

4.4           Sufficient Funds. Acquirer currently has unrestricted access to, and as of the Closing will have on hand, sufficient available funds to pay the Closing Cash Consideration and pay any fees and expenses incurred by Acquirer in connection with the Share Purchase and the Mergers as contemplated by this Agreement.

4.5          Brokers and Transaction Fees. Neither Acquirer nor any of its respective officers, directors, employees or Affiliates acting on behalf of Acquirer has employed or made any agreement, contract, arrangement or understanding with any broker, finder, financial adviser, investment banker or similar agent or any Person except for Acquirer Financial Advisor, that will result in the obligation of Acquirer or any of its Subsidiaries to pay a brokerage, finder’s or other fee or commission in connection with the origin, negotiation or execution of this Agreement or in connection with the Transactions.

4.6          SEC Reports; Financial Statements.

(a)            Acquirer has timely filed or furnished all necessary forms, reports and other documents required to be filed or furnished by it with the SEC (including any amendments thereof and the exhibits thereto and documents incorporated by reference therein, the “SEC Reports”), or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of each of their respective dates, each SEC Report has complied in all material respects with the requirements of the Securities Act and the Exchange Act and relevant rules of the NYSE as the case may be, and none of the SEC Reports, when filed or as of its effective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            The financial statements of Acquirer included in the SEC Reports comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto and all other applicable accounting requirements as in effect at the time of filing (or to the extent corrected by a subsequent restatement).

(c)            Except as disclosed in SEC Reports filed prior to the Agreement Date, from the date of the most recent consolidated balance sheet of Acquirer and its Subsidiaries that are disclosed in the SEC Reports through the Agreement Date, there have been no events, occurrences or developments that have had, or would reasonably be expected to have, either individually or in the aggregate, an Acquirer Material Adverse Effect.

4.7          No Other Representations or Warranties. Except for the representations and warranties set forth expressly in this Article IV, neither Acquirer nor any of its Representatives or any other Person on behalf of Acquirer or any of its Representatives, makes any express or implied representation or warranty (and there is and has been no reliance by the Seller, the Acquired Companies or any of their Representatives) with respect to Acquirer or its business, or with respect to any other information provided, or made available, to the Seller, the Acquired Companies or their Representatives in connection with the Transactions, including the accuracy or completeness thereof. Without limiting the foregoing, Acquirer is not and will not be subject to any liability or other obligation to the Seller, the Acquired Companies or their Representatives resulting from the Seller’s, the Acquired Companies’ or their Representatives’ use of any information, documents, projections, forecasts or other material made available to the Seller, the Acquired Companies or their Representatives, unless and to the extent any such information is included expressly in a representation or warranty contained in this Article IV.

Article V
Conduct Prior to the Closing

5.1          Conduct of the Business of the Acquired Companies Prior to the Closing. During the period from the Agreement Date and continuing until the Closing or the earlier termination of this Agreement (the “Interim Period”), except as required or expressly permitted by this Agreement, as required by Applicable Law or as consented to in writing by Acquirer (including by email in accordance with Section 10.2), which consent shall not be unreasonably withheld, conditioned or delayed, the Acquired Companies shall and shall cause each of their Subsidiaries to and the Seller shall cause the Acquired Companies and each of their Subsidiaries to:

(a)            conduct the Business in the ordinary course of business consistent with past practice;

(b)            [Reserved];

(c)           use their commercially reasonable efforts consistent with past practice and policies to preserve intact their present business organizations, keep available the services of their present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them; and

(d)            keep Acquirer reasonably informed regarding the status of, and any communications with a Governmental Entity regarding, any inquiries, claims, assessments, audits, examinations, disputes or similar events with respect to a material amount of Taxes of the Acquired Companies or any of their Subsidiaries.

5.2          Restrictions on Conduct of the Business of the Acquired Companies. During the Interim Period, without limiting the generality or effect of Section 5.1 and except as required or expressly permitted by this Agreement, as required by Applicable Law or as consented to in writing by Acquirer (including by email in accordance with Section 10.2), which consent shall not be unreasonably withheld, conditioned or delayed except in the case of Sections 5.2(a), (b), (c), (e), (n), (t) or (w) or (y) with respect to any of the foregoing, each of the Acquired Companies shall not, and shall cause each of its Subsidiaries not to, cause or permit any of the following, and the Seller shall cause the Acquired Companies and each of their Subsidiaries not to cause or permit any of the following:

(a)            Organizational Documents. Amend the Organizational Documents or equivalent organizational or governing documents of any of the Subsidiaries.

(b)            Merger; Reorganization. Merge or consolidate itself with any other Person or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization, including any measures under the German Transformation Act (Umwandlungsgesetz).

(c)            Dividends; Changes in Share Capital. Declare or pay any non-cash dividends on or make any other non-cash distributions (whether in shares or other property) in respect of any of its Equity Interests, or split, combine or reclassify any of its Equity Interests or, except in connection with the German Minority Interest Repurchase, issue or authorize the issuance of any Equity Interests or other securities in respect of, in lieu of or in substitution for its Equity Interests or repurchase or otherwise acquire, directly or indirectly, any of its Equity Interests.

(d)            Material Contracts. (i) Enter into any Contract that would (if entered into prior to the Agreement Date) constitute a Material Contract, or (ii) terminate, or amend, modify or waive any of the material terms of, any of its Material Contracts; provided, that, this Section 5.2(d) shall not require the Acquired Companies to seek or obtain Acquirer’s consent in order to set or change the prices at which the Acquired Companies sells products or provides services in the Ordinary Course of Business.

(e)            Issuance of Equity Interests. Issue, deliver, grant or sell or authorize or propose the issuance, delivery, grant or sale of, any Equity Interests, including, without limitation, the German Treasury Shares, or enter into or authorize or propose to enter into any Contracts obligating it to issue any Equity Interests, including, without limitation, the German Treasury Shares.

(f)             Employees; Consultants; Independent Contractors. (i) Hire, or offer to hire, any officers or other employees, or any consultants or independent contractors, other than the hiring of non-officer employees, consultants or independent contractors earning annual compensation of less than $150,000 in the ordinary course of business consistent with past practice or as set forth on Schedule 5.2(f) of the Seller Disclosure Schedule; (ii) terminate the employment (other than for cause) of any Key Employee; (iii) provide for retention, severance, termination or change in control payments or benefits (other than statutory notice or termination payments for Persons employed or engaged outside of the United States); or (v) enter into, adopt, amend or terminate any Contract with a labor union or collective bargaining agreement, works council, economic committee, union or similar body (unless required by Applicable Law, in which case the Acquired Companies will deliver prompt notice of same to Acquirer).

(g)            Employee Benefit Plans; Pay Increases. (i) Adopt, terminate or materially amend any Acquired Companies Employee Plan or other employee or compensation benefit plan (other than ordinary course annual renewals of or modifications to Acquired Companies Employee Plans that are health or welfare plans consistent with the ordinary course of business consistent with past practice), except in each case as required under Applicable Law, or (ii) increase the salaries, wage rates, benefits or fees, of its employees or consultants (other than (A) increases in annual base salary or wage rates in the ordinary course of business consistent with past practice that not exceed 5% of annual base salary or wage rate on an individual basis or 3% of annual base salaries or wage rates in the aggregate, (B) increases in group welfare benefits in connection with welfare plan renewals in the ordinary course of business consistent with past practice, or (C) as disclosed to Acquirer and set forth on Schedule 5.2(g) of the Seller Disclosure Schedule).

(h)            Severance Arrangements. Grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay, or accelerate or enter into any Contract providing for the acceleration of vesting or other benefits, to any Person (other than payments or acceleration that have been disclosed to Acquirer and are set forth on Schedule 5.2(h) of the Seller Disclosure Schedule); provided, that, this Section 5.2(h) shall not require the Acquired Companies to seek or obtain Acquirer’s consent in order to pay or authorize the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person as required by existing Acquired Companies Employee Plans set forth on Schedule 2.12(d).

(i)            Loans and Investments. In each case except as set forth on Section 5.1(i) of the Seller Disclosure Schedule, (i) make any loans or advances to, or any material investments in or capital contributions to any Person except as set forth in Section 5.1 or (ii) forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money (other than prepayments of revolving loans and other than intercompany loans between or among any Acquired Company (or any of its Subsidiaries) and any other Acquired Company (or any of its Subsidiaries)).

(j)            Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness, except for indebtedness incurred in the ordinary course of business with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $200,000 for the Acquired Companies and their Subsidiaries taken as a whole.

(k)            [Reserved].

(l)             [Reserved].

(m)           Dispositions. Sell, lease, license or otherwise dispose of any material tangible assets, other than sales and nonexclusive licenses of the Acquired Companies Products or dispositions of obsolete or worthless equipment, in each case in the Ordinary Course of Business.

(n)           Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Acquired Companies and their Subsidiaries (taken as a whole) or the Business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership.

(o)            Payment of Obligations. Pay, discharge or satisfy (i) any claim or Liability arising other than in the Ordinary Course of Business, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements or (ii) defer payment of any accounts payable other than in the Ordinary Course of Business, or give any discount, accommodation or other concession other than in the Ordinary Course of Business, in order to accelerate or induce the collection of any receivable.

(p)            Insurance. Change the amount in any material respect of, or terminate, or fail to renew, any insurance coverage.

(q)            Termination or Waiver. Cancel, release or waive any material claims or rights held by the Acquired Companies or any of their Subsidiaries.

(r)             Lawsuits; Settlements. (i) Commence a lawsuit other than (A) for the routine collection of bills, (B) in such cases where the Acquired Companies in good faith determine that failure to commence suit would result in the material impairment of a valuable aspect of their business (provided, that, the Acquired Companies consult with Acquirer prior to the filing of such a suit), (C) for a breach of this Agreement or (D) counterclaims and countersuits or (ii) settle or agree to settle any pending or threatened lawsuit or other dispute, except for lawsuits or disputes where the aggregate amount in contention is not in excess of $1,000,000 and that does not involve the grant of equitable relief or otherwise impose any material restriction on the Acquired Companies’ or any of their Subsidiaries’ business.

(s)            Taxes. With respect to the Acquired Companies and their Subsidiaries: (i) make, change or revoke any material election in respect of Taxes (which shall include, for the avoidance of doubt, any entity classification election in accordance with the Treasury Regulations under Section 7701 of the Code and any election pursuant to Section 965 of the Code), (ii) change any annual Tax accounting period or adopt or change any Tax accounting method, (iii) file any income, or other material Tax Return, (iv) materially amend any Tax Return or file any claim for material Tax refunds, (v) enter into any Tax sharing, Tax allocation, Tax indemnity or similar agreement or closing or advanced pricing agreement, (vi) assume any Liability for the Taxes of any other Person (whether by Contract or otherwise), (vii) settle or compromise any claim, notice, audit or assessment in respect of material Taxes, (viii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or surrender any right to claim a Tax refund or credit, (ix) change its residence for any Tax purpose or establish any branch, agency, permanent establishment or other taxable presence in any jurisdiction outside its jurisdiction of incorporation, (x) enter into intercompany transactions giving rise to deferred gain or loss of any kind or (xi) fail to accrue or pay when due any Taxes.

(t)             Accounting. (i) Change accounting methods or practices (including any change in revenue recognition, treatment of deferred revenue, depreciation or amortization policies) or (ii) revalue any of its assets (including writing down any goodwill or writing off notes), except in each case as required by changes in Applicable Law or GAAP.

(u)            Real Property. Enter into any agreement for the purchase, sale or lease of any real property, other than lease renewals in the ordinary course of business consistent with past practice.

(v)            Encumbrances. Place or allow the creation of any material Encumbrance (other than a Permitted Encumbrance) on any of its properties.

(w)           [Reserved].

(x)            Subsidiaries. Take any action that would result in the Acquired Companies having one or more Subsidiaries (other than as listed on Schedule 2.1(b) of the Seller Disclosure Schedule), or acquire any Equity Interest or other interest in any other entity.

(y)            Capital Expenditures. Make any capital expenditures that would result in annual capital expenditures in excess of 110% of the budget set forth in the 2021 Business Plan made available to Acquirer.

(z)            Intended Tax Treatment. Take any action, or knowingly fail to take any action, which action or failure to act would or would be reasonably expected to prevent or impede the Mergers, taken together, from qualifying for the Intended Tax Treatment.

(aa)          Other. Agree in writing or otherwise to take any of the actions described in clauses (a) through (x) in this Section 5.2.

Notwithstanding anything to the contrary in this Section 5.2, the parties acknowledge and agree that nothing in this Agreement shall give Acquirer, directly or indirectly, the right to control or direct the Acquired Companies’ operations prior to Closing. Notwithstanding anything to the contrary in this Agreement, Seller and the Acquired Companies may take any and all actions (i) reasonably required to comply with applicable Law (which shall include for this purpose, any directive, pronouncement or guideline issued by any Governmental Entity or industry group) promulgated, issued or enacted in response to any pandemic (including COVID-19) or to otherwise respond to any pandemic (including COVID-19), epidemic, disease outbreak or domestic or foreign protest, or (ii) to respond to any operational emergencies (including any restoration measures in response to any tornado, flood, earthquake, hurricane, tsunami or other natural disaster or weather-related event, circumstance or development) or any material threat to health or safety of natural Persons.

5.3          Notices of Certain Events. During the period from the Agreement Date and continuing until the Closing (or earlier of the termination of this Agreement), the Acquired Companies and the Seller (as it relates to information about the Seller only) shall promptly notify Acquirer, and Acquirer shall promptly notify the Acquired Companies and the Seller, of:

(a)            any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Share Purchase, the Mergers or this Agreement;

(b)           any other notice or other communication from any Governmental Entity relating directly to the Share Purchase, the Mergers or this Agreement; and

(c)            any other event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VII impossible or unlikely.

5.4          Restrictions on Acquired Company Shares.

(a)            During the Interim Period, the Seller shall not, directly or indirectly, transfer, sell, exchange, pledge or otherwise dispose of or encumber any of the Acquired Company Shares or any interest therein, or enter into any agreement or other arrangement relating thereto.

(b)            The Seller shall not, directly or indirectly, grant any proxies or powers of attorney with respect to any of the Acquired Company Shares, deposit any of the Acquired Company Shares into a voting trust or enter into a voting agreement or similar arrangement or commitment with respect to any of the Acquired Company Shares.

Article VI
Additional Agreements

6.1          Pre-Closing No Solicitation.

(a)            During the period from the Agreement Date and continuing until the Closing (or the earlier termination of this Agreement), none of the Acquired Companies, nor any of their Subsidiaries nor Seller will, and none of the Acquired Companies, nor any of their Subsidiaries nor Seller will authorize or direct or permit any of their respective Representatives, acting on their behalf or at their direction, to, directly or indirectly, (i) solicit, initiate, seek, entertain, knowingly encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept or approve any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, or (v) enter into any other transaction or series of transactions the completion of which would impede, interfere with, prevent or delay, or would reasonably be expected to impede, interfere with, prevent or delay, the completion of the Share Purchase, the Mergers or the other Transactions. Each of the Acquired Companies, each of their Subsidiaries and the Seller will, and will cause their respective Representatives, acting on their behalf or at their direction, to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and (B) immediately revoke or withdraw access of any Person (other than Acquirer and its Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Acquired Companies or any of their Subsidiaries in connection with an Acquisition Proposal and request from each Person (other than Acquirer and its Representatives) the prompt return or destruction of all non-public information with respect to the Acquired Companies or any of their Subsidiaries previously provided to such Person in connection with an Acquisition Proposal.

(b)            Seller shall immediately (but in any event, within twenty-four (24) hours) notify Acquirer orally and in writing after receipt by Seller (or, to the actual knowledge of the Seller, by any of its Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal or (iv) any request for non-public information relating to the Acquired Companies or any of their Subsidiaries or for access to any of the properties, books or records of the Acquired Companies or any of their Subsidiaries by any Person or Persons in connection with, or that may reasonably be expected to lead to, an Acquisition Proposal, other than Acquirer and its Representatives. Such notice shall describe (A) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and (B) the identity of the Person making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. The sender of such notice shall keep Acquirer fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Acquirer a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing.

6.2           [Reserved]

6.3           [Reserved]

6.4           Confidentiality; Public Disclosure.

(a)            The parties hereto acknowledge that Acquirer, the Seller and the Acquired Companies have previously executed a non-disclosure agreement, dated as of August 31, 2020 (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms. Each party hereto agrees that it and its Representatives shall hold the terms of this Agreement, and the fact of this Agreement’s existence, in strict confidence. At no time shall any party hereto disclose any of the terms of this Agreement (including the economic terms) or any non-public information about a party hereto to any other Person without the prior written consent of the party hereto about which such non-public information relates. Notwithstanding anything to the contrary in the foregoing, a party hereto shall be permitted to disclose any and all terms to its financial, tax and legal advisors (each of whom is subject to a similar obligation of confidentiality), and to the extent necessary or advisable in compliance with Applicable Law and the rules of the NYSE, or to the extent reasonably necessary or appropriate in connection with any Required Regulatory Filings, Required Regulatory Approvals, or Third-Party Notices or Third-Party Consents required to be made or obtained in connection with the Transactions.

(b)            Acquirer and the Seller have agreed upon the initial joint press release and other public communications with respect to the execution of this Agreement, and will issue such press release and public communications promptly following the execution of this Agreement (the “Joint Communications”). Other than the Joint Communications, the Seller and the Acquired Companies shall not, and shall cause each of their Subsidiaries and its and their respective Representatives not to, issue any press release or other public communications relating to the terms of this Agreement or the Transactions, without the prior written approval of Acquirer (such consent not to be unreasonably withheld, conditioned or delayed), unless (i) such communication is required by Applicable Law (in which event written notice to that effect shall be first delivered to Acquirer prior to any such disclosure) or (ii) except as reasonably necessary in connection with any Required Regulatory Filings, Required Regulatory Approvals, or Third-Party Notices or Third-Party Consents required to be made or obtained in connection with the Transactions. Notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, Seller, the Acquired Companies and its Subsidiaries and Acquirer may make such public communications regarding this Agreement or the Transactions as they may determine (A) is reasonably necessary or appropriate to comply with Applicable Law or with the rules of NYSE; (B) consists solely of information previously disclosed in all material respects in previous press releases and public communications in compliance with this Section 6.4(b); (C) is reasonably appropriate in connection with making any Regulatory Filing or Third-Party Notice or obtaining or seeking to obtain any Regulatory Approval or Third-Party Consent, or (D) in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements consist solely of information previously disclosed in all material respects in previous press releases, public disclosures or public statements made by Acquirer or the Seller in compliance with this Section 6.4(b) and do not reveal material, non-public information regarding the other parties, this Agreement or the Transactions or.

6.5          Reasonable Best Efforts; Regulatory Approvals.

(a)            Each of the parties hereto agrees to use its reasonable best efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable and within its control to complete and make effective, as promptly as reasonably practicable, the Transactions, subject to and in accordance with the terms hereof, including the satisfaction of the conditions set forth in Article VII (which, for the avoidance of doubt, shall mean (i) with respect to the Seller, the conditions to Acquirer’s obligations set forth in Section 7.3, and (ii) with respect to Acquirer, the conditions to the Seller’s obligations set forth in Section 7.2), and to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting the completion of the Transactions on the terms and conditions set forth herein.

(b)            Acquirer, the Seller and the Acquired Companies will each use their respective reasonable best efforts to (i) prepare and file, in consultation with the other party and as promptly as reasonably practicable and advisable after the Agreement Date (and with respect to the notification and report forms under the HSR Act, if not filed prior to the Agreement Date, not later than ten (10) Business Days after the Agreement Date, unless another date is mutually agreed between the parties), all necessary or advisable Required Regulatory Filings required to be filed by it with respect to the Transactions with the Specified Regulatory Authorities (or submitting initial drafts thereof, where applicable), and (ii) promptly make any other necessary or advisable submissions to the Specified Regulatory Authorities required to be made by it in connection with the Transactions and respond as promptly as reasonably practicable to any reasonable requests for additional information or documentary material from the Specified Regulatory Authorities in connection with the Transactions.

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(c)          In furtherance and not in limitation of the foregoing, but subject to the provisions of this Section 6.4(c) and Sections 6.4(d)-(f), Acquirer shall use its reasonable best efforts to take or cause to be taken all actions necessary to obtain all required waiting period expirations or terminations and other Required Regulatory Approvals from the Specified Regulatory Authorities as promptly as reasonably practicable and in any event prior to the Termination Date. Acquirer shall pay all filing fees associated with the Required Regulatory Filings with the Specified Regulatory Authorities in connection with the Transactions.

(d)          Acquirer shall use its reasonable best efforts to take or cause to be taken all actions necessary to obtain the Required Regulatory Approvals from the Specified Regulatory Authorities as promptly as reasonably practicable, and in any event prior to the Termination Date (and the Seller and the Acquired Companies shall cooperate with Acquirer in connection therewith, if reasonably requested in writing by the Acquirer). In furtherance of and without limiting any of Acquirer’s covenants and agreements under this Section 6.5 Acquirer shall:

(i)            promptly take, and cause its Subsidiaries and Affiliates to take, any and all actions to resolve, avoid or eliminate any impediments or any objections that may be asserted by any Governmental Entity with respect to the Transactions under any Regulatory Law or to avoid or overcome the entry of any action, including any legislative, administrative or judicial action, injunction or other order, decree, decision, determination or judgment (in each case, whether temporary, preliminary or permanent) pursuant to any Regulatory Law, that would materially delay or would restrain, restrict, deny, prevent, enjoin or otherwise prohibit the consummation of the Transactions, including (x) the defense through litigation on the merits of any Claim pursuant to any Regulatory Law asserted in any court, agency or other proceeding by any Person, including any Governmental Entity, seeking to materially delay or to restrain, deny, prevent, enjoin or otherwise prohibit consummation of such Transactions and (y) offering or consenting to and effecting any sale, lease, license, disposal or holding separate of, or restriction or limitation on, any assets, operations, rights, product lines, licenses, categories of assets or business or other interests therein, of Acquirer and its Affiliates (including the Acquired Companies and their Subsidiaries), and entering into agreements with, and submitting to orders of, the relevant Governmental Entity giving effect thereto, or any other act, omission or restriction; and

(ii)           promptly take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind in connection with Regulatory Laws that would make consummation of the Transactions in accordance with the terms hereof unlawful or that would materially delay or that would restrain, deny, prevent, enjoin or otherwise prohibit consummation of the Transactions, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by Section 6.5(d)(i) above) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree in connection with Regulatory Laws so as to permit the consummation of the Transactions in accordance with the terms hereof as promptly as reasonably practicable and, in any event, prior to the Termination Date.

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(e)          Notwithstanding anything to the contrary in this Section 6.4 or elsewhere in this Agreement, it is expressly understood and agreed that Acquirer and its Subsidiaries and Affiliates (including the Acquired Companies and their respective Subsidiaries after the Closing) shall not be required to (and the Seller, the Acquired Companies and their respective Subsidiaries and Affiliates shall not, without Acquirer’s prior written consent) take any action or offer, negotiate, consent to or agree to accept any order, action or regulatory condition of any Governmental Entity containing terms, conditions, liabilities, obligations, commitments or sanctions (“Regulatory Remedies”), that, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on the business, assets, liabilities, properties, financial condition or results of operations of Acquirer and its Subsidiaries (including the Acquired Companies and their Subsidiaries), taken as a whole; provided, however, that for purposes of this Section 6.4(e) only, Acquirer and its Subsidiaries (including the Acquired Companies and their Subsidiaries) shall be deemed to be the same size as the Acquired Companies (taken as a whole) as of the Agreement Date (a “Burdensome Condition”).

(f)          To the extent requested in writing by Acquirer, the Seller, the Acquired Companies and their respective Subsidiaries and Affiliates shall agree or consent to, or enter into, any Regulatory Remedies, or take any other actions reasonably determined by Acquirer, in each case as necessary to obtain the Required Regulatory Approvals; provided that (I) the Seller, the Acquired Companies and their respective Subsidiaries and Affiliates shall not agree or consent to, enter into, or take any Regulatory Remedies or such other actions except as and to the extent requested in writing by Acquirer and (II) no party shall be required pursuant to the foregoing to agree or consent to, enter into, or take any Regulatory Remedy or such other action that is not conditioned upon the consummation of the Transactions.

(g)          Acquirer, the Seller, and the Acquired Companies shall promptly inform the other parties of any material communication between such party and any Governmental Entity regarding the Transactions. No party shall submit any material communication (whether to be delivered verbally or in writing) or documentation to any Governmental Entity in connection with the Transactions, including any Required Regulatory Filings or other requests for Required Regulatory Approvals, unless prior to such submission, the submitting party has provided the other party a reasonable opportunity to review and comment on such submission and has considered in good faith any reasonable input from such other party with respect thereto. If Acquirer or any Subsidiary or Affiliate of Acquirer receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the Transactions, then Acquirer shall make or cause to be made, as promptly as reasonably practicable, a response substantially in compliance with such request. If the Seller, the Acquired Companies, or any of their Subsidiaries or Affiliates receive any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to any of the Transactions, then the Seller shall make or cause to be made, as promptly as reasonably practicable, a response substantially in compliance with such request (subject to Acquirer’s right to review any such material response in advance as set out above). None of the Seller, any of the Acquired Companies or any of their respective Subsidiaries and Affiliates, on the one hand, or Acquirer or any of its Subsidiaries or Affiliates, on the other hand, shall communicate with any Governmental Entity relating to the Transactions or permit any of their Representatives to participate in any meeting or discussion with any Governmental Entity relating to the Transactions unless they consult with the other party in advance and, to the extent permitted by such Governmental Entity, grant the other party the opportunity to attend and participate in the discussions, communications or meetings. Without limiting the generality of the foregoing, each party shall provide to the other (or the other’s respective advisors) upon request copies of all material correspondence, advocacy, white papers and similar submissions between such party and any Governmental Entity relating to the Transactions; provided, however, that the parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to another party under this Section 6.5 as “outside counsel only.” Such “outside counsel only” materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

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6.6          Third Party Consents; Notices.

(a)          Following consultation with Acquirer, the Acquired Companies shall, and the Seller shall cause the Acquired Companies to, use reasonable best efforts to obtain prior to the Closing, and deliver to Acquirer at or prior to the Closing, all Third-Party Consents listed or described on Schedule 6.6(a) of the Seller Disclosure Schedule; provided, however, that in no event shall Seller or any of the Acquired Companies or any of their respective Subsidiaries be required to pay any money (or otherwise provide anything of value) to any Third Party, or to take or agree to take any other action that would reasonably be expected to be materially adverse to any Acquired Company or any of its Subsidiaries that is not conditioned on consummation of the Closing, in each case in order to obtain any such Third-Party Consent.

(b)          Following consultation with Acquirer, the Seller shall cause the Acquired Companies to give all notices and other information required to be given to the employees of the Acquired Companies and their Subsidiaries, any collective bargaining unit representing any group of employees of any of the Acquired Companies or any of their respective Subsidiaries, or any applicable Governmental Entity in connection with the Transactions.

6.7          Appointment to Board of Directors. Between the Agreement Date and the Closing, Acquirer shall take all action necessary, in accordance with Applicable Law and its Organizational Documents, to cause the Seller to be appointed to the Acquirer’s Board of Directors as a Class III director, effective from and after the Closing until his successor is duly elected or appointed in accordance with Acquirer’s Organizational Documents.

6.8          Access to Information.

(a)          During the period from the Agreement Date and continuing until the Closing (or the earlier termination of this Agreement), (i) the Acquired Companies shall (A) afford Acquirer and its Representatives reasonable access during normal business hours to the Acquired Companies’ and each of their Subsidiaries’ properties, personnel, books, Contracts, records and accounting and financial information and systems and (B) furnish to Acquirer and its Representatives such financial and operating data and other information of the Acquired Companies and their Subsidiaries as such Persons may reasonably request.

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(b)          [Reserved].

(c)          Notwithstanding the foregoing subsection (a), the Acquired Companies may (i) withhold any attorney-client privileged communications, or (ii) withhold or redact any document or information, to the extent necessary to avoid violation of any obligation of confidentiality or waiver of any attorney-client privilege or other legal privilege; provided, however, that, in the event that the Acquired Companies withholds a document or information in circumstances in which clause (i) or (ii) apply, then the Acquired Companies shall use commercially reasonable efforts to make reasonable and appropriate substitute arrangements to provide Acquirer and its Representatives such documents or information in a manner that does not result in such violation or waiver, as applicable. Notwithstanding anything in this Agreement (other than Section 10.16) to the contrary, to the extent that any information or material provided by or on behalf of Seller or any Acquired Company to Acquirer or any of its Affiliates or Representatives in connection with the Transactions may include information or material that is subject to any attorney-client privilege, work product doctrine or other applicable legal privilege, the Parties acknowledge and agree that have a commonality of interest with respect to such matters and that it is their desire, intention and mutual understanding that the sharing of such information or material with Acquirer or any of its Affiliates or Representatives is not intended to, and shall not, waive or diminish in any way the confidentiality of such information or material or its continued protection under the attorney-client privilege, work product doctrine or other applicable legal privilege. All of such information and material that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to protection thereunder notwithstanding any provision of such material or information to Acquirer or any of its Affiliates or Representatives pursuant to this Agreement or otherwise in connection with the Transactions.

(d)          No information or knowledge obtained by Acquirer or any of its Representatives during the pendency of the Transactions in any investigation pursuant to this Section 6.8 shall affect or be deemed to modify any representation, warranty, covenant, agreement, obligation or condition set forth herein.

6.9          [Reserved].

6.10        Employees.

(a)          Each Acquired Companies Employee whose employment with the Acquired Companies or a Subsidiary thereof continues following the Closing, is referred to herein as a “Continuing Employee.” The Acquired Companies will consult with Acquirer (and will consider in good faith the advice of Acquirer) prior to sending any notices or other communication materials to its employees or any works council, employee representative or other employee representative bodies representing the employees regarding the Transactions. The Acquired Companies will and will procure that their Subsidiaries shall comply with all obligations it has to inform or consult with any such persons regarding the Transactions.

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(b)          For a period of twelve (12) months following the Closing Date, Acquirer shall, or shall cause its Subsidiaries to, provide for Continuing Employees while they remain employed by an Acquired Company or a Subsidiary thereof (i) at least the same base salary or wage rate and target annual cash incentive amount (excluding specific performance goals), if any, as those provided to the Continuing Employees immediately prior to the Closing, and (ii) other employee benefits (including change in control, retention benefits, nonqualified deferred compensation, incentive compensation, retiree welfare and defined benefit pension benefits) that are substantially comparable in the aggregate to those provided to similarly situated employees of the Acquirer. No provision of this Agreement shall be construed as a guarantee of continued employment of any Continuing Employee and this Agreement shall not be construed so as to prohibit Acquirer or any of its Subsidiaries from having the right to terminate the employment of any Continuing Employee.

(c)          From and after the Closing, Acquirer shall, or shall cause its Subsidiaries to, give each Continuing Employee full credit for all purposes (including for purposes of eligibility to participate, level of benefits, and benefit accrual under vacation and severance plans, and, if such benefits are provided to similarly situated employees of Acquirer and its Subsidiaries, for purposes of early retirement eligibility and early retirement subsidies) under any employee benefit plans, arrangements, collective agreements and employment-related entitlements (including under any applicable 401(k), savings, medical, dental, life insurance, vacation, long-service leave or other leave entitlements, post-retirement, health and life insurance, severance or separation pay plans) provided, sponsored, maintained or contributed to by Acquirer or any of its Subsidiaries for such Continuing Employee’s service with the Acquired Companies, and with any predecessor employer, to the same extent recognized by the Acquired Companies as of immediately prior to the Closing, except to the extent such credit would result in the duplication of benefits for the same period of service.

(d)          Acquirer shall, or shall cause its Subsidiaries to (i) waive, for each Continuing Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the health and welfare plans of Acquirer or any of its Subsidiaries applicable to such Continuing Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to such Continuing Employee under the terms of the health and welfare plans of the Acquired Companies, and (ii) give full credit under the health and welfare plans of Acquirer and its Subsidiaries applicable to each Continuing Employee and his or her dependents for all co-payments and deductibles satisfied prior to the Closing in the same plan year as the Closing, and for any lifetime or out-of-pocket maximums, in each of clauses (i) and (ii), as if there had been a single continuous employer.

(e)          Subject to the terms of the Employment Agreement in the form attached hereto as Exhibit B (the “Employment Agreement”), nothing in this Section 6.9 shall be construed so as to, (i) prevent or restrict in any way the right of Acquirer or any Acquired Company to terminate, reassign, promote or demote any employee, consultant, director or other service provider (or to cause any of the foregoing actions) at any time following the Closing, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such employee, consultant, director or other service provider at any time following the Closing; (ii) constitute an amendment or modification of any Acquired Companies Employee Plan or other employee benefit plan, (iii) create any third-party beneficiary rights in any such current or former employee, consultant, director or other service provider (including any beneficiary or dependent thereof) or (iv) obligate Acquirer or any of its Affiliates to adopt or maintain any particular plan or program or other compensatory or benefits arrangement at any time or prevent Acquirer or any of its Affiliates from modifying or terminating any such plan, program or other compensatory or benefits arrangement at any time.

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6.11        Termination of Certain Employee Benefit Plans. Effective no later than the day immediately preceding the Closing Date, if requested by the Acquirer, the Acquired Companies or their Subsidiaries shall terminate all Acquired Companies Employee Plans intended to qualify as cash or deferred arrangement under Section 401(k) of the Code . The Acquired Companies shall provide Acquirer with evidence that such plans and awards have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board or sole shareholder of the relevant Acquired Company.

6.12        Labor Consultation. Prior to the Closing, the Acquired Companies shall comply with any and all labor notification or consultation requirements and the terms of any collective bargaining agreements or other labor agreements in connection with the Transactions, including without limitation, any notice or consultation requirements set forth in such collective bargaining agreements or labor agreements.

6.13        Tax Matters.

(a)          Tax Cooperation.

(i)            Acquirer, the Seller and the Acquired Companies agree to (and the Acquired Companies shall cause each of their Subsidiaries to) furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes (for the avoidance of doubt, such cooperation shall include the retention and provision of information and documents required to support the Intended Tax Treatment), including, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Acquirer, the Acquired Companies and their Subsidiaries or the Seller, the making of any election relating to Taxes, the preparation for any audit by any Tax Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax (including, for the avoidance of doubt, any Tax Matter (as defined in Section 6.13(g))). Acquirer, the Seller and the Acquired Companies shall (and the Acquired Companies shall cause each of their Subsidiaries to) retain all books and records with respect to Taxes for a period of at least seven (7) years following the Closing Date.

(ii)           The Seller shall use commercially reasonable efforts to cause its (direct and indirect) owners to cooperate fully with Acquirer in connection with the matters described in Section 6.13(a)(i), including in the preparation of reasonable documentation to support the Intended Tax Treatment.

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(b)          The Seller and the Acquired Companies further agree, upon request, to use its best efforts to obtain, or, in the case of the Acquired Companies, to cause their Subsidiaries to use their reasonable best efforts to obtain, any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).

(c)          The Seller shall prepare and timely file, or shall cause to be prepared and timely filed, (i) all Tax Returns in respect of the Acquired Companies or any of their Subsidiaries that are required to be filed (taking into account any extension) on or before the Closing Date and (ii) any Pass-Through Tax Returns for taxable periods ending on or before the Closing Date (collectively, the “Seller Prepared Tax Returns”), and shall pay, or cause to be paid, all Taxes of the Acquired Companies and their Subsidiaries due on or before the Closing Date. The Seller Prepared Tax Returns shall be prepared by treating items in a manner consistent with the Ordinary Course of Business, with respect to such items, except as required by Applicable Law. At least twenty (20) days prior to filing any Seller Prepared Tax Return, the Seller shall submit a copy of such Tax Return to Acquirer for Acquirer’s review and approval, which approval shall not be unreasonably withheld. The Seller shall incorporate any reasonable comments that Acquirer submits to the Seller no less than five (5) Business Days prior to the due date of such Tax Returns.

(d)          Acquirer shall prepare and timely file, or shall cause to be prepared and timely filed, each Tax Return in respect of the Acquired Companies or any of their Subsidiaries (other than Seller Prepared Tax Returns prepared and filed pursuant to Section 6.12(c) above) which relate to a taxable period ending on or before the Closing Date but that is required to be filed after the Closing Date, and the Seller shall pay, or cause to be paid, all Taxes due with respect to such Tax Return. Acquirer shall deliver at least twenty (20) days prior to the due date (taking into account any extension) for the filing of such Tax Returns with respect to Taxes for which the Seller are responsible pursuant to this Agreement to the Seller for the Seller’s review a draft of such Tax Returns. Acquirer shall incorporate any reasonable comments that the Seller submit to Acquirer no less than five (5) Business Days prior to the due date of such Tax Returns. The Seller shall make the payment due to Acquirer under this Section 6.13(d) at least two (2) Business Days before payment of Taxes (including estimated Taxes) is due to the Tax Authority.

(e)          Acquirer shall prepare and timely file, or cause to be prepared and timely filed, each Tax Return (a “Straddle Period Tax Return”) required to be filed by the Acquired Companies or their Subsidiaries for a Straddle Period. Acquirer shall deliver at least ten (10) days prior to the due date for the filing of such Straddle Period Tax Return with respect to Taxes for which the Seller are responsible pursuant to this Agreement to the Seller for the Seller’s review a draft of such Tax Return. Acquirer shall consider in good faith any comment that the Seller submit to Acquirer no less than five (5) Business Days prior to the due date of such Tax Returns.

(f)           With respect to Taxes of the Acquired Companies and their Subsidiaries relating to a Straddle Period, the Seller shall pay to Acquirer the amount of such Taxes allocable to the portion of the Straddle Period that is deemed to end on the close of business on the Closing Date. The portion of any Tax that is allocable to the taxable period that is deemed to end on the Closing Date will be: (A) (i) in the case of Property Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Acquired Companies or their Subsidiaries terminated at the close of business on the Closing Date and (B) the amount of any Taxes attributable to any amount required to be included in the gross income of the Acquired Companies under Sections 951 and 951A of the Code to the extent such amount would be allocable to the Pre-Closing Tax Period if the taxable year of the Acquired Companies and their Subsidiaries terminated at the end of the Closing Date. The Seller shall make such payment at least two (2) Business Days before payment of Taxes (including estimated Taxes) is due to the Tax Authority.

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(g)          Tax Contests.

(i)            Acquirer, the Acquired Companies and their Subsidiaries, on the one hand, and the Seller and their Affiliates, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes of the Acquired Companies and their Subsidiaries relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Any failure to so notify the other party of any Tax Matter shall not relieve such other party of any liability with respect to such Tax Matters except to the extent such party was actually and materially prejudiced as a result thereof.

(ii)           Acquirer (and its Affiliates) shall have the right to control the conduct of any Tax Matter involving the Acquired Companies and their Subsidiaries; provided, that, if a Tax Matter relates to Taxes for which the Seller is responsible pursuant to this Agreement (i) the Seller shall have the right to participate (at its sole cost and expense) in the conduct of such Tax Matter, (ii) Acquirer shall keep the Seller reasonably informed and consult in good faith with the Seller with respect to any material issue relating to such Tax Matter and (iii) Acquirer shall not settle such Tax Matter without the consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed. In the event of a conflict between the provisions of this Section 6.13(g) and Section 9.7, the provisions of this Section 6.13(g) shall control.

(h)          Section 338 Election.

(i)            If timely requested by Acquirer within the prescribed period for filing IRS Form 8023 and any similar forms required by Applicable Law (collectively, the “Section 338 Election Forms”), Acquirer and the Seller will join in making, and will take any and all actions necessary to effect, a timely and irrevocable election under Section 338(h)(10) of the Code (and the Treasury Regulations and administrative pronouncements thereunder) and any comparable provision of state, local, or foreign Applicable Law (the “Section 338 Election”) with respect to any Acquired Company (other than envisionTEC) indicated by Acquirer. Acquirer will prepare the Section 338 Elections Forms, and the Seller will cooperate with Acquirer in the preparation and filing of the Section 338 Election Forms, including signing and delivering duly completed, executed copies of such Section 338 Election Forms promptly following Acquirer’s timely request under this Section 6.13(h)(i) or, if Acquirer makes its request prior to the Closing, on the Closing Date. Acquirer and the Seller shall not take any action that could cause the Section 338 Election to be invalid, shall report the transactions contemplated by this Agreement consistent with the treatment of the Share Purchase as a “qualified stock purchase” and consistent with the Section 338 Election, and shall take no position inconsistent therewith in any Tax Return, in any proceeding before any Governmental Entity, or otherwise. The Seller will include any income, gain, loss, deduction or other Tax item resulting from the Section 338 Election on the Seller’s Tax Returns to the extent required by Applicable Law.

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(ii)           If Acquirer requests to make the Section 338 Election pursuant to the terms of Section 6.13(h)(i) with respect to any Acquired Company (other than envisionTEC), then within ninety (90) days of the final determination of any adjustments made pursuant to Section 1.10 (b) (but no later than sixty (60) days prior to the due date for the Section 338 Election Forms), Acquirer will prepare a determination of the aggregate deemed sales price (“ADSP”) (as defined in the applicable Treasury Regulations under Section 338 of the Code) and a proposed allocation of the ADSP among the assets of such Acquired Company in a manner consistent with Sections 338 and 1060 of the Code (the “Allocation”) and will deliver the Allocation to the Seller. The Seller will, within thirty (30) calendar days of receipt of the Allocation, notify Acquirer that Seller agrees with the Proposed Allocation or will identify any comments Seller has to the Allocation. Acquirer will consider Seller’s comments to the Allocation in good faith. Acquirer will prepare consistently with the Allocation IRS Form 8883 and any similar forms required by applicable state and local Tax Laws (collectively, the “Section 338 Allocation Forms”), and promptly deliver copies of the Section 338 Allocation Forms to the Seller. If the Final Closing Consideration is adjusted pursuant to this Agreement, then the Allocation shall be adjusted in accordance with this Section 6.13(h)(ii).

(iii)          If Acquirer requests to make any Section 338 Election pursuant to the terms of Section 6.13(h)(i) with respect to any Acquired Company (other than envisionTEC), then, notwithstanding anything to the contrary in this Agreement, Acquirer shall promptly (and in any event within twenty (20) days after making such election or, if later, after the final determination of the Gross Up Notice pursuant to Section 6.12(h)(iv)) pay to Seller by wire transfer of immediately available funds an amount in cash equal to (A) the excess, if any, of (I) the total amount of all federal, state and local Taxes imposed upon the Seller solely by reason of the deemed sale of the Acquired Company’s assets and the deemed liquidation of the Acquired Company as a result of the Section 338 Election, over (II) the total amount of all federal, state and local Taxes which would have been required to have been paid by the Seller upon any gain the Seller would have recognized with respect to the sale of the Shares to the Buyer if the Section 338 Election had not been made (the “Section 338 Gross Up”).

(iv)          The Seller shall initially calculate the Section 338 Gross Up amount consistent with the Allocation and provide such calculation, together with a statement describing in reasonable detail the manner in which such computation was made (the “Gross Up Notice”), to Acquirer no later than fifteen (15) days following the receipt of Acquirer’s request to make any Section 338 Election pursuant to the terms of Section 6.12(h)(i). The Gross Up Notice shall be final and binding on all parties unless, within thirty (30) days after delivery thereof to Acquirer, Acquirer delivers a written notice to the Seller of Acquirer’s objections to the Gross Up Notice. The Seller and Acquirer shall use reasonable efforts to resolve any disputed items on the Gross Up Notice, provided that if the Seller and Acquirer cannot come to a mutual agreement on the Gross Up Notice, the matter shall be resolved in accordance with substantially identical procedures as set forth for the resolution of disputes in Section 1.10(b)(iv). In the event of a revision to the amount of Taxes payable by the Seller as a result of the Section 338 Election pursuant to a determination by a Tax Authority, the Section 338 Gross Up shall be recalculated using the same principles, assumptions and parameters used to calculate the Section 338 Gross Up as set forth above, and any increase or decrease in the amount of the Section 338 Gross Up will be paid by Acquirer or the Seller, as the case may be, within five (5) days following the completion of such calculation.

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(v)           Acquirer, the Acquired Companies (other than envisionTEC), and the Seller will file all Tax Returns (including but not limited to the Section 338 Election Forms and the Section 338 Allocation Forms) consistent with the Allocation and will not voluntarily take any action inconsistent therewith upon any audit or examination of any Tax Return or in any other filing or proceeding relating to Taxes; provided, however, that nothing contained herein will prevent Acquirer or the Seller from settling any proposed deficiency or adjustment with respect to Taxes by any Governmental Entity based upon or arising out of the Allocation, and neither Acquirer nor the Seller will be required to litigate before any court any proposed deficiency or adjustment with respect to Taxes by any Governmental Entity challenging the Allocation.

Seller shall not, and shall cause each of envisionTEC, Gulf, and 3dbotics not to, take or fail to take any action which action (or failure to act) could reasonably be expected to result in the termination of the status of any of envisionTEC, Gulf, or 3dbotics as a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code or under any corresponding provisions of applicable state and local Tax laws to the extent they recognize S corporation status.

(vi)          Acquirer shall not make an election under Section 338(g) with respect to any Acquired Company.

(vii)         With respect to the Mergers, this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code.

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6.14        Directors’ and Officers’ Indemnification.

(a)          [Reserved]

(b)          Acquirer agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring on or prior to the Closing Date now existing in favor of the current or former directors, officers or employees of the Acquired Companies and their Subsidiaries as provided in their respective Organizational Documents and any indemnification or other similar Contracts of any of the Acquired Companies or any of their Subsidiaries, in each case, as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms. From and after the Closing Date and for a period of at least six (6) years thereafter, Acquirer agrees that it will cause the Acquired Companies and their Subsidiaries to indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Closing Date, a director, officer or employee of any Acquired Company or its Subsidiaries (or the Acquirer or any of its other Subsidiaries) or who is as of the date of this Agreement, or who thereafter commences prior to the Closing Date, serving at the request of an Acquired Company or any of its Subsidiaries (or Acquirer or any of its Subsidiaries) as a director, officer or employee of another Person (collectively, the “Acquired Company Indemnified Parties”), against all Damages incurred in connection with any Claim, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Closing Date (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Company Indemnified Party is or was a director, officer or employee of any Acquired Company or any of its Subsidiaries (or Acquirer or any of its other Subsidiaries) or is or was serving at the request of any Acquired Company or any of its Subsidiaries (or Acquirer or any of its other Subsidiaries) as a director, officer or employee of another Person, whether asserted or claimed prior to, on, or after the Closing Date, to the fullest extent permitted under applicable Law. In the event of any such Claim, (i) each Company Indemnified Party will, to the fullest extent permitted under applicable Law, be entitled to advancement of expenses incurred in the defense of any such Claim from Acquirer within ten (10) Business Days after receipt by Acquirer from the Company Indemnified Party of a request therefor (provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification), and (ii) Acquirer shall cooperate in good faith in the defense of any such matter. In addition, during the period commencing on the Closing Date and ending on the sixth (6th) anniversary of the Closing Date, Acquirer will cause the Organizational Documents of the Acquirer and the Acquired Companies to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Organizational Documents of the Acquirer as of the Agreement Date. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(c)          In the event that the Acquirer, any Acquired Company or any of its respective Subsidiaries (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.14.

(d)          The rights of each Covered Person pursuant to this Section 6.14 shall be in addition to, and not in limitation of, any other rights such Covered Person may have (including any indemnification, exculpation or advancement of expenses rights) under the Organizational Documents of the Acquired Companies or any of their Subsidiaries, any Contract (including any indemnification agreements between the Acquired Companies or any of their Subsidiaries, on the one hand, and the officers and directors of the Acquired Companies or any of their Subsidiaries on the other hand), or under Applicable Law. The provisions of this Section 6.13 shall survive the Closing and shall not be terminated or modified in any manner that is adverse to the Covered Persons (and their respective heirs, legal representatives, successors and assigns), it being expressly agreed that the Covered Persons (including their respective successors and assigns) are intended to, and shall, be third party beneficiaries of, and entitled to enforce, this Section 6.14.

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6.15        Book-Entry; Legends.

(a)          Notwithstanding anything else to the contrary in this Agreement, all Acquirer Stock issued pursuant to this Agreement shall be issued in uncertificated book-entry form (unless otherwise determined by Acquirer in its sole discretion).

(b)          In addition to any legend imposed by applicable state securities laws, the book entries representing Acquirer Stock to be issued pursuant to this Agreement shall bear a restrictive legend (and stop transfer orders shall be placed against the transfer thereof with Acquirer’s transfer agent), stating substantially as follows, which shall be removed only in compliance with the Registration Rights Agreement and applicable securities laws:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE ACQUIRED COMPANIES THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

6.16        R&W Insurance Policy.

(a)          Acquirer has obtained and caused to be underwritten a binder for a buy-side insurance policy, to be effective upon or substantially contemporaneously with execution of this Agreement, providing insurance coverage for breaches of the representations and warranties of Seller and the representations and warranties of the Acquired Companies in this Agreement (the “R&W Insurance Policy”), a version of which has been provided to Seller prior to the date hereof. Acquirer shall be responsible for paying all R&W Insurance Policy Expenses to the Third Parties to whom such expenses are payable; provided, however, that fifty percent (50%) of the R&W Insurance Policy Expenses (up to one million five hundred thousand dollars ($1,500,000)) shall be considered Seller Transaction Expenses and withheld from the Closing Cash Consideration pursuant to Section 1.9(a) hereof (the amount so withheld, “Seller R&W Insurance Expense Withholding Amount”); and provided further that, notwithstanding anything in this Agreement to the contrary, in no event shall the Acquired Companies or their Subsidiaries (or Seller), individually or collectively, be responsible (through withholding from the Closing Cash Consideration or any requirement or obligation to pay or reimburse Acquirer or any of its Subsidiaries or any Third Party) for any amount in excess of one million five hundred thousand dollars ($1,500,000) in the aggregate for R&W Insurance Policy Expenses and Seller’s share of the Retention Amount Losses (as defined below) pursuant to Section 6.15(b) below. Acquirer acknowledges that the representations and warranties of Seller and representations and warranties of the Acquired Companies contained in or made pursuant to this Agreement and the representations and warranties of Seller and/or the Acquired Companies set forth in any certificate delivered at the Closing in connection with this Agreement (except for the Fundamental Representations) shall terminate effective as of the Closing, shall not survive the Closing and that, after the Closing occurs, the sole recourse and remedy of Acquirer (or any other Acquirer Related Party) for monetary damages (whether such damages arise pursuant to contract, tort or other theory of law) in respect of any inaccuracy or breach of any representation or warranty of Seller or any representation or warranty of the Acquired Companies contained in this Agreement or in any certificate delivered pursuant hereto, or otherwise in connection with the matters described in this Agreement or the consummation of the Transactions (except for Acquirer’s right to seek indemnification from Seller with respect to any breach of Fundamental Representations as contemplated by Section 9.2(a)(i) and (ii)), shall be to make a claim against the R&W Insurance, except in the event of Fraud on the part of Seller or the Acquired Companies in connection with their representations and warranties set forth herein; provided, that, nothing in this Section 1.1(a) is intended to, and nothing in this Section 6.15(a) shall be construed or interpreted to, limit the right of any party hereto to equitable remedies or other non-monetary remedies at law, including the right to seek specific performance and/or injunctive relief under Applicable Law. Acquirer agrees to cause the R&W Insurance Policy, when issued, to expressly provide that the insurer(s) issuing such policy shall waive or otherwise not pursue any subrogation rights against Seller or any other Seller Related Party (the “Non-Subrogation Provisions”) in each case except with respect to Fraud and that the Non-Subrogation Provisions shall not be amended or otherwise waived in a manner adverse to Seller without Seller’s prior written consent.

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(b)          Notwithstanding anything in this Agreement to the contrary, with respect to any Damages incurred or suffered by any Acquirer Related Party resulting from or arising out of any breach of any representation or warranty of Seller or any representation or warranty of the Acquired Companies in Article II or III hereof for which recovery would be available to Acquirer under the R&W Insurance Policy but for application of the Retention (as defined in the R&W Insurance Policy) and that are deemed under the terms of the R&W Insurance Policy to occur before the Retention Dropdown Date (as defined in the R&W Insurance Policy) (collectively, the “Retention Amount Losses”), any Retention Amount Losses (up to the amount of the Retention but in no event exceeding the Seller Retention Amount Limit) shall be reimbursed to Acquirer by the Retention Escrow Agent (upon joint written instructions from Seller and Acquirer) in accordance with the Escrow Agreement. For the avoidance of doubt, in no event shall Seller be responsible pursuant to this Section 6.15(b) for more than fifty percent (50%) of the original Retention or for any Damages that are deemed under the terms of the R&W Insurance Policy to occur after the Retention Dropdown Date. Acquirer shall promptly notify Seller in writing of any claim under the R&W Insurance Policy and shall provide documentation confirming that the claim has been accepted or denied by the insurer. Except as may relate to the determination of Fraud in connection with the making of any representation in Articles II or III, solely for purposes of this Section, the words “material,” “materiality,” “Material Adverse Effect,” or words or phrases of similar effect or import shall be disregarded both for purposes of determining (1) the existence of a breach of any representation in Articles II or III hereof and (2) any Damages relating thereto.

6.17        Required Financial Statements.

(a)          The Seller and the Acquired Companies shall (i) prepare and deliver, or cause to be prepared and delivered at or prior to the Closing Date, to Acquirer the audited carve-out financial statements of the Business required to be filed with the SEC by Acquirer on a Current Report on Form 8-K in connection with the Closing pursuant to Item 9.01(a) thereof for the periods specified in Rule 3-05(b) of, and otherwise prepared pursuant to, Regulation S-X under the Securities Act following receipt by Acquirer of written notice specifying the financial statements of the Business which are required to be filed with the SEC in accordance with such rules and regulations (such audited financial statements as specified by Acquirer, the “Required Carve-Out Audited Financial Statements”), and (ii) use commercially reasonable efforts to provide Acquirer, pursuant to and subject to Section 6.8, (A) as promptly as reasonably practicable following the date of the applicable request by Acquirer, such information as Acquirer shall reasonably request for Acquirer and its Subsidiaries to prepare the pro forma financial information regarding Acquirer and its consolidated Subsidiaries, giving effect to the Closing, required to be filed with the SEC by Acquirer on a Current Report on Form 8-K in connection with the Closing pursuant to Item 9.01(b) thereof and prepared pursuant to Article 11 of Regulation S-X under the Securities Act (such pro forma financial information as specified by Acquirer, the “Required Pro Forma Financial Statements” and, together with the Required Carve-Out Audited Financial Statements, the “Required Financial Statements”) and (B) such other cooperation and assistance as Acquirer shall reasonably request in connection with the preparation of the Required Pro Forma Financial Statements.

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(b)          The Required Financial Statements shall be prepared in all material respects (i) in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, (ii) based on the respective books and records of the Business, the Acquired Companies or their Affiliates and (iii) in a manner consistent with the preparation of the audited Financial Statements, including with respect to footnote disclosure (if applicable), in each case except as specifically requested by Acquirer.

(c)          Following the Closing, Acquirer and its Affiliates (including the Acquired Companies Group Entities) shall use commercially reasonable efforts to provide to the Seller and their respective Affiliates such information, cooperation and assistance as the Seller shall reasonably request in connection with their obligations under Section (i).

(d)          Following the Closing and until the date that is one hundred and twenty (120) days thereafter, the Seller and their respective Affiliates (other than the Acquired Companies Group Entities) shall use commercially reasonable efforts to continue to provide to Acquirer such information and cooperation and assistance as Acquirer shall reasonably request for Acquirer to prepare the disclosures required to be included in Acquirer’s financial statements, including affording Acquirer and its Representatives reasonable access during normal business hours upon reasonable notice to, the respective books and records of the Business.

Article VII
Conditions to the Transactions

7.1          Conditions to Obligations of Each Party to Effect the Transactions. The respective obligations of each party hereto to complete the Transactions shall be subject to the satisfaction or waiver in writing at or prior to the Closing of each of the following conditions:

(a)          No Prohibition; No Legal Proceedings. No Order issued, entered or enforced by any Governmental Entity or other legal or regulatory restraint or prohibition preventing, prohibiting or restricting the completion of the Share Purchase or the Mergers shall be in effect, no Applicable Law or Order shall have been enacted, promulgated, entered or enforced by a Governmental Entity that makes the completion of the Share Purchase or the Mergers illegal, and no Legal Proceeding shall be threatened in writing that challenges, or seeks to restrain, prohibit, prevent, delay, condition or make illegal, the completion of the Share Purchase or the Mergers.

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(b)           Regulatory Approvals. All Required Regulatory Approvals shall have been obtained (including, with respect to the HSR Act, the expiration or termination of all waiting periods, and any extensions thereof, applicable to the Transactions) and shall remain in full force and effect without the imposition of any Burdensome Condition.

7.2           Additional Conditions to Obligations of the Seller. The obligations of the Seller to complete the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions (it being understood and agreed that each such condition is solely for the benefit of the Seller and may be waived by the Seller in writing in its sole discretion without notice or Liability to any Person):

(a)            Representations; Warranties. The representations and warranties made by Acquirer in Article IV shall be true and correct in all but de minimis respects, in each case on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which such representations and warranties shall be true and correct with respect to such specified date or dates in all but de minimis respects); provided, that, for purposes of this Section, all qualifications based on a “Acquirer Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties will be disregarded.

(b)            Covenants. Acquirer shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by it prior to the Closing.

(c)            No Acquirer Material Adverse Effect. Since the Agreement Date, no events, occurrences or developments shall have occurred that have had, or would reasonably be expected to have, individually or in the aggregate, an Acquirer Material Adverse Effect that is continuing.

(d)            Closing Deliveries. The Seller shall have received each of the following at or prior to the Closing:

(i)            a certificate, effective on the Closing Date, executed on behalf of Acquirer by a duly authorized officer of Acquirer to the effect that each of the conditions set forth in clauses (a), (b) and (c) of Section 7.2 has been satisfied;

(ii)           a counterpart of the Escrow Agreement in the form attached hereto as Exhibit D with such changes as Acquirer and the Seller may agree in writing (the “Escrow Agreement”), duly executed by Acquirer; and

(iii)          A counterpart of the Employment Agreement duly executed by Acquirer; and

(iv)          A Joinder to the Registration Rights Agreement, in substantially the form of Exhibit C, duly executed by Acquirer

(e)            Listing of Shares. All shares of Acquirer Stock issuable as Closing Stock Consideration shall have been approved for listing by the NYSE.

7.3           Additional Conditions to the Obligations of Acquirer. The obligations of Acquirer to complete the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions (it being understood and agreed that each such condition is solely for the benefit of Acquirer and may be waived by Acquirer (on behalf of itself and/or Acquirer) in writing in its sole discretion without notice or Liability to any Person):

(a)            Representations; Warranties. The representations and warranties made by the Acquired Companies and the Seller (i) set forth in Sections 2.2(a)-(c) (except for clause (ii) of Section 2.2(a)) and 3.3 shall be true and correct in all but de minimis respects; (ii) set forth in Sections 2.1, 2.3(a), 2.11(n), 2.17, 3.1, 3.2(a), 3.5 and 3.6 shall be true and correct in all material respects; and (iii) set forth in Articles II and III ( other than the representations and warranties described in the foregoing clauses (a)(i) and (a)(ii) shall be true and correct, except for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquired Companies Material Adverse Effect, in each case on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates, except for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquired Companies Material Adverse Effect); provided, that, for purposes of this Section, all qualifications based on an “Acquired Companies Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties will be disregarded.

(b)            Covenants. The Seller and each of the Acquired Companies shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by them at or prior to the Closing.

(c)            Receipt of the Closing Deliveries. Acquirer shall have received each of the following at or prior to the Closing:

(i)            all necessary forms and certificates complying with applicable Law, duly executed and acknowledged, certifying that the transactions contemplated hereby are exempt from withholding under Sections 1445 and 1446(f) of the Code;

(ii)           a counterpart of the Employment Agreement duly executed by Seller;

(iii)          a counterpart of the Escrow Agreement duly executed by Seller, the Escrow Agent and the Acquired Companies; and

(iv)          a certificate, dated as of the Closing Date and executed on behalf of the Seller, to the effect that each of the conditions set forth in clauses (a), (b), and (d) of Section 7.3 has been satisfied.

(d)           No Acquired Companies Material Adverse Effect. Since the Agreement Date, no events, occurrences or developments shall have occurred that have had or would reasonably be expected to have, individually or in the aggregate, an Acquired Companies Material Adverse Effect that is continuing.

(e)            Third-Party Consents; Notices. The Seller shall have received all Third-Party Consents and delivered all notices required under Section 6.6(b).

(f)            Repurchase. The German Minority Interest Repurchase shall have been consummated in accordance with Applicable Law, in particular such that the German Minority Interest will not be subject to any rights or claims of any Person other than envisionTEC Germany, in particular not subject to claims based on violations of Section 33 of the German Limited Liability Companies Act (GmbH).

(g)           Intercompany Agreements. The Seller shall have delivered to Acquirer an Intercompany Agreement in form proposed by Acquirer and reasonably satisfactory to Seller duly executed by the Acquired Companies.

(h)           IP Assignments. The Seller shall have delivered executed assignment of inventions agreements from each of the individuals set forth on Exhibit G in form proposed by Acquirer and reasonably satisfactory to Seller duly executed by the Acquired Companies.

(i)             Lock-Up. The Seller shall have delivered to Acquirer a Lock-Up Agreement substantially in the form of Article III of the Confidentiality and Lock-up Agreement filed as Exhibit 10.7 to Acquirer’s Form S-1 Registration Statement filed with the SEC on December 23, 2020, duly executed by Seller; provided, however, that all references to “Stockholder Party” (or variations thereof) in such Article III shall be replaced with references to “Seller” and all references to the “Merger” in such Article III shall be replaced with references to “Transactions.”

Article VIII
Termination

8.1           Termination. At any time prior to the Closing, this Agreement may be terminated and the Share Purchase and the Mergers abandoned:

(a)            by mutual written consent duly authorized by Acquirer and the Seller;

(b)            by either Acquirer or the Seller, by written notice to the other, if the Closing shall not have occurred on or before 5:00 p.m.  Eastern Standard Time on July 15, 2021, or such other date that Acquirer and the Seller may agree upon in writing (the “Termination Date”); provided, that, if prior to such Termination Date, all of the conditions set forth in Article VII shall have been satisfied or waived (or with respect to those conditions that, by their terms, are intended to be satisfied at the Closing, shall then be capable of being satisfied if the Closing were to occur on such Termination Date), except for any of the conditions set forth in Section 8.1(a) or Section 8.1(b), the Termination Date shall be automatically extended to September 15, 2021, and if so extended, the Termination Date shall mean such later date; and provided further that, if the Termination Date occurs within three (3) Business Days after the day on which all of the conditions set forth in Article VII have been satisfied or waived (other than those conditions that, by their terms, are intended to be satisfied at the Closing if such conditions are then capable of being satisfied if the Closing were to occur on such date) then the Termination Date shall automatically be extended by an additional five (5) Business Days (and if so extended, the Termination Date shall mean such later date); provided, further, that, the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose material breach of any covenant, agreement or obligation hereunder has been a primary cause of the failure of the Closing to occur on or before the Termination Date;

(c)            by either Acquirer or the Seller, by written notice to the other, if any Order of a Governmental Entity has permanently enjoined or prohibited the Share Purchase or the Mergers, and such Order has become final and non-appealable, or any Governmental Entity has promulgated, enacted or enforced any Applicable Law that prohibits or makes unlawful the Share Purchase or the Mergers; provided, that, a party shall not be entitled to terminate this Agreement under this Section 8.1(c) if such party has materially breached any covenant, agreement or obligation hereunder and that breach has been a primary cause of the Order or promulgation, enactment or enforcement of such Applicable Law;

(d)            by Acquirer, by written notice to the Seller, if (i) there shall have been an inaccuracy in any representation or warranty made by, or a breach of any covenant, agreement or obligation of, the Acquired Companies or Seller herein, such that any condition set forth in Sections 8.1(a) or 8.1(b) is not reasonably capable of being satisfied while such inaccuracy or breach is continuing, (ii) either such inaccuracy or breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions set forth in Sections 8.1(a) or 8.1(b) prior to the Termination Date or at least forty-five (45) days have elapsed since the receipt by Seller of written notice of such inaccuracy or breach from Acquirer and such inaccuracy or breach has not been cured in all material respects, provided, that, Acquirer shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if there has been any material breach by Acquirer of its representations, warranties or covenants contained in this Agreement, and such breach has not been cured in all material respects; or

(e)            by the Seller, by written notice to Acquirer, if (i) there shall have been an inaccuracy in any representation or warranty made by, or a breach of any covenant, agreement or obligation of Acquirer herein, such that any condition set forth in Sections 7.2(a) or 7.2(b) is not reasonably capable of being satisfied while such inaccuracy or breach is continuing, (ii) either such inaccuracy or breach it not capable of cure in a manner sufficient to allow satisfaction of the conditions set forth in Sections 8.1(a) or 8.1(b) prior to the Termination Date or at least forty-five (45) days have elapsed since the receipt by Acquirer of written notice of such inaccuracy or breach from the Seller and such inaccuracy or breach has not been cured in all material respects, provided, that, the Seller shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) if there has been any material breach by the Seller or the Acquired Companies of its representations, warranties or covenants contained in this Agreement, and such breach has not been cured in all material respects.

8.2           Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and of no further force or effect and there shall be no Liability on the part of Acquirer, the Seller, the Acquired Companies or their respective officers, directors, shareholders or Affiliates; provided, that, (i) Section 6.4 (Confidentiality; Public Disclosure), this Section 8.2 (Effect of Termination), Article X (General Provisions) and any related definition provisions in or referenced in Exhibit A and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall be deemed to extinguish any right or remedy of any party that shall have accrued hereunder prior to such termination, or release or relieve any party hereto from Liability for Willful Breach by such party of any covenant, agreement or obligation of such party herein. As used herein, “Willful Breach” means an action taken or failure to act that the breaching party willfully and intentionally takes (or fails to take) with actual knowledge that such action or inaction would, or would reasonably be expected to, be or cause a material breach of this Agreement.

Article IX
Escrow FundS; Indemnification

9.1           Escrow Funds.

(a)            At the Closing, Acquirer shall withhold the Adjustment Escrow Amount, the Retention Escrow Amount and the Specified Matters Indemnity Escrow Amount from the Closing Cash Consideration payable pursuant to Section 1.9(a), and shall (i) deposit the Adjustment Escrow Amount with CitiBank, N.A. as escrow agent (the “Escrow Agent”) (the aggregate value of the Adjustment Escrow Amount so held by the Escrow Agent from time to time, the “Adjustment Escrow Fund”), which Adjustment Escrow Fund shall be placed in a separate account from the Retention Escrow Fund and the Specified Matters Indemnity Escrow Fund, which account shall governed by the provisions relating to the Adjustment Escrow Fund in this Agreement and the Escrow Agreement, (ii) deposit the Retention Escrow Amount with Escrow Agent (the aggregate value of the Retention Escrow Amount so held by the Escrow Agent from time to time, the “Retention Escrow Fund”), which Retention Escrow Fund shall be placed in a separate account from the Adjustment Escrow Fund and the Specified Matters Indemnity Fund, which account shall be governed by the provisions relating to the Retention Escrow Fund in this Agreement and the Escrow Agreement and (iii) deposit the Specified Matters Indemnity Escrow Amount with Escrow Agent (the aggregate value of the Specified Matters Indemnity Escrow Amount so held by the Escrow Agent from time to time, the “Specified Matters Indemnity Escrow Fund”), which Specified Matters Indemnity Escrow Fund shall be placed in a separate account from the Adjustment Escrow Fund and the Retention Escrow Fund, which account shall be governed by the provisions relating to the Specified Matters Indemnity Escrow Fund in this Agreement and the Escrow Agreement.

(b)            The Adjustment Escrow Fund shall serve as the sole source of recovery of Acquirer (or any Acquirer Related Party) with respect to, and Acquirer’s (and the Acquirer Related Parties’) sole and exclusive remedy against Seller (or any Seller Related Party) for, any Post-Closing Adjustment that is a negative number or otherwise relating to the calculation of Closing Working Capital, the Post-Closing Adjustment Amount or the Closing Cash Consideration or any certificate delivered by Seller in connection with any of the foregoing.

(c)            The Retention Escrow Fund shall serve as the sole source of recovery of Acquirer (or any Acquirer Related Party) with respect to, and Acquirer’s (and the Acquirer Related Parties’) sole and exclusive remedy against Seller (or any Seller Related Party) for, Seller’s share of the Retention Amount Losses (as contemplated by Section 9.1(b)). The Escrow Agent shall hold the Retention Escrow Funds until 11:59 p.m. Eastern prevailing time on the Retention Drop Down Date (the “Retention Escrow Release Date”) and shall release any remaining Retention Escrow Fund to Seller, together with interest accrued on the Retention Escrow Fund, to Seller on the Retention Escrow Release Date.

(d)            The Specified Matters Indemnity Escrow Fund shall serve as the sole source of recovery of Acquirer (or any Acquirer Related Party) with respect to, and Acquirer’s (and the Acquirer Related Parties’) sole and exclusive remedy against Seller (or any Seller Related Party) for any indemnification claims made pursuant to Section 9.2(a)(ii) or otherwise under this Agreement in respect of (i) the Legal Proceedings identified on Schedule 2.5 (Litigation) of the Seller Disclosure Schedules or (ii) otherwise in respect of Specified Indemnified Taxes. The Escrow Agent shall hold the Specified Matters Indemnity Escrow Funds until 11:59 p.m. Eastern prevailing time on the first (1st) anniversary of the Closing Date (the “Specified Matters Indemnity Escrow Release Date”) and shall release any remaining Specified Matters Indemnity Escrow Funds, together with interest accrued thereon, to Seller on the Specified Matters Indemnity Escrow Release Date.

(e)            Neither the Retention Escrow Fund, nor the Adjustment Escrow Fund, nor the Specified Matters Indemnity Escrow Fund (in each case including any portion thereof) nor any beneficial interest therein may be pledged, subjected to any Encumbrance, sold, assigned or transferred by Seller or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of Seller, in each case prior to the relevant release date.

9.2           Indemnification

(a)            Subject to the limitations set forth in this Article IX, from and after the Closing, Seller shall indemnify and hold harmless Acquirer, the Acquired Companies and their Subsidiaries and their respective Affiliates, officers, directors, employees, agents and representatives (each of the foregoing being referred to as an “Acquirer Indemnified Person”) from and against, and shall compensate and reimburse each Indemnified Person for, any and all losses, liabilities, damages, claims, fees, Taxes, interest, costs and expenses, including costs of investigation, defense and enforcement and reasonable fees and expenses of counsel, experts and other professionals, directly or indirectly, whether or not due to a Third-Party Claim (collectively, “Damages”), arising out of, resulting from or in connection with:

(i)            any breach or failure to be true and correct, as of the Closing Date, of any Fundamental Representation (except for Fundamental Representations that by their terms speak only as of a specific date or dates, with respect to which such indemnification shall apply to any breach or failure to be true and correct of such Fundamental Representations as of such date or dates);

(ii)           the matters set forth on Schedule 9.2(a)(ii).

(b)            Subject to the limitations set forth in this Article IX, from and after the Closing, Acquirer shall indemnify and hold harmless the Seller and its agents and representatives (each of the foregoing being referred to as a “Seller Indemnified Person” and together with an Acquirer Indemnified Person, as an “Indemnified Person”) from and against, and shall compensate and reimburse the Seller Indemnified Person for, any and all Damages, arising out of, resulting from or in connection with: any breach or failure to be true and correct of any representation or warranty made by Acquirer in Article IV as of the Closing Date (except for representations and warranties that by their terms speak only as of a specific date or dates, with respect to which such indemnification shall apply to any breach or failure to be true and correct of such representations and warranties as of such date or dates).

9.3           Damages Threshold; Other Limitations.

(a)            Claims for Damages made by an Acquirer Indemnified Person under clause (i) of Section 9.2(a) shall be recovered: (i) first, from the Retention Escrow Fund, until it has been exhausted or released, (ii) second from the R&W Insurance Policy and (iii) then from Seller, only to the extent Acquirer has filed a claim for such Damages under the R&W Insurance Policy and payment of such claim shall have been denied (including, for the avoidance of doubt, denial because of exhaustion of the policy limit under the R&W Insurance Policy) by the applicable insurer (other than due to Acquirer’s failure to submit such claim in accordance with the applicable procedures of the R&W Policy or because of application of the retention under the R&W Insurance Policy).

(b)             Claims for Damages made by an Acquirer Indemnified Person under clause  of Section 9.2(a) shall be recovered: (i) first, from the Retention Escrow Fund, until it has been exhausted or released and (i) then from the Specified Matters Indemnity Escrow Fund, provided that, to the extent such Damages are actually covered under the R&W Policy, the Acquirer Indemnified Person shall first utilize commercially reasonable efforts to pursue recovery under the R&W Insurance Policy.

(c)            Notwithstanding anything to the contrary contained in this Agreement, the total Liability of Seller for any claim by any Acquirer Indemnified Person under this Article IX (or otherwise in connection with or relating to the Transactions contemplated hereby) shall be limited to the amount of the Closing Consideration received by the Seller; provided, that, any limitation of Liability in this Section 9.3(c) shall not apply in the case of Fraud by or on behalf of the Seller or the Acquired Companies in connection with the representations and warranties set forth in Articles II and III hereof.

(d)            Notwithstanding anything to the contrary contained herein, (i) Seller shall not have any right of indemnification, compensation, reimbursement, contribution or right of advancement from Acquirer or any other Acquirer Indemnified Person (based upon the Seller’s position as an equity holder, officer, director, employee or agent of the Acquired Companies or otherwise) with respect to any Damages claimed by any Acquirer Indemnified Person or any right of subrogation against the Acquired Companies with respect to any indemnification, compensation or reimbursement of an Acquirer Indemnified Person by reason of any of the matters set forth in Section 9.2(a).

(e)            All Damages shall be calculated net of the amount of any recoveries actually received by an Indemnified Person under any existing insurance policies and contractual indemnification or contribution provisions (in each case, calculated net of any actual collection costs and reserves, expenses, deductibles or premium adjustments or retrospectively rated premiums (as determined in good faith by an Indemnified Person) incurred or paid to procure such recoveries) in respect of any Damages suffered, paid, sustained or incurred by any Indemnified Person. Prior to securing any indemnification against Seller pursuant to Section 9.2(a)(ii), an Indemnified Person shall use its reasonable best efforts to pursue and seek to obtain all available sources of recovery under insurance policies of Acquirer and its Subsidiaries (including the Acquired Companies) and contractual indemnification or contribution provisions under Contracts to which any of the Acquired Companies is a party for any Damages that would otherwise be the subject of an indemnification claim against Seller under Section 9.2(a)(ii), and such Indemnified Person shall not seek to recover any related Damages from the Seller pursuant to Section 9.3(a)(ii) in connection with such claim unless such insurer or contractual counterparty has declined such claim. For the avoidance of doubt, the foregoing shall not apply to limit the right of an Indemnified Person to submit any Claim Certificate hereunder, as necessary to preserve rights with respect to any “Claims Period,” survival period, or escrow release period hereunder.

(f)            The Indemnified Persons’ rights to indemnification contained in this Article IX shall be the sole and exclusive remedy of such Indemnified Persons for monetary damages in connection with the matters described in this Agreement, other than Fraud in connection with the representations and warranties made by the Indemnifying Person, whether such damages arise pursuant to contract, tort or other theory of law; provided, that, nothing in this Section 9.2(f) is intended to, and nothing in this Section 9.2(f) shall be construed or interpreted to, limit any Indemnified Person’s right to equitable remedies or other non-monetary remedies at law, including the right to seek specific performance and/or injunctive relief under Applicable Law.

(g)            Any claim for Damages resulting from a breach of this Agreement will be calculated without regard to any punitive or exemplary damages or any other Damages that are not the reasonably foreseeable result of such breach as of the Agreement Date unless any such punitive or other damages are actually awarded to a Third Party by a Governmental Entity.

9.4           Period for Claims. The period (the “Claims Period”) during which claims may be made for Damages arising out of, resulting from or in connection with the matters listed in Section 9.2(a) shall commence immediately after the Closing and terminate at 11:59 p.m. Eastern prevailing time on the date that is thirty (30) days after expiration of the applicable statute of limitations,. Notwithstanding anything to the contrary contained herein, the Claims Period for claims for Damages arising out of, resulting from or in connection with Fraud by or on behalf of the Seller or the Acquired Companies or Acquirer in connection with their respective representations and warranties set forth in this Agreement shall not be limited.

9.5           Claims.

(a)            From time to time during the Claims Period, an Indemnified Person may deliver to an Indemnifying Person one or more certificates signed by any officer of such party (each, a “Claim Certificate”):

(i)            stating that a breach (or other matter) giving rise to a right of indemnification from the Indemnifying Person to such an Indemnified Person pursuant to this Article IX has occurred; and

(ii)           stating the amount of Damages (if known or reasonably estimable at such time by such Indemnified Person) that would reasonably be expected to be incurred by such Indemnified Person as a result of such breach (or other matter).

(b)            Such Claim Certificate (i) need only specify such information to the Knowledge of such Indemnified Person as of the date thereof, (ii) shall not limit any of the rights or remedies of any Indemnified Person with respect to the underlying facts and circumstances specifically set forth in such Claim Certificate and (iii) may be updated and amended from time to time by such Indemnified Person by delivering any updated or amended Claim Certificate, so long as the delivery of the original Claim Certificate is made within the applicable Claims Period and such update or amendment relates to the underlying facts and circumstances specifically set forth in such original Claims Certificate; provided, that, all claims for Damages properly set forth in a Claim Certificate or any update or amendment thereto shall remain outstanding until such claims have been resolved or satisfied, notwithstanding the expiration of such Claims Period. No delay in providing such Claim Certificate within the applicable Claims Period shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Indemnifying Parties are materially prejudiced thereby.

9.6           [Reserved].

9.7           Third-Party Claims. In the event of a claim by a third party (whether pending as of the date hereof or commenced in the future) (a “Third-Party Claim”) against any Indemnified Person with respect to which such Indemnified Person may seek indemnification against an Indemnifying Person hereunder, such Indemnified Person shall provide prompt written notice of such Third-Party Claim to the Indemnifying Person. Upon receipt of such notice, the Indemnifying Person shall have the right in its sole discretion to conduct the defense of and to settle or resolve such Third-Party Claim by written notice to the Indemnified Person; provided, however, that the Indemnified Person shall have the right to consent to any such settlement if such settlement seeks to impose material non-monetary obligations on such Indemnified Person.

9.8           Treatment of Indemnification Payments. The Indemnifying Parties agree to treat (and cause their respective Affiliates to treat) any payment received by the Indemnified Persons pursuant to this Article IX as adjustments to the Closing Consideration for all Tax purposes, to the maximum extent permitted by Applicable Law.

Article X
General Provisions

10.1         Survival of Representations, Warranties and Covenants. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, (a) the representations and warranties of the Seller and the representations and warranties of the Acquired Companies contained in this Agreement (other than the Fundamental Representations) and the covenants and agreements of Seller and the Acquired Companies contained in this Agreement that, by their terms, are to be performed in full prior to the Closing (each a “Seller Pre-Closing Covenant”) shall not survive beyond the Closing and neither Seller nor any other Seller Related Party shall have any liability in respect thereof, or in respect of any other Claim or cause of action of any kind arising out of or relating to this Agreement, any certificate, instrument, opinion or other documents delivered hereunder, or the negotiation, execution or performance hereof or thereof, in each case at any time after the Closing; and (b) the covenants and agreements of Acquirer contained in this Agreement that, by their terms, are to be performed in full prior to the Closing (each an “Acquirer Pre-Closing Covenant”) shall not survive beyond the Closing and neither Acquirer nor any other Acquirer Related Party shall have any liability in respect thereof, or in respect of any other Claim or cause of action of any kind arising out of or relating to this Agreement, any certificate, instrument, opinion or other documents delivered hereunder, or the negotiation, execution or performance hereof or thereof, in each case at any time after the Closing; provided, however, that in the case of clauses (a) and (b) above, it is understood and agreed that those covenants and agreements of Seller and Acquirer that by their terms apply or are to be performed in whole or in part after the Closing (each a “Post-Closing Covenant”) shall survive the Closing and may be enforced by the parties hereto at law or in equity in accordance with their terms following the Closing; and provided, further, that, the provisions of clauses 10.1(a) and (b) shall not affect the rights of (A) Acquirer to seek recovery of Damages arising out of or resulting from any Fraud by any of the Acquired Companies or the Seller in connection with the representations and warranties of the Acquired Companies and Seller, respectively, set forth herein, or (B) Seller to seek recovery of Damages arising out of or resulting from any Fraud by Acquirer in connection with the representations and warranties of Acquirer set forth herein. If the Share Purchase or the Mergers are completed, the Fundamental Representations shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto until the date that is thirty (30) days after expiration of the applicable statute of limitations; provided, further, that, no right to indemnification pursuant to Article IX in respect of any claim that is set forth in a Claim Certificate delivered to an Indemnifying Person on or prior to the expiration of such representations and warranties shall be affected by such expiration; provided, further, that, such expiration shall not affect the rights of any Indemnified Person under Article IX or otherwise to seek recovery of Damages arising out of, resulting from or in connection with any Fraud by or on behalf of an Indemnifying Person in connection with the representations and warranties made by such Indemnifying Person in this Agreement.

10.2         Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via electronic mail (in each case, with automated or personal confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(a)            if to Acquirer, to:

Desktop Metal, Inc.
63 3rd Ave

Burlington, MA 01803
Attention: Meg Broderick,

Elizabeth Linardos

Email:	meg.broderick@desktopmetal.com

Elizabeth.linardos@desktop.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main Street

Suite 3700

Houston, TX 77002
Attention: Ryan J. Maierson

Taylor C. Weaver

Email:	(ryan.maierson@lw.com)

(taylor.weaver@lw.com)

(b)            If to Seller or any of the Acquired Companies, to:

Envisiontec, Inc.
15162 S. Commerce Drive, Dearborn, MI 48120
Attention: Mr. Ali El-Siblani
Email:      asiblani@envisiontec.com

with a copy (which shall not constitute notice) to:
Sidley Austin LLP
1501 K Street, N.W.,
Washington, DC 20005
Attention: Karen A. Dewis
Email:      kdewis@sidley.com

Any notice given as specified in this Section 10.2 (i) if delivered personally or sent by electronic mail transmission shall conclusively be deemed to have been given or served at the time of dispatch if sent or delivered on a Business Day or, if not sent or delivered on a Business Day, on the next following Business Day, (ii) if sent by overnight commercial delivery service, shall conclusively be deemed to have been given or served on the Business Day following the date on which it was sent, and (iii) if mailed by registered or certified mail (return receipt requested) shall conclusively be deemed to have given or served on the third (3rd) Business Day after the post of the same.

10.3         Interpretation.

(a)            When a reference is made herein to Articles, Sections, subsections, Schedules or Exhibits, such reference shall be to an Article, Section or subsection of, or a Schedule or an Exhibit to this Agreement unless otherwise indicated.

(b)            The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)            This Agreement is written in the English language. Terms to which a German translation has been added in parentheses and italics shall in respect of German legal issues and/or envisionTEC Germany be interpreted in accordance with such German translation alone disregarding the English term to which such German translation relates.

(d)            Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender and neutral forms of such words, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement, (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection, (v) references to any person include the predecessors, successors and permitted assigns of that person and, if such person is an individual, to the heirs and legal representatives of such person, (vi) subject to clause (vii) below, the phrases “provide to,” “made available” and “deliver to” and phrases of similar import mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided and (vii) the phrases “provided to Acquirer” or “made available to Acquirer” and phrases of similar import means, with respect to any information, document or other material of Seller, the Acquired Companies or their Affiliates, that such information, document or material was made available for review in the virtual data room established by Seller and the Acquired Companies in connection with this Agreement at least forty-eight (48) hours prior to the execution of this Agreement or actually delivered (whether by physical or electronic delivery) to Acquirer or its Representatives at least forty-eight (48) hours prior to the execution of this Agreement.

(e)            The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(f)             Where a reference is made to Applicable Law, such reference is to Applicable Law as amended, modified or supplemented, by succession of comparable successor Applicable Law.

(g)            The symbol “$” refers to United States Dollars. References to any currency or amounts in this Agreement are to United States Dollars unless expressly noted otherwise.

(h)            The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.”

(i)             All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Any action otherwise required to be taken on a day that is not a Business Day shall instead be required to be taken on the next succeeding Business Day, and if the last day of a time period is a non-Business Day, such period shall be deemed to end on the next succeeding Business Day. Whenever evaluating the period of time before which, within which, or following which any act is to be done or any step is to be taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.

(j)             Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the tenth decimal place, except in respect of payments, which shall be rounded to the nearest whole United States cent.

(k)            The terms “U.S.” and “United States” shall refer to the United States of America.

(l)             All references to the Acquired Companies shall mean the Acquired Companies and their Subsidiaries, except as otherwise indicated herein.

(m)           Any covenant, obligation or agreement of the Acquired Companies and their Subsidiaries shall include a covenant, obligation or agreement of the Seller to cause the Acquired Companies and their Subsidiaries to perform such covenant, obligation or agreement.

(n)            The Exhibits to this Agreement and the Seller Disclosure Letter are hereby incorporated and made a part hereof and are an integral part of this Agreement. Seller and the Acquired Companies may, at their option, include in the Seller Disclosure Letter items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts herein or in the Seller Disclosure Letter shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any matter set forth in any section of the Seller Disclosure Letter shall be deemed to be referred to and incorporated in any section to which it is specifically referenced or cross-referenced and also in all other sections of the Seller Disclosure Letter to which such matter’s application or relevance is reasonably apparent on its face. Any capitalized term used in any exhibit or the Seller Disclosure Letter but not otherwise defined therein shall have the meaning given to such term herein. An item arising with respect to a specific representation or warranty (other than those set forth in Section 2.4) shall be deemed to be “reflected on” or “set forth in” the Financial Statements to the extent any such phrase appears in any such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statement reasonably related to the subject matter of such representation or (ii) such item and the amount thereof is otherwise reasonably identified on such balance sheet or financial statement (or the notes thereto).

10.4         Amendment. Subject to Applicable Law, the parties hereto may amend this Agreement by authorized action at any time prior to the Closing pursuant to an instrument in writing signed on behalf of each of the parties hereto. To the extent permitted by Applicable Law, Acquirer, the Acquired Companies and the Seller may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Acquirer, the Acquired Companies and the Seller.

10.5         Extension; Waiver. At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto owed to such party, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive any breaches of any of the covenants, agreements, obligations or conditions for the benefit of such party contained herein. At any time after the Closing, Acquirer, the Acquired Companies and the Seller may, to the extent legally allowed, (i) extend the time for the performance of any Post-Closing Covenant, or (ii) waive any breaches of any of the Post-Closing Covenants for the benefit of such party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing that is (A) prior to the Closing, (1) with respect to the Acquired Companies and/or the Seller, signed by the Seller, and (2) with respect to Acquirer, signed by Acquirer, and (B) after the Closing, (1) with respect to the Seller, signed by the Seller and (2) with respect to Acquirer, signed by Acquirer. Without limiting the generality or effect of the preceding sentence, no failure to exercise or delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision herein.

10.6         Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood and agreed that all parties hereto need not sign the same counterpart. The delivery by electronic delivery in PDF format (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Agreement.

10.7         Entire Agreement; Parties in Interest. This Agreement, the Transaction Documents, and the other documents and instruments and agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Seller Disclosure Schedule, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder except as expressly set forth in Section 6.14 and Sections 10.11, 10.14, and 10.15 and (it being understood and agreed that the Persons referenced in such sections shall have the right to enforce such provisions). Except as required by statute, no terms shall be implied (where by custom, usage or otherwise) into this Agreement. Each party to this Agreement acknowledges that it is not relying on any other statement, warranty, assurance or undertaking made or given by any Person, in writing or otherwise, at any time prior to or after the Agreement Date, save to the extent it is incorporated herein or in any other Transaction Document.

10.8         Assignment. Neither this Agreement nor any of the rights and obligations under this Agreement may be assigned, transferred or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment, transfer or delegation without such prior written consent shall be null and void, except that Acquirer may assign its rights and delegate its obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Acquirer without the prior consent of any other party hereto; provided, that, notwithstanding any such assignment, Acquirer, as applicable, shall remain liable for all of its obligations under this Agreement, including the obligation to pay the Closing Cash Consideration and to issue the Closing Stock Consideration. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

10.9         Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision. The Acquired Companies and the Seller hereby acknowledges and agrees that each restriction, covenant, undertaking and obligation contained in Article V and Article VI is reasonable and proportionate and is not greater than is reasonably necessary to protect the legitimate interests of the parties.

10.10       Remedies Cumulative; Specific Performance.

(a)            Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing herein shall be deemed a waiver by any party hereto of any right to specific performance or injunctive relief. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

(b)            The parties hereto agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, may occur in the event that the parties do not perform the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. It is accordingly agreed that the party not in breach shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by the other parties (including breaches of Section 6.4) and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which such non-breaching party is entitled. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the party seeking the injunction, specific performance and other equitable relief has an adequate remedy at Law. To the extent any party hereto brings any action to enforce specifically the performance of the terms and provisions of this Agreement when available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended by (i) the amount of time during which such action is pending, plus twenty (20) Business Days, or (ii) such time period established by the court presiding over such action.

10.11      Waiver and Release of Claims.

(a)           Effective for all purposes as of the Closing, the Seller acknowledges and agrees on behalf of itself and each of its agents, trustees, beneficiaries, directors, officers, controlled Affiliates, Subsidiaries, estate, successors and assigns (each, a “Seller Releasing Party”) that each hereby releases and forever discharges the Acquired Companies and their Subsidiaries, Affiliates, directors, officers, employees, representatives, agents, successors, predecessors and assigns (each, a “Seller Released Party” and collectively, the “Seller Released Parties”) from any and all Claims such Seller Releasing Party may have or assert it has against any of the Seller Released Parties, from the beginning of time through the time of the Closing, in each case whether known or unknown, or whether or not the facts that could give rise to or support any such Claim are known or should have been known; except with regard to its rights pursuant to the Transaction Documents and the transactions contemplated thereby. In this Agreement a “Claim” shall mean any all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, damages, suits, actions and causes of action of every kind and nature, including, any unknown, unsuspected or undisclosed claim, in the case of each of the foregoing, arising as a result of any act, omission, circumstance or matter that has occurred or existed at any time prior to the Closing.

(b)           The Seller, on behalf of each Seller Releasing Party, further covenants and agrees that no Seller Releasing Party has heretofore sold, transferred, hypothecated, conveyed or assigned, and no Seller Releasing Party shall hereafter sue any Seller Released Party upon, any Claim released under this Section 10.11.

(c)           Effective for all purposes as of the Closing, the Acquirer acknowledges and agrees, on behalf of itself and each of its agents, trustees, beneficiaries, directors, officers, employees, controlled Affiliates, Subsidiaries, successors and assigns, including each of the Acquired Companies and their respective Subsidiaries from and after the Closing (each, an “Acquirer Releasing Party”) that each Acquirer Releasing Party hereby releases and forever discharges the Seller and each other Seller Related Party (each, an “Acquirer Released Party” and collectively, the “Acquirer Released Parties”) from any and all Claims that such Acquirer Releasing Party may have or assert against any of the Acquirer Released Parties, from the beginning of time through the time of the Closing, in each case whether known or unknown, or whether or not the facts that could give rise to or support any such Claim are known or should have been known; except with regard to its rights pursuant to the Transaction Documents and the transactions contemplated thereby.

(d)           The Acquirer, on behalf of each Acquirer Releasing Party, further covenants and agrees that no Acquirer Releasing Party has heretofore sold, transferred, hypothecated, conveyed or assigned, and no Acquirer Releasing Party shall hereafter sue any Acquirer Released Party upon, any Claim released under this Section 10.11.

(e)            Notwithstanding anything to the contrary: (i) the foregoing releases are conditioned upon the occurrence of the Closing and shall become null and void, and shall have no effect whatsoever, without any action on the part of any person or entity, upon termination of this Agreement in accordance with Article VIII; and (ii) should any provision of such releases be found, held, declared, determined, or deemed by any court of competent jurisdiction to be void, illegal, invalid or unenforceable under any applicable statute or controlling law, the legality, validity, and enforceability of the remaining provisions will not be affected and the illegal, invalid, or unenforceable provision will be deemed not to be a part of this release.

10.12      Governing Law; Jurisdiction.

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law that would refer a matter to a different jurisdiction.

(b)           Each of the parties hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Chancery Court (or, only if the Delaware Chancery Court declines to accept jurisdiction over a particular matter, any Federal court of the United States located in the State of Delaware) and any appellate court from any thereof, in any Claim or cause of action of any kind arising out of or relating to this Agreement, any certificate, instrument, opinion or other documents delivered hereunder, or the negotiation, execution or performance hereof or thereof (including any Claim or cause of action of any kind based upon, arising out of or related to any representation or warranty made in or in connection herewith or therewith) (each a “Proceeding”), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Claim or cause of action of any kind shall be heard in such Delaware Chancery Court (or, only if the Delaware Chancery Court declines to accept jurisdiction over a particular matter, any Federal court of the United States located in the State of Delaware), (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Proceeding in the Delaware Chancery Court (or, only if the Delaware Chancery Court declines to accept jurisdiction over a particular matter, any Federal court of the United States located in the State of Delaware), (iii) waives, to the fullest extent permitted by Law, any defense to the effect that any Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have any jurisdiction over such party, and (iv) agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.2, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

10.13       Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

10.14       WAIVER OF JURY TRIAL. EACH OF THE SELLER, ACQUIRER AND THE ACQUIRED COMPANIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE SELLER, ACQUIRER OR THE ACQUIRED COMPANIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15       Provision Respecting Legal Representation. Acquirer (on its behalf and, from and after the Closing, on behalf of each of the Acquired Companies and each of their respective Subsidiaries) hereby waives, and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Sidley Austin LLP (“Sidley”) representing Seller or any Seller Related Party after the Closing as such representation may relate to Acquirer, any of the Acquired Companies or their Subsidiaries or the transactions contemplated by this Agreement. Acquirer (on its behalf and, from and after the Closing, on behalf of each of the Acquired Companies and each of their respective Subsidiaries) hereby agrees that, in the event that a dispute arises after the Closing between Acquirer or any Acquired Company or any of their respective Subsidiaries, on the one hand, and Seller or any Seller Related Party, on the other hand, Sidley may represent any or all of Seller or any Seller Related Party in such dispute even though the interests of Seller or the Seller Related Parties may be directly adverse to Acquirer, any of the Acquired Companies or any of their respective Subsidiaries or Affiliates, and even though Sidley formerly may have represented the Acquired Companies and their Subsidiaries in a matter substantially related to such dispute. In addition, all communications involving attorney-client confidences of Seller, any of the Acquired Companies or any of their respective Subsidiaries or the Seller Related Parties in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Seller and the Seller Related Parties (and not to the Acquirer or any of the Acquired Companies or any of their respective Subsidiaries or Affiliates). Accordingly, notwithstanding anything to the contrary in this Agreement, neither Acquirer, nor (after the Closing) any of the Acquired Companies, nor any of their respective Subsidiaries, Affiliates or Representatives shall have access to any such communications, or to the files of Sidley relating to the engagement described in this Section 10.16, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) Seller and the Seller Related Parties (and not Acquirer, any Acquired Company or any of their respective Subsidiaries, Affiliates or Representatives) shall be the sole holders of the attorney-client privilege with respect to such engagement, (ii) to the extent that the files of Sidley in respect of such engagement constitute property of the client, only Seller and the Seller Related Parties (and not Acquirer, any Acquired Company or any of their respective Subsidiaries, Affiliates or Representatives) shall hold such property rights and (iii) Sidley shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Acquirer, any Acquired Company or any of their respective Subsidiaries, Affiliates or Representatives by reason of any attorney-client relationship between Sidley and any of Acquirer, any Acquired Company or any of their respective Subsidiaries, Affiliates or Representatives, or otherwise.

[Signature Pages Follow]

IN WITNESS WHEREOF, Acquirer, the Acquired Companies and the Seller have caused this Purchase Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

ACQUIRER:

DESKTOP METAL, INC.

By:	/s/ Ric Fulop
Name:	Ric Fulop
Title:	Chief Executive Officer

ENVISIONTEC MERGER SUB, INC.

By:	/s/ Meg Broderick
Name:	Meg Broderick
Title:	Authorized Person

ENVISIONTEC US LLC

By:	/s/ Meg Broderick
Name:	Meg Broderick
Title:	Authorized Person

[Signature Page to Purchase Agreement and Plan of Merger]

IN WITNESS WHEREOF, Acquirer, the Acquired Companies and the Seller have caused this Purchase Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

ACQUIRED COMPANIES:

ENVISIONTEC, INC.

By:	/s/ Ali El-Siblani
Name:	Ali El-Siblani
Title:	Chief Executive Officer

GULF FILTRATION SYSTEMS, INC.

By:	/s/ Ali El-Siblani
Name:	Ali El-Siblani
Title:	Chief Executive Officer

3DBOTICS, INC.

By:	/s/ Ali El-Siblani
Name:	Ali El-Silani
Title:	Chief Executive Officer

[Signature Page to Purchase Agreement and Plan of Merger]

Exhibit A
Definitions

As used in this Agreement, the following terms shall have the meanings indicated below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the tenth decimal place.

“2020 Tax Acts” shall mean The Families First Coronavirus Response Act (Pub. L. 116-127), the CARES Act and any executive order deferring the withholding of payment of any payroll Taxes in connection with the 2019 novel coronavirus (COVID-19) and includes any Treasury Regulations, notice or other official guidance promulgated under either of the foregoing.

“Acquired Companies Data” means all data collected, generated, or received in connection with the services rendered by the Acquired Companies and the marketing, delivery, or use of any Acquired Companies Product.

“Acquired Companies Debt” means, without duplication: (i) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Acquired Companies and their Subsidiaries, whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise, (ii) all deferred indebtedness of the Acquired Companies and their Subsidiaries for the payment of purchase price for property or assets purchased (other than accounts payable incurred in the ordinary course of business), (iii) all obligations of the Acquired Companies and their Subsidiaries to pay rent or other payment amounts under a lease which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP, (iv) all outstanding reimbursement obligations of the Acquired Companies and their Subsidiaries with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Acquired Companies, (v) all obligations of the Acquired Companies and their Subsidiaries under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (vi) all obligations secured by any Encumbrance (other than Permitted Encumbrances) existing on property owned by the Acquired Companies and their Subsidiaries, whether or not indebtedness secured thereby will have been assumed, (vii) Deferred Payroll Taxes, and (viii) all guaranties, endorsements, assumptions and other contingent obligations of the Acquired Companies and their Subsidiaries in respect of, or to purchase or to otherwise acquire, any of the obligations and other matters of the kind described in any of the clauses (i) through (viii) appertaining to third parties.

“Acquired Companies Employee” means any current or former employee of the Acquired Companies or any of their Subsidiaries.

“Acquired Companies Financial Advisor” means BNP Paribas.

“Acquired Companies Intellectual Property” means any and all Acquired Companies-Owned Intellectual Property and any and all Third-Party Intellectual Property that is used or held for use by the Acquired Companies or any of their Subsidiaries.

“Acquired Companies Material Adverse Effect” means, (i) any material adverse effect on the business, operations, assets, liabilities, properties, financial condition or results of operations of the Acquired Companies and their Subsidiaries, taken as a whole, provided that no effect to the extent resulting from or arising out of any of the following, individually or in the aggregate, shall constitute or be taken into account in determining whether an Acquired Companies Material Adverse Effect has occurred: (A) changes in general economic conditions; (B) changes in the industry in which the Acquired Companies and their Subsidiaries operate; (C) changes in Applicable Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof); (D) changes in securities markets, credit markets, currency markets or other financial markets; (E) political conditions or changes in such conditions or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism); (F) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters weather conditions and other force majeure events, (G) epidemics, pandemics or disease outbreak (including the COVID-19 virus) or any response thereto or Law related thereto (which shall include for this purpose, any directive, pronouncement or guideline issued by a Governmental Entity or industry group, including providing for business closures, “shelter-in-place,” “stay-at-home,” curfews or other restrictions that relate to, or arise out of any of the foregoing); (H) any protests, riots or other public disturbances; (I) any failure, in and of itself, by any Acquired Company or any of its respective Subsidiaries to meet any internal or public projection, budget, forecast, estimate or prediction in respect of financial or operating metrics; (J) the announcement, execution or delivery of this Agreement or the pendency of the Transactions, and (K), change in the markets (including pricing terms) for the supply of raw materials and other components used by the Acquired Companies and their Subsidiaries in connection with the manufacture and servicing of the Acquired Company Products, except, in the case of each of the clauses (A) through (D), (E) and (K), to the extent such effects affect the Acquired Companies and their Subsidiaries disproportionately as compared to its competitors (in which case only the incremental disproportionate impact will be taken into account in determining whether there has been an Acquired Companies Material Adverse Effect) or (ii) any effect that would prevent or materially impair the Acquired Companies or the Seller from consummating the Transactions or performing any of its material obligations under this Agreement.

“Acquired Companies-Owned Intellectual Property” has the meaning set forth in Section 2.8.

“Acquired Companies-Owned Open Source Materials” means any and all Acquired Companies-Owned Intellectual Property that is not material to the Business and that the Acquired Companies or their Subsidiaries has made available to Third Parties as Open Source Materials.

“Acquired Companies Products” means all products or services designed, developed, produced, marketed, licensed, sold, distributed or performed by or on behalf of any of the Acquired Companies or any of their respective Subsidiaries and all products or services currently under development by the Acquired Companies and their Subsidiaries.

“Acquired Companies Registered Intellectual Property” has the meaning set forth in Section 2.8(b).

“Acquired Companies Source Code” means, collectively, any proprietary software source code or database specifications or designs, or any material proprietary information or algorithm contained in or relating to any such software source code or database specifications, or designs of any Acquired Companies-Owned Intellectual Property or Acquired Companies Products.

“Acquired Company Shares” means (i) the envisionTEC Germany Shares (but excluding, for the avoidance of doubt, the German Treasury Shares) and (ii) all of the issued and outstanding shares of capital stock in envisionTEC, Gulf and 3dbotics.

“Acquired US Company Shares” means all of the issued and outstanding shares of Gulf and 3dbotics.

“Acquirer Financial Advisor” means KPMG US LLP.

“Acquirer Material Adverse Effect” means any material adverse effect on the business, operations, assets, liabilities, properties, financial condition or results of operations of the Acquirer and its Subsidiaries, taken as a whole; provided that no effect to the extent resulting from or arising out of any of the following, individually or in the aggregate, shall constitute or be taken into account in determining whether an Acquirer Material Adverse Effect has occurred: (i) changes in general economic conditions; (ii) changes in the industry in which the Acquirer and its Subsidiaries operate; (iii) changes in Applicable Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof); (iv) changes in securities markets, credit markets, currency markets or other financial markets; (v) political conditions or changes in such conditions or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism); (vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters weather conditions and other force majeure events, (vii) epidemics, pandemics or disease outbreak (including the COVID-19 virus or any variation thereof) or any response thereto or Law relating thereto (which shall include for this purpose, any directive, pronouncement or guideline issued by a Governmental Entity or industry group, including providing for business closures, “shelter-in-place,” “stay-at-home,” curfews or other restrictions that relate to, or arise out of any of the foregoing) or any decrease in demand for goods and services resulting from any of the foregoing; (viii) any protests, riots or other public disturbances; (ix any failure, in and of itself, by Acquirer or any of its Subsidiaries to meet any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, expenses, profits, EBITDA or other financial or operating metrics; (x) the announcement, execution or delivery of this Agreement or the pendency of the Transactions; (xi) changes in the markets (including pricing terms) for the supply of raw materials and other components used by the Acquirer or its Subsidiaries in connection with the manufacture and servicing of their respective products; except, in the case of each of the clauses (i) through (iv), (v) and (xi), to the extent such effects affect the Acquirer and its Subsidiaries disproportionately as compared to its competitors (in which case only the incremental disproportionate impact will be taken into account in determining whether there has been an Acquirer Material Adverse Effect) or would prevent or materially impair the Acquirer from consummating the Transactions or performing any of its material obligations under this Agreement.

“Acquirer Stock” means shares of Acquirer’s common stock, par value $0.001 per share.

“Acquirer Stock Plans” means 2020 Incentive Award Plan.

“Acquisition Proposal” means, with respect to the Seller or the Acquired Companies, any agreement, offer, proposal or indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Acquirer or Acquirer), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or indication of interest, relating to, or involving: (i) any acquisition or purchase from the Acquired Companies, or the Seller, by any Person or Group of any Equity Interests of the Acquired Companies including the Acquired Company Shares or any tender offer or exchange offer that if completed would result in any Person or Group beneficially owning any Equity Interests of the Acquired Companies or any merger, consolidation, business combination or similar transaction involving the Acquired Companies or the Acquired Company Shares, (ii) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition, or disposition of any significant assets of the Acquired Companies or any business line of the Acquired Companies in any single transaction or series of related transactions, (iii) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Acquired Companies, or any extraordinary dividend, whether of cash or other property or (iv) any other transaction outside of the ordinary course of business consistent with past practice the completion of which would impede, interfere with, prevent or delay, or would reasonably be expected to impede, interfere with, prevent or delay, the completion of the Transactions.

“Adjustment Escrow Funds” means three million dollars ($3,000,000).

“ADSP” has the meaning set forth in Section 6.12(h)(ii).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, including any general partner, managing member, officer or director of such Person. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of the voting securities or by Contract or otherwise.

“Allocation” has the meaning set forth in Section 6.12(h)(ii).

“Anti-Corruption Law” means any Applicable Law relating to anti-bribery or anti-corruption (governmental or commercial), including the Foreign Corrupt Practices Act of 1977, German Criminal Code (Strafgesetzbuch) and the UK Bribery Act, as amended, and any other Applicable Law that prohibits the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Person, including any Government Official.

“Applicable Law” means, with respect to any Person, any federal, state, foreign, supranational, local, municipal or other law, statute, constitution, legislation, principle of common law, resolution, ordinance, code, edict, decree, rule, directive, guidance, license, permit, regulation, ruling, requirement or Order issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Orders applicable to such Person or such Person’s Affiliates or to any of their respective assets, properties or businesses.

“Books and Records” means any and all business records, financial books and records, minute books, stock record books, sales order files, purchase order files, engineering order files, warranty and repair files, supplier lists, customer lists, dealer, representative and distributor lists, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications, technical data, and production and quality control records and formulations, in each case relating exclusively to the operation of the Business by the Acquired Companies and their Subsidiaries; provided, however, that the term “Books and Records” shall not include any information or documents relating to Taxes (including any Tax Returns) of any shareholder of any of the Acquired Companies.

“Business” means the business of professional-grade 3D printing solutions.

“Business Day” means a day other than (i) a Saturday or Sunday and (ii) any day on which commercial banks are open for business in New York, New York, Detroit, Michigan or Boston, Massachusetts, or Frankfurt, Germany, are authorized or obligated to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act or any similar applicable federal, state or local Law (together with all regulations and guidance related thereto issued by a Governmental Entity).

“Cash Shortfall” means the amount if any by which Closing Working Capital is less than the Target Net Working Capital.

“Claim” means any demand, claim, suit, action, charge, lawsuit, litigation, hearing, administrative or legal proceeding (whether at law or in equity) or arbitration brought by or pending before any Governmental Entity.

“Closing Acquirer Stock Price” means the numerical average of the volume-weighted average trading price on the New York Stock Exchange as reported by Bloomberg Financial Markets for one (1) share of Acquirer Stock for the ten (10) full trading days ending two days prior to the Closing Date, as reasonably agreed by Acquirer and the Seller.

“Closing Cash” means all cash and cash equivalents held by the Acquired Companies and their Subsidiaries as of the Closing other than Trapped Cash.

“Closing Cash Consideration” means (i) one hundred fifty million dollars ($150,000,000) less (ii) the Cash Shortfall (if any).

“Closing Consideration” means the Closing Cash Consideration and the Closing Stock Consideration.

“Closing Merger Cash Consideration” means the Closing Merger Cash Consideration as set forth in the Spreadsheet; provided, that (i) the Closing Merger Cash Consideration plus (ii) the Closing Share Purchase Cash Consideration shall be equal to the Closing Cash Consideration.

“Closing Share Purchase Cash Consideration” means the Closing Share Purchase Cash Consideration as set forth in the Spreadsheet; provided, that (i) the Closing Merger Cash Consideration plus (ii) the Closing Share Purchase Cash Consideration shall be equal to the Closing Cash Consideration.

“Closing Stock Consideration” means a number of shares of Acquirer Stock (rounded down to the nearest whole share) equal to the quotient of (i) one hundred fifty million dollars ($150,000,000), divided by (ii) Collared Stock Price.

“Closing Working Capital” means (i) the current assets of the Acquired Companies (including, among other things, operating cash) and their Subsidiaries, minus (ii) the current liabilities of the Acquired Companies and their Subsidiaries (excluding any liabilities relating to or arising from any Specified Indemnified Taxes), in each case as of 12:01 a.m. Eastern Standard Time on the Closing Date and without taking into account the transactions contemplated by this Agreement, calculated in accordance with GAAP and supplemented in accordance with the Methodologies set forth in Exhibit F.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collared Stock Price” means (a) if the Closing Acquirer Stock Price is equal to or less than 110% of the Signing Acquirer Stock Price and equal to or greater than 90% of the Signing Acquirer Stock Price, the Collared Stock Price shall mean the Signing Acquirer Stock Price; and (b) if the Closing Acquirer Stock Price is greater than 110% of the Signing Acquirer Stock Price or less than 90% of the Signing Acquirer Stock Price, the Collared Stock Price shall mean the Closing Acquirer Stock Price.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, subleases, licenses, mortgages, notes, guarantees, sub-licenses, sub-contracts, letters of intent and purchase orders), including all amendments, supplements, exhibits and schedules thereto.

“Deferred Payroll Taxes” means any Taxes payable by an Acquired Company that (x) relates to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing and (y) that is payable following the Closing as permitted by Section 2302(a) of the CARES Act, calculated after giving effect to any tax credits afforded under the CARES Act and the Families First Coronavirus Response Act to reduce the amount of any Taxes payable or owed, to the extent such tax credits are accrued prior to the Closing.

“EEA” means the European Economic Area, as constituted from time to time, and shall be deemed to include Switzerland.

“Encumbrance” means, with respect to any asset, mortgage, easement, encroachment, equitable interest, right of way, deed of trust, lien (statutory or other), pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, community property interest, adverse claim of title, ownership or right to use, right of first refusal, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset); provided, however, that, (A) restrictions on transfer of Equity Interests under Applicable Laws shall not constitute an “Encumbrance” and (B) any of the foregoing that will be released as of the Closing shall not constitute an “Encumbrance.”

“Environmental, Health and Safety Requirements” means all Applicable Law concerning or relating to worker/occupational health and safety, or pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labelling, testing, processing, discharge, release, threatened release, control or other action or failure to act involving clean-up of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, per- and polyfluoroalkyl substances, polychlorinated biphenyls, noise or radiation, each as amended and as now in effect.

“envisionTEC Germany” means Envisiontec GmbH, a limited liability company organized under the laws of Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Gelsenkirchen under HRB 7173.

“envisionTEC Germany Shares” means all of the issued and outstanding shares of envisionTEC Germany, including the shares with serial numbers (laufende Nummern) – according to the shareholders’ list dated October 29, 2020 – no. 1 (nominal value of EUR 19,750), no. 2 (nominal value of EUR 2,250) and no. 5 (nominal value of EUR 250).

“ERISA Affiliate” means any Person or trade or business (whether or not incorporated) that is treated as a single employer with the Acquired Companies or any of their Subsidiaries within the meaning of Section 414 of the Code (whether or not such trade Person or business is incorporated or located in the U.S.).

“Event” means, and shall include (without limitation) the expiry of a period of time, (i) the Acquired Companies or any of their Subsidiaries becoming or ceasing to be associated with any other Person for any Tax purpose or ceasing to be or becoming resident in any country for any Tax purpose, (ii) the death, winding up or dissolution of any Person, (iii) the earning, receipt or accrual for any Tax purpose of any income, profit or gains, (iv) the incurring of any loss or expenditure, (v) any transaction (including the execution and completion of this Agreement) and (vi) any state of affairs, arrangement, transaction, event, act or omission whatsoever, and any reference to an Event occurring on or before a particular date shall include Events that, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date.

“Equity Interests” means, with respect to any Person, any share capital of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, restricted share unit, phantom equity, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right or entitlement to acquire any such capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fraud” or “fraud” means (a) with respect to Seller or an Acquired Company, an actual and intentional misrepresentation by such Party of a material existing fact in the making of any representation or warranty in Article II or Article III, with actual knowledge of Seller or such Acquired Company that the representation or warranty was materially false when made and upon which the Acquirer relied for purposes of deciding to enter into this Agreement, and (b) with respect to Acquirer, an actual and intentional misrepresentation by Acquirer of a material existing fact in the making of any representation or warranty in Article IV, with actual knowledge of the Acquirer that the representation or warranty was materially false when made upon which the Seller or any Acquired Company relied for purposes of deciding whether to enter into this Agreement.

“Fundamental Representations” means the Seller’s representations and warranties set forth in Section 2.1 (Organization, Standing, Power and Subsidiaries), Section 2.2(a)-(c) (Capital Structure) (except for clause (ii) of Section 2.2(a)), Section 2.3(a) (Authority) and any representations and warranties in any certificate delivered to Acquirer pursuant to this Agreement that are within the scope of those covered by the foregoing Sections.

“GAAP” shall mean with respect to the envisionTEC, Gulf and 3dbotics, generally accepted accounting principles, and with respect to envisionTEC Germany, German generally accepted accounting principles in accordance with the German Commercial Code (HGB).

“Generally Available Software” means generally, commercially available off-the-shelf software that (i) has not been modified or customized for the Acquired Companies or any of their Subsidiaries, (ii) is licensed for an annual fee under $200,000 and (iii) does not relate to the use of Open Source Materials.

“German Minority Interest” means the share in envisionTec Germany with serial number (laufende Nummer) – according to the shareholders’ list dated October 29, 2020 – No 5 with a nominal amount of EUR 250.

“German Minority Interest Repurchase” means the repurchase (Kauf und dinglicher Erwerb) by envisionTEC Germany of the German Minority Interest.

“German Treasury Shares” means (a) the shares in envisionTEC Germany with serial numbers (laufende Nummern) – according to the shareholders’ list dated October 29, 2020 – Nos. 3 and 4 with nominal amounts of EUR 250 and EUR 2,500, respectively, held by envisionTEC Germany, amounting to 11% of the total share capital of envisionTEC Germany, and (b) the shares in envisionTEC Germany purchased pursuant to the German Minority Interest Repurchase.

“Gladbeck Leases” means the two separate lease agreements by which envisionTEC Germany leases the premises of its registered office at Bruesseler Strasse 51, 45968 Gladbeck, Germany, from (i) Sitraco (UK) Limited, a UK limited liability company with its seat at Fenton Industrial Estate, Staffordshire, UK and (ii) JES Besitzgesellschaft mbH with its seat at Gladbeck, Germany, respectively.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, legislature, administrative agency, regulator, commission or other Government Official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any executive, legislative, judicial, regulatory, Tax Authority or other functions of, or pertaining to, government authority (including any governmental or political division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal), in each case with competent authority.

“Government Official” means (i) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party, political party official or candidate for political office, (iii) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Entity or (iv) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a public international organization.

“Group” has the meaning ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“ICT Infrastructure” means the information and communications technology infrastructure and systems (including software, hardware, firmware, networks and the Acquired Companies’ and their Subsidiaries’ websites) that are or have been used in the Business.

“Intellectual Property” means (i) Intellectual Property Rights and (ii) Proprietary Information and Technology.

“Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information and know-how, industrial designs and any registrations and applications therefor, trade names, product names, business names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, social media accounts and handles, Internet and World Wide Web URLs or addresses, Software, copyrights, copyright registrations and applications therefor and all other rights corresponding thereto, database rights, mask works, mask work registrations and applications therefor and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors (and the benefit of contractual waivers thereof), however denominated, and any similar or equivalent rights to any of the foregoing, and all benefits, privileges, causes of action and remedies relating to any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means the employees of the Acquired Companies identified on Schedule KE of the Seller Disclosure Schedule.

“Knowledge” means (i) with respect to the Seller, the actual knowledge of the Seller Knowledge Party, in each case, after reasonable inquiry by the Seller Knowledge Party or of those other employees of the Acquired Companies who are direct reports of the Seller Knowledge Party and who would reasonably be expected to have actual knowledge of the relevant matter based on their duties and responsibilities to the Acquired Companies and (ii) with respect to the Acquirer, the actual knowledge of each executive officer of Acquirer set forth in Annex A-1 of this Agreement, in each case after reasonable inquiry by such executive officer of those other employees of Acquirer who are direct reports of such executive officer and who would reasonably be expected to have actual knowledge of the relevant matter based on their duties and responsibilities to Acquirer.

“Legal Proceeding” means any private or governmental action, claim, counterclaim, proceeding, suit, hearing, litigation, audit or investigation, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.

“Liabilities” (and, with correlative meaning, “Liability”) means all debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, asserted or unasserted, known or unknown, whenever or however arising, including those arising under Applicable Law or any Legal Proceeding or Order of a Governmental Entity and those arising under any Contract, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.

“NYSE” means the New York Stock Exchange.

“Offer Letter” means an employment offer letter or employment agreement, together with a confidential information and invention assignment agreement, in a form prescribed by Acquirer.

“Open Source Materials” means software or other material that contains or is derived in any manner (in whole or in part) from any software, code or libraries that are distributed as “free software,” “open source software” or under similar licensing or distribution terms similar to open source, including but not limited to any software licensed under or subject to terms that require source code to be provided or made available to subsequent licensees or sublicenses (regardless of whether the license restricts source code from being distributed in modified form) or which may impose any other obligation or restriction with respect to a Person’s Intellectual Property, including, without limitation, any software licensed under or subject to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero GPL, Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License.

“Order” means any judgment, order, writ, decree, stipulation, determination, decision, award, rule, injunction, temporary restraining order or other order.

“Ordinary Course of Business” means, with respect to the Acquired Companies and their Subsidiaries, the ordinary course of business and consistent with recurring past practice.

“Organizational Documents” means with respect to any Person (other than an individual), (i) the certificate or articles of incorporation, formation or organization, and other similar documents entered into or adopted at any time or filed in connection with the creation, formation or organization of such Person and (ii) all by-laws, limited liability company agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented, in force as of the Agreement Date.

“Pass-Through Tax Return” means any U.S. federal, state or local income Tax Return filed by, or with respect to, the Acquired Companies to the extent that each Acquired Company is treated as an “S corporation” within the meaning of Sections 1361 and 1362 of the Code for the purposes of such income Tax Return.

“Permitted Encumbrances” means: (i) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established in accordance with GAAP on the Acquired Companies Balance Sheet, (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law, (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, (v) zoning, entitlement, building and other land use regulations imposed by any Governmental Entity having jurisdiction over the Real Property which are not violated by the current use and operation of the Real Property, (vi) liens in favor of customs and revenue authorities arising as a matter of Applicable Law to secure payments of customs duties in connection with the importation of goods and (vii) non-exclusive licenses of Intellectual Property in the ordinary course of business consistent with past practice.

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, business organization or Governmental Entity.

“Personal Data” means any information relating to an identified or identifiable natural person including a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person or any other piece of information that allows the identification of a natural person or is otherwise considered “personally identifiable information,” “personal data” personal information, “personal health information” and “personal financial information” under applicable Privacy Laws.

“PPP Loan” means each of the loans made to envisionTEC and 3dbotics under the Paycheck Protection Program.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending at the close of business on (and including) the Closing Date.

“Privacy Commitments” means any and all applicable (i) Privacy Laws; (ii) privacy policies; (iii) contracts with third parties governing privacy and data issues into which any Acquired Company or its Subsidiaries has entered or by which it is otherwise bound; (iv); rules of any applicable self-regulatory organizations in which any Acquired Company or its Subsidiaries is or has been a member or that an Acquired Company or its Subsidiaries has been contractually obligated to comply with; and (v) any applicable published industry best practice or other standard in which an Acquired Company or its Subsidiaries operates (including, if applicable, the Payment Card Industry Data Security Standards and the Digital Advertising Alliance’s Self-Regulatory Principles for Online Behavioral Advertising and Multi-Site Data Collection) that pertains to privacy or restrictions or obligations related to the Processing of Personal Data or direct marketing to consumers or consumer protection.

“Privacy Laws” means each Applicable Law applicable to Personal Data and/or direct marketing and advertising, profiling and tracking, email, messaging and/or telemarketing, including, as applicable, but not limited to, the General Data Protection Regulation (EU) 2016/679, the e-Privacy Directive 2002/58/EC, Title 1.81.5 - California Consumer Privacy Act of 2018, Cal. Civ. Code §§ 1798.100-1798.199 (CCPA), the Telephone Consumer Protection Act of 1991, as amended, the Do-Not-Call Implementation Act of 2003, as amended, Section 5 of the Federal Trade Commission Act of 1914, as amended (as the same has been interpreted to apply to privacy, data protection, breach disclosure or data transfer issues), national implementation laws of the member states of the European Union such as the Federal Data Protection Act (Bundesdatenschutzgesetz) and national implementation laws of the member states of the European Union such as the Telemedia Act (Telemediengesetz), the Act Against Unfair Competition (Gesetz gegen den unlauteren Wettbewerb) and, to the extent applicable, the Payment Card Industry Data Security Standards.

“Process,” “Processed” or “Processing” means, with respect to data, any operation or set of operations such as collection, recording, organization, structuring, storage, adaptation, enhancement, enrichment or alteration, retrieval, consultation, analysis, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Proprietary Information and Technology” means any and all of the following: works of authorship, Software, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, Verilog files, RTL, GDSII files, netlists, layout designs, topographies, cores, blocks, libraries, circuit designs, whether embodied in software or otherwise, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, mask works, mask sets, wafers, Software, data, data structures, databases, data compilations and collections, subroutines, tools, materials, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, drawings, reports, analyses, documentation, user manuals and other writings, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing, in any form whether or not specifically listed herein, or any Intellectual Property Rights in any form and embodied in any media.

“R&W Insurance Policy Expenses” all documented premiums, underwriting and brokerage fees, or surplus line taxes payable in connection with the issuance of the R&W Insurance Policy.

“Regulatory Laws” means any antitrust, competition, trade regulation or foreign investment Applicable Law, including Applicable Laws that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act or (ii) restrict or regulate foreign investment.

“Representatives” means, with respect to a Person, such Person’s officers, directors, Affiliates, shareholders or employees, or any investment banker, attorney, accountant, auditor or other advisor or representative retained by any of them.

“Retention Escrow Amount” means one million five hundred thousand dollars ($1,500,000), less the Seller R&W Insurance Expense Withholding Amount.

“SEC” means the United States Securities Exchange Commission.

“Section 338 Allocation Forms” has the meaning set forth in Section 6.12(h)(ii).

“Section 338 Election” has the meaning set forth in Section 6.12(h)(i).

“Section 338 Election Forms” has the meaning set forth in Section 6.12(f)(i).

“Seller Knowledge Party” means Ali El-Siblani.

“Seller Related Party” means Seller and any of its heirs or legal representatives and any current, former or future equityholder, director, officer, incorporator, employee, controlling person, general or limited partner, member or other Affiliate or Representative of any of the Acquired Companies or any of their respective Subsidiaries and any successors, predecessors or assigns of any of the foregoing.

“Seller Retention Amount Limit” means one million five hundred thousand dollars ($1,500,000) minus the Seller R&W Insurance Expense Withholding Amount.

“Seller Transaction Expenses” means all third-party fees, costs, expenses, payments and expenditures incurred by or on behalf of Seller or any of the Acquired Companies in connection with the Share Purchase, the Mergers, this Agreement and the Transactions (including (i) any fees, costs, expenses, payments and expenditures of legal counsel and accountants to Seller or the Acquired Companies, (ii) fees, costs, expenses, payments and expenditures payable to brokers, finders, financial advisors, investment bankers or similar Persons representing Seller or the Acquired Companies, (iii) all bonuses, retention, change of control, severance obligations or any other compensatory amounts payable by the Acquired Companies or any of their Subsidiaries to any of their respective current or former directors, employees and/or consultants contingent upon consummation of the Transactions and that are unpaid as of the Closing (other than severance benefits that arise as a result of a termination of employment by Acquirer or any of its Subsidiaries after the Closing), (iv) the employer portion of any payroll taxes, national insurance, social security (or similar) contributions or levies with respect the payments set forth in the foregoing clause (iii), and (v) an amount equal to fifty percent (50%) of the R&W Insurance Policy Expenses; provided, however, that in no amount shall the term “Seller Transaction Expenses” include any amount of R&W Insurance Policy Expenses in excess of one million five hundred thousand dollars ($1,500,000).

“Signing Acquirer Stock Price” means $18.58.

“Software” means all (a) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (b) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections; (c) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (d) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (e) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Specified Indemnified Taxes” means sales and use Taxes to the extent arising out of or resulting from the failure to collect, obtain and/or maintain exemption and/or resale certificates.

“Specified Matters Indemnity Escrow Amount” means four million dollars ($4,000,000).

“Spreadsheet” means a spreadsheet prepared and delivered by Seller to Acquirer containing the following information as of immediately prior to the Closing:

(i)            the number of Acquired Company Shares held by the Seller in each Acquired Company and the respective share certificate numbers relating to such Acquired Company Shares (if any);

(ii)            Seller’s good faith calculation of (a) Closing Cash Consideration, and (b) Closing Stock Consideration;

(iii)            the Closing Share Purchase Cash Consideration and Closing Merger Cash Consideration, in each case, and the components therein (in such amounts as required so that the Closing Consideration allocated to each of the Share Purchase and the Mergers reflects a ratio mutually agreed on by the parties prior to the Closing); and

(iv)            a funds flow memorandum setting forth applicable wire transfer instructions for payment of the Closing Cash Consideration, Closing Merger Cash Consideration and Seller Transaction Expenses.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other Person of which such Person, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or purports to own, beneficially or of record securities or other interests representing more than 50% of the allotted and issued equity, voting power, or financial interests of such Person or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such other Person’s board of directors or other governing body.

“Target Net Working Capital” means $10,065,749 .

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any United States federal, state, or local or any non-U.S. income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, share capital, profits, license, registration, withholding, payroll, social security (or equivalent), employer’s and employee’s national insurance contributions, employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee, branch profits, escheat, capital stock, or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Return” means any return, declaration, statement, report, claim for refund, or form of any kind related to Taxes (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports), including any amendment thereof, filed or required to be filed with respect to Taxes.

“Third Party” means any Person other than (a) any of the Acquired Companies or any of their respective Subsidiaries, (b) the Seller, (c) the Acquirer and (d) any Affiliates or Representatives of any of the foregoing.

“Third-Party Intellectual Property” means any and all Intellectual Property owned or purported to be owned by a Third Party.

“Trapped Cash” means any cash or cash equivalent of the Acquired Companies or any of their Subsidiaries to the extent not immediately available because it is subject to a restriction, limitation or Tax on its use or distribution pursuant to Applicable Law, by Contract or otherwise, including a restriction on dividends or repatriation.

“Transaction Documents” means this Agreement, the Joinder to the Registration Rights Agreement, the Employment Agreement and the Escrow Agreement.

“Treasury Regulations” means the United States Treasury Department’s tax regulations issued under the Code.

“VAT” means (i) any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and (ii) any other Tax of a similar nature, whether imposed in a member state of the European Union or elsewhere and whether imposed in substitution for, or levied in addition to, any Tax referred to in clause (i) of this definition.

Other capitalized terms used herein and not defined in this Exhibit A shall have the meanings assigned to such terms in the following Sections:

“3dbotics”	Preamble
“Acquired Companies”	Preamble
“Acquired Companies Authorizations”	2.6(b)
“Acquired Companies Balance Sheet”	2.4(c)
“Acquired Companies Balance Sheet Date”	2.4(c)
“Acquired Companies Employee Plans”	2.12(d)
“Acquired Companies Group Entities”	2.1(b)
“Acquired Companies Registered Intellectual Property”	2.8(b)
“Acquired Company”	Preamble
“Acquired Company Indemnified Parties”	6.14(b)
“Acquirer Related Party”	1.10(b)(v)(4)
“Acquired Share Purchase Companies”	Recitals
“Acquirer Adjustment Amount”	1.10(b)(v)(2)
“Acquirer Indemnified Person”	9.2(a)
“Acquirer Pre-Closing Covenant”	10.1
“Acquirer Released Parties”	10.11(c)
“Acquirer Released Party”	10.11(c)
“Acquirer Releasing Party”	10.11(c)
“Adjustment Escrow Fund”	9.1(a)
“ADSP”	6.13(h)(ii)
“Aged Receivable”	1.10(b)(i)
“Agreement”	Preamble
“Agreement Date”	Preamble
“Allocation”	6.13(h)(ii)
“Author”	2.8(d)
“Board”	2.3(a)
“Burdensome Condition”	6.5(e)
“Claim”	10.11(a)
“Claim Certificate”	9.5(a)

“Claims Period”	9.4
“Closing”	1.4
“Closing Balance Sheet”	1.10(b)(i)
“Closing Date”	1.4
“Closing Statement”	1.10(b)(i)
“COBRA”	2.12(h)
“Collective Financial Statements”	2.4(a)
“Common Shares”	4.3(b)
“Confidentiality Agreement”	6.4(a)
“Continuing Employee”	6.10(a)
“Damages”	9.2(a)
“Designee Bank Accounts”	1.9(a)(i)
“Disputed Amounts”	1.10(b)(ii)
“Employee List”	2.12(a)
“Employment Agreement”	Recitals
“Employment Matters”	2.12(i)
“Enforceability Exceptions”	2.3(a)
“envisionTEC”	Preamble
“envisionTEC Germany”	Preamble
“Escrow Agent”	9.1(a)
“Escrow Agreement”	7.2(d)(ii)
“Estimated Closing Consideration”	1.10(a)
“Export Approvals”	2.19(b)
“Export Control Laws”	2.19(a)
“Final Closing Consideration”	1.10(b)(v)
“Financial Statements”	2.4(a)
“First Merger”	Recitals
“German Financial Statements”	2.4(a)
“German Transfer Deed”	1.9(a)(iii)
“Government Contract”	2.16(a)(xviii)

A-17

“Gulf”	Preamble
“Gross Up Notice”	6.13(h)(iii)
“Indemnified Person”	9.2(b)
“Indemnity Escrow Fund”	9.1(a)
“Indemnity Escrow Release Date”
“Intended Tax Treatment”	Recitals
“Interested Parties”	2.13
“Interim Period”	5.1
“Joinder Agreement”	Recitals
“Joint Communications”	6.4(b)
“Lease”	2.7(a)
“Leased Real Property”	2.7(a)
“Malicious Code”	2.8(l)
“Material Contracts”	2.16(a)
“Measurement Date”	4.3(b)
“Merger Sub I”	Preamble
“Merger Sub II”	Preamble“
“Mergers”	Recitals
“Non-Subrogation Provisions”	6.16(a)
“OFAC”	2.19(a)
“Payor”	1.3
“Post-Closing Adjustment”	1.10(b)(i)
“Post-Closing Covenant”	10.1
“Preferred Shares”	4.3(b)
“Proceeding”	10.12(b)
“Public Grants”	2.9(a)
“R&D Sponsor”	2.8(c)
“R&W Insurance Policy”	1.1(a)

“Regulatory Approvals”	2.3(c)
“Regulatory Filing”	2.3(c)
“Regulatory Remedies”	6.5(e)
“Required Acquirer Required Regulatory Filings”
“Required Acquirer Regulatory Filings”	4.2(b)
“Required Carve-out Audited Financial Statements”	6.17(a)
“Required Financial Statements”	6.17(a)
“Required Pro Forma Financial Statements”	6.17(a)
“Required Regulatory Approvals”	4.2(b)
“Required Regulatory Filings”	4.2(b)
“Required Seller Regulatory Filings”	2.3(c)
“Required Seller Regulatory Approvals”	2.3(c)
“Resolution Period”	1.10(b)(ii)
“Retention Amount Losses”	6.16(b)
“Retention Escrow Fund”	9.1(a)
“Retention Escrow Release Date”	9.1(c)
“Review Period”	1.10(b)(ii)
“Sanctioned Countries”	2.19(c)
“Sanctioned Persons”	2.19(c)
“Sanctions”	2.19(a)
“SEC Reports”	4.6(a)
“Second Merger”	Recitals
“Section 338 Allocation Forms”	6.13(h)(ii)
“Section 338 Election”	6.13(h)(i)
“Section 338 Election Forms”	6.13(h)(i)
“Section 338 Gross Up”	6.13(h)(iii)
“Seller”	Preamble
“Seller Bank Accounts”	1.9(a)(i)
“Seller Disclosure Schedule”	Article II
“Seller Indemnified Person”	9.2(b)
“Seller Prepared Tax Returns”	6.13(c)
“Seller R&W Insurance Expense Withholding Amount”	6.16(a)
“Seller Released Parties”	10.11(a)
“Seller Released Party”	10.11(a)
“Seller Releasing Party”	10.11(a)
“Share Purchase”	Recitals
“Sidley”	10.15
“Significant Customer”	2.21

A-18

“Significant Supplier”	2.22
“Specified Matters Indemnity Escrow Fund”	9.1(a)
“Specified Matters Indemnity Escrow Release Date”	9.1(d)
“Statement of Objections”	1.10(b)(ii)
“Straddle Period Tax Return”	6.13(e)
“Surviving Company”	1.2
“Tax Matter”	6.13(g)(i)
“Termination Date”	8.1(b)
“Third-Party Claim”	9.7
“Third-Party Consent”	2.3(c)
“Third Party Notice”	2.3(c)
“Trade Secrets”	2.8(e)
“Transactions”	1.4
“Transfer Taxes”	1.11(a)
“Valuation Firm”	1.10(b)(ii)
“Willful Breach”	8.2

A-19

Exhibit B
Form of Employment Agreement

See attached.

[Intentionally Omitted]

B-1

Exhibit C
Form of Joinder to Registration Rights Agreement

See attached.

[Intentionally Omitted]

C-1

Exhibit D
Form of Escrow Agreement

See attached.

[Intentionally Omitted]

E-1

Exhibit E
German Transfer Deed

See attached.

[Intentionally Omitted]

E-1

Exhibit F
Methodologies

See attached.

[Intentionally Omitted]

F-1

Exhibit G
Employees to Sign of Assignment of Inventions Agreements

[Intentionally Omitted]

G-1

Annex A-1

Acquirer Knowledge Parties

A-1